Form 10KSB, Exhibit 13
period 2004-12-31
GRANDSOUTH BANCORPORATION
filed 2005-03-31
CIK 1126961

EXHIBIT 13


















                            GRANDSOUTH BANCORPORATION

                            Portions of Registrant's
                              2004 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2004 Form 10-KSB

Management's Discussion and Analysis or Plan of Operation

General

         This discussion is intended to assist in understanding the financial condition and results of operations of the Company, and should be read in conjunction with the Company's consolidated financial statements and related notes contained elsewhere herein. Because the Bank is responsible for all of the Company's operations, the discussion will refer to the results of operations of the Bank.

Forward-Looking Statements

          This report contains "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "project, " "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

          These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a new company with no operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

     o    our growth and our ability to maintain growth;

     o governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     o the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;

     o the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;

     o failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans; and

     o loss of consumer confidence and economic disruptions resulting from terrorist activities.

          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this report might not occur.


Critical Accounting Policies

          The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company's financial statements. The significant accounting policies of the Company are described in the footnotes to the consolidated financial statements.

         Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. Management considers these accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

         The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the "Provision for Loan Losses" and "Allowance for Loan Losses" sections below for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

Financial Condition

         At December 31, 2004 the Company had total assets of $207.9 million composed primarily of net loans of $174.1 million, investment securities, other investments, and Federal Funds sold of $20.7 million and cash and due from banks of $2.5 million. At December 31, 2003 the company had total assets of $172.4 million composed primarily of net loans of $148.1 million, investment securities, other investments, and Federal Funds sold of $16.0 million and cash and due from balances of $2.0 million. The increase in net loans of $26.0 million is the result of hiring new loan officers and strong loan demand during 2004. The increase of $4.7 million in investment securities, other investments, and Federal Funds sold is the result of the Company's management of the liquidity needs of the institution. Liabilities were $197.1 million at December 31, 2004, composed primarily of deposits of $176.1 million, Federal Home Loan Bank advances of $13.5 million, subordinated debentures of $3.5 million, and other borrowings of $2.5 million. Liabilities were $162.8 million at December 31, 2003, composed primarily of deposits of $145.6 million, Federal Home Loan Bank advances of $11.6 million, subordinated debentures of $3.5 million. The increase of $30.5 million in deposits is the result of new certificates of deposits accounts and money market accounts opened during the period. The increase of $2.5 million in other borrowings is the result of one new borrowing agreement executed during the first quarter of 2004. Shareholders' equity was $10.8 million at December 31, 2004 compared to $9.6 million at December 31, 2003. The increase of $1.2 million is primarily the result of $1.3 million in earnings generated by the company.

         The Company's loan portfolio at December 31, 2004 consisted primarily of $33.6 million of commercial loans, $97.0 million of real estate mortgage loans, $39.2 million of real estate construction loans and $6.7 million of consumer loans. The allowance for loan losses totaled $2.3 million at December 31, 2004. Management believes that the allowance for loan losses is adequate to absorb losses inherent in the loan portfolio as of December 31, 2004.

Earnings Performance

         The Company had net income from operations for the year ended December 31, 2004 of $1,318,960, or $0.55 basic and $0.43 diluted earnings per share, compared to $650,112 or $0.27 basic earnings per share and $0.22 diluted earnings per share for the year ended December 31, 2003. Earnings per share have been adjusted for a 10% stock dividend declared on February 28, 2005. Diluted earnings per share reflect the effect of the exercise of stock options as well as an assumed conversion of subordinated debentures. The Bank had net interest income (the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities, excluding the provision for loan losses) of $6,674,073 in 2004 compared to $5,354,528 in 2003. The Bank also had other operating income (principally service charges, fees and commissions, and gains on sales of investment securities) of $400,677 in 2004 and $510,726 in 2003. The Bank provided $1,000,000 and $1,339,000 to its allowance for loan losses in 2004 and 2003 respectively, and had other operating expenses (principally salaries and benefits, occupancy and equipment expenses and data processing expenses) of $3,986,401 in 2004 and $3,493,673 in 2003.

Net Interest Income

         Net interest income is the amount of interest earned on interest-earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expenses incurred on interest-bearing liabilities (interest-bearing deposits and borrowed money), and is the principal source of the Bank's earnings. Net interest income is affected by the level of interest rates, volume and mix of interest-earning assets and interest-bearing liabilities and the relative funding of these assets.

         During the year ended December 31, 2004,  net interest  income was $6.7 million. For the year ended December 31, 2003, net interest income was $5.4 million. This increase was primarily attributable to an increase in volume of average interest-earning assets, which increased to $185.2 million in 2004 from $151.0 million in 2003. The average yield on interest-earning assets decreased to 5.68% in 2004 from 5.70% in 2003, while the average cost of interest-bearing liabilities decreased to 2.23% in 2004 from 2.35% in 2003. The net yield on average interest-earning assets increased to 3.60% in 2004 from 3.55% in 2003, inreasing the benefit of the increased volume of interest-earning assets.

The table "Average Balances, Yields and Rates," provides a detailed analysis of the effective yields and rates on the categories of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2004, 2003 and 2002.

                                                                          Average Balances, Yields and Rates
                                                                                (Dollars in Thousands)
                                             Year ended December 31, 2004  Year ended December 31, 2003 Year ended December 31, 2002
                                             ----------------------------  ---------------------------- ----------------------------
                                                        Interest                      Interest                      Interest
                                              Average    Income/  Yields/   Average   Income/  Yields/    Average   Income/  Yields/
                                            Balances(1)  Expense   Rates  Balances(1) Expense   Rates   Balances(1) Expense   Rates
                                            -----------  -------   -----  ----------- -------   -----   ----------- -------   -----
Assets
Federal funds sold and
  interest-bearing deposits                      6,494       84   1.29%     $  4,291   $   55     1.28%  $  9,391    $  148    1.58%
Investment securities                           16,629      524   3.16        16,246      557     3.43     12,031       609    5.06
Loans (2)                                      162,044    9,901   6.11       130,448    7,992     6.13     99,820     7,540    7.55
                                              --------  -------   ----      --------   ------     ----   --------    ------    ----
  Total interest-earning assets                185,167   10,511   5.68       150,985    8,604     5.70    121,242     8,297    6.84
Cash and due from banks                          2,504                         2,149                        2,263
Allowance for loan losses                      (2,214)                       (1,642)                      (1,246)
Premises and equipment                           3,774                         3,958                        3,291
Other assets                                     5,445                         2,014                        2,700
                                              --------                      --------                     --------
  Total assets                                $194,676                      $157,464                     $128,250
                                              ========                      ========                     ========
Liabilities and shareholders' equity
          NOW accounts                           2,849        8   0.28         2,580        3     0.13      2,317        14    0.60
          Savings and money market              60,003    1,213   2.02        42,313      817     1.93     25,730       530    2.06
          Time deposits                         92,410    2,029   2.20        80,556    1,973     2.45     71,143     2,548    3.58
                                              --------  -------   ----      --------   ------     ----   --------    ------    ----
  Interest-bearing deposits                    155,262    3,250   2.09       125,449    2,793     2.23     99,160     3,092    3.12
  FHLB advances                                 11,498      425   3.70         9,588      382     3.98      8,500       371    4.36
  Other borrowings                               2,067       81   3.92
  Subordinated debentures                        3,500       79   2.25         3,500       74     2.11      3,500        96    2.75
                                              --------  -------   ----      --------   ------     ----   --------    ------    ----
    Total interest-bearing liabilities         172,327    3,835   2.23       138,537    3,249     2.35    111,160     3,559    3.20
Noninterest-bearing demand deposits              9,853                         8,361                        7,090
Other liabilities                                2,777                         1,121                        1,363
                                              --------                      --------                     --------
    Total liabilities                          184,957                       148,019                      119,613
Shareholders' equity                             9,719                         9,445                        8,637
                                              --------                      --------                     --------
  Total liabilities and
     shareholders' equity                     $194,676                      $157,464                     $128,250
                                              ========                      ========                     ========
Interest rate spread (3)                                          3.45                            3.35                         3.64
                                                                  ----                            ----                         ----
Net interest income and
  net yield on earning assets (4)                       $ 6,674   3.60                 $5,355     3.55               $4,738    3.91
                                                        =======   ----                 ======     ----               ======    ----

Interest free funds
  supporting earning assets (5)                $12,840                       $12,448                      $10,082
                                               =======                       =======                      =======

(1)  Average balances are computed on a daily basis.
(2) Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis. Income includes loan fees, which are immaterial to the calculation.
(3) Total interest-earnings assets yield less the total interest-bearing liabilities rate.
(4)  Net interest income divided by total interest earning assets.
(5)  Total interest-earnings assets less total interest-bearing liabilities.

Rate/Volume Analysis of Net Interest Income

            The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income, for the periods indicated, is shown below. The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period, as compared with the earlier period. The effect of changes in volume/rate has been determined by applying the amount of the change in average rates to the amount of the change in average volumes, and allocated to volume and rate based on their proportions to the absolute value of each.


                                                         Year ended December 31, 2004              Year Ended December 31, 2003
                                                               compared to 2003                          compared to 2002
                                                               ----------------                          ----------------
                                                          Increase (Decrease) Due to                Increase (Decrease) Due to
                                                          --------------------------                --------------------------
                                                     Volume          Rate          Change        Volume        Rate           Change
                                                     ------          ----          ------        ------        ----           ------
Interest earned on:
       Federal  funds  sold and
         interest-bearing deposits ........       $    28          $  1         $   29         $  (69)       $   (24)         $ (93)

       Investment securities ..............            12           (45)           (33)           177           (229)           (52)
       Gross Loans ........................         1,935           (26)         1,909          2,037         (1,585)           452
                                                  -------          ----         ------         ------        -------          -----

Total Interest Income .....................         1,975           (70)         1,905          2,145         (1,838)           307
Interest paid on:
       Deposits ...........................           620          (163)           457            706         (1,005)          (299)
       FHLB advances ......................            70           (27)            43             45            (34)            11
       Other borrowings ...................            81             -             81
       Subordinated debentures ............             -             5              5              -            (22)           (22)
                                                  -------          ----         ------         ------        -------          -----

Total Interest Expense ....................           771          (185)           586            751         (1,061)          (310)

Change in Net Interest Income .............        $1,204          $115         $1,319         $1,394        $  (777)         $ 617
                                                   ======          ====         ======         ======        =======          =====

         During 2005, management expects that short term interest rates will continue increase during the entire year. The Company does not expect these increases to have a significant impact on the company's earnings due to similar repricing intervals in the interest earning asset and liability portfolio. Therefore, any improvements in net interest income for 2005 are expected to be largely the result of increases in the volume and changes in the mix of interest-earning assets and interest-bearing liabilities. Management expects to continue to use aggressive marketing strategies to increase the Bank's market share for both deposits and quality loans within the Greenville, South Carolina area. These strategies involve offering attractive interest rates and continuing the Bank's commitment to providing outstanding customer service.

Interest Rate Sensitivity

         Interest rate sensitivity management is concerned with the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate- sensitive assets exceeded rate-sensitive liabilities, resulting in an asset-sensitive position at December 31, 200 of $4.5 million for a cumulative gap ratio of 2.3%.

         When interest-sensitive assets exceed interest-sensitive liabilities for a specific repricing period, a positive interest sensitive gap results. The gap is negative when interest-sensitive liabilities exceed interest-sensitive assets. For a bank with a positive gap, such as the Bank, rising interest rates would be expected to have a positive effect on net interest income and falling rates would be expected to have the opposite effect. However, gap analysis, such as the table below, does not take into account actions by a bank or its customers during periods of changing rates, which could significantly change the effects of rate changes than would otherwise be expected.

         The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Time deposits in other banks are reflected in the deposits' maturity dates. Repurchase agreements and other borrowed funds are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty day or shorter period. However, the Bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

                          Interest Sensitivity Analysis

                                                                                           December 31, 2004
                                                                                           -----------------
                                                                         Within         4-12       Over 1-5       Over 5
                                                                        3 Months       Months       Years         Years       Total
                                                                        --------       ------       -----         -----       -----
                                                                                        (Dollars in thousands)
Interest-earning assets
   Federal funds sold and interest-bearing deposits ...............       4,115                                                4,115
   Investments and FHLB stock, ....................................          75                      9,257        7,974       17,306
   Loans ..........................................................     136,263       11,316        28,666          213      176,458
                                                                        -------      -------       -------      -------      -------

        Total interest-earning assets .............................     140,453       11,316        37,923        8,187      197,879
Interest-bearing liabilities
   Interest-bearing deposits
      Interest-bearing transaction accounts .......................       2,914                                                2,914
      Savings and money market accounts ...........................      61,982                                               61,982
      Time deposits over $100M ....................................      12,147       19,756        18,320            -       50,223
      Other time deposits .........................................      15,621       23,821        12,768            -       52,210
                                                                        -------      -------       -------      -------      -------
        Total interest-bearing deposits ...........................      92,664       43,577        31,088            -      167,329

   Other borrowings ...............................................      11,000            -         6,500        2,000       19,500
                                                                        -------      -------       -------      -------      -------
        Total interest-bearing liabilities

Period interest-sensitive gap .....................................      36,789      (32,261)          335        6,187
Cumulative interest-sensitive gap .................................      36,789        4,528         4,863       11,050

Gap ratio as a percentage of earning assets .......................        18.6%       (16.3)%         0.2%         3.1%
Cumulative gap ratio as a percentage of earning assets ............        18.6%         2.3%          2.5%         5.6%

Provision for Loan Losses

         The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for loan losses inherent in the Bank's loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance for loan losses is based on management's judgment as to the amount required to maintain an allowance adequate to provide for estimated inherent losses in the loan portfolio. The Bank provided $1,000,000 and $1,339,000 to the allowance during the years ended December 31, 2004 and 2003, respectively. The decrease in the provision for loan losses for 2004 versus 2003 was the result of an improvement in the credit quality of the overall loan portfolio and a decrease in the growth of the loan portfolio. See "Allowance for Loan Losses" for further information about factors considered by management in setting the amount of the allowance.

Other Income

         In 2004, the Bank had other income of $400,677 compared to $510,726 in 2003. The decrease was primarily the result of gains of $89,575 on sales of investment securities classified as available-for-sale during 2003, as compared to no such sales in 2004.

Other Expenses

         Salaries and employee benefits totaled $2,162,838 and $1,894,529 for 2004 and 2003, respectively. The increase was primarily due to additional lending staff at the Greenville location. Occupancy and equipment and data processing expenses totaled $900,349 for the year ended December 31, 2004 compared to $867,300 for the year ended December 31, 2003. The increase of $ 33,049 was primarily due to one-time software conversion costs during the first half of 2004. In 2004, the Bank recorded write-downs of assets acquired in settlement of loans of $68,235, compared to $25,549 in 2003.

Income Taxes

         During the years ended December 31, 2004 and 2003, the Bank recorded income tax expense of $769,389 and $382,469, respectively. The Bank accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes.

Investment Portfolio

         As of December 31, 2004, the Bank's investment portfolio, excluding investments required for membership in the Federal Home Loan Bank ("FHLB"), comprised approximately 7.9% of total assets. The following table summarizes the carrying value amounts of securities held by the Bank at December 31, 2004 and at December 31, 2003. Available-for-sale securities are stated at estimated fair value. The Bank had no held-to-maturity securities at December 31, 2004.

Securities Portfolio Composition

                                      December 31, 2004               December 31, 2003              December 31, 2002
                                      -----------------               -----------------              -----------------
                                             Net                                 Net                                Net
                                         Unrealized                           Unrealized                        Unrealized
                                Book       Holding      Fair        Book        Holding      Fair       Book       Holding    Fair
                                Value    Gain/(Loss)    Value       Value     Gain/(Loss)    Value      Value    Gain/(Loss)  Value
                                -----    -----------    -----       -----     -----------    -----      -----    -----------  -----
                                                                   (Dollars in thousands)
Federal Agencies ..........    $ 7,496        $(34)     $7,462     $ 3,014        $(38)    $ 2,976     $ 5,992       $ 60    $ 6,052
Mortgage-backed
    securities ............      8,924         (35)      8,889      10,901         (48)     10,853      11,391        215     11,606
                               -------        ----     -------     -------        ----     -------     -------       ----    -------
                               $16,420        $(69)    $16,351     $13,915        $(86)    $13,829     $17,383       $275    $17,658
                               =======        ====     =======     =======        ====     =======     =======       ====    =======

         The Bank also holds stock in the FHLB. This stock was recorded at a cost of $954,500 at December 31, 2004 and $580,000 at December 31, 2003, and has no quoted market value. However, redemption of this stock has historically been at par value.

              The following table presents maturities and weighted average yields of debt securities available for sale at December 31, 2004. All of the securities are stated at estimated fair value.

Securities Portfolio Maturities and Yields

                                                           December 31, 2004
                                                           -----------------
                                                         Fair              Yield
                                                         Value             -----
                                                         -----
                                                         (Dollars in thousands)
Federal agencies

Due within one year ..........................                 -              -
Due from one to five years ...................           $ 7,462           2.90%
Due from five to ten years ...................                 -              -
Due after ten years ..........................                 -              -


Mortgage-backed securities

Due within one year ..........................                75           3.99%
Due from one to five years ...................                 -              -
Due from five to ten years ...................             8,513           3.55%
Due after ten years ..........................               301           5.21%
                                                         -------           ----

Total ........................................           $16,351           3.31%
                                                         =======           ====

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

         The amount of loans outstanding at December 31, 2004, 2003, 2002, 2001 and 2000 is shown in the following table according to type of loan:

                           Loan Portfolio Composition

                                                                                               December 31,
                                                                                               ------------
                                                                          2004        2003          2002        2001          2000
                                                                          ----        ----          ----        ----          ----
                                                                                            (Dollars in thousands)
Commercial ........................................................   $  33,644    $  30,500    $  45,122    $  36,800    $ 27,781
Real estate - Construction ........................................      39,170       15,814       13,627        6,846        5,853
Real estate - Mortgage ............................................      96,984       94,391       44,840       41,924       31,130
Consumer ..........................................................       6,660        9,691        7,350        7,119        5,911
                                                                      ---------    ---------    ---------    ---------    ---------
    Total loans ...................................................     176,458      150,396      110,939       92,690       70,675
Less allowance for loan losses ....................................      (2,293)      (2,345)      (1,395)      (1,175)        (958)
                                                                      ---------    ---------    ---------    ---------    ---------
                                                                      $ 174,165    $ 148,051    $ 109,544    $  91,514    $  69,717
                                                                      =========    =========    =========    =========    =========

         A certain degree of risk is inherent in the extension of credit Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

         Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to- worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, initial and continuing financial analysis of a borrower's financial information is required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and nonfarm, nonresidential real estate. Usually, loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised 55.0% of the Bank's loan portfolio at December 31, 2004 compared to 62.8% at December 31, 2003. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 85%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 85%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, at December 31, 2004, as well as the amount of fixed and variable rate loans outstanding.

                                                                                           December 31, 2004
                                                                                           -----------------
                                                                    One Year            One to          Five Years
                                                                     Or Less          Five Years          Or More            Total
                                                                     -------          ----------          -------            -----
                                                                                          (Dollars in thousands)

Commercial, financial and industrial ...................           $ 25,925           $  7,060           $    659           $ 33,644
Real estate - construction .............................             19,881             19,289                  -             39,170
Real estate - mortgage .................................             16,995             74,204              5,785             96,984
Consumer installment ...................................              1,688              4,817                155              6,660
                                                                   --------           --------           --------           --------
         Total loans ...................................           $ 64,489           $105,370           $  6,599           $176,458
                                                                   ========           ========           ========           ========

Fixed rate .............................................                                                                    $ 46,425

Variable rate ..........................................                                                                    $130,033

Nonperforming Loans; Other Problem Assets

         When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged-off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

         At December 31, 2004 and 2003, the Bank had $1,497,000 and  $1,230,953,
respectively, of nonaccrual loans. The increase was primarily attributable to one loan relationship placed on nonaccrual in fourth quarter of 2004. Gross interest income that would have been recorded with respect to nonaccrual loans in 2004 and 2003 under the original terms of the loans was $168,425 and $93,543, respectively. Accrued interest on nonaccrual loans totaled $40,420 and $10,294 at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003 loans of $ - and $388,760, respectively, were 90 days or more past due and still accruing interest. Management believes, at this time, that principal and interest on these loans will ultimately be collected. There were no restructured loans at December 31, 2004 and 2003.



Nonperforming Assets

         Nonperforming assets, percentages of net charge-offs, and the related percentage of allowance for loan losses are shown in the following table:

                                                                                       Year Ended December 31,
                                                                                       -----------------------
                                                                   2004           2003           2002            2001         2000
                                                                   ----           ----           ----            ----         ----
                                                                                     (Dollars in thousands)
Loans over 90 days past due .............................        $    -         $  393         $    -         $  628        $     -

Loans on non-accrual
   Real estate - mortgage ...............................         1,394          1,052            789            645          1,906
   Real estate - construction ...........................            10             16              -            300              -
   Commercial ...........................................             -             56              7            351            332
   Consumer .............................................            93            107             59             66             43
                                                                 ------         ------         ------         ------         ------
      Total non-accrual loans ...........................         1,497          1,231            855          1,362          2,281

Troubled debt restructurings ............................             -              -              -              -              -
                                                                 ------         ------         ------         ------         ------
      Total nonperforming loans .........................         1,497          1,624            855          1,990          2,281

Other nonperforming assets ..............................           881            411            243            574            805
                                                                 ------         ------         ------         ------         ------
      Total nonperforming assets ........................        $2,378         $2,035         $1,098         $2,564         $3,086
                                                                 ======         ======         ======         ======         ======

Percentage of total assets ..............................          1.14%          1.18%          0.78%          2.18%          3.49%

Percentage of nonperforming assets to
    total loans and other nonperforming assets ..........          1.34           1.35           0.99           2.76           4.32

Allowance for loan losses to total loans ................          1.30           1.56           1.26           1.27           1.36

Net charge-offs to average loans ........................          0.65           0.30           0.59            .64           1.63

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. At December 31, 2004, there were $4 million of loans determined by management to be potential problem loans.

Assets Acquired in Foreclosure

         At December 31, 2004 and 2003, the Bank had assets acquired in settlements of loans of approximately $881,098 and $411,000, respectively. For both years, those amounts represented 100% of real estate owned. One property was acquired, and six properties were sold in 2004. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.

Allowance for Loan Losses

         The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not that the loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance. The table, "Summary of Loan Loss Experience," summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

         In reviewing the adequacy of the allowance for loan losses at each year-end, management considers the historical loan losses experienced by the Bank, current economic conditions affecting the borrowers' ability to repay, the volume of loans, and the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging-off all known losses, management considers the allowance for loan losses adequate to cover its estimate of loan losses inherent in the loan portfolio as of December 31, 2004.

         In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk-grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of the Bank and may require adjustments to the allowance based upon information available to them at the time of the examination.

         During 2004, the Bank experienced net charge-offs of $1,052,275. Management believes that it has adequately provided for losses considering its assessment of collateral values and other factors affecting collectibility. In addition, Management believes that procedures to monitor extensions of credit, construction draws, and current financial condition of borrowers have improved during the last two years as compared to previous periods.

         The allowance is not allocated to different segments of the portfolio. The Bank charges losses from any segment of the portfolio to the allowance without any allocation.

                    Analysis of the Allowance for Loan Losses

                                                                                       Year Ended December 31,
                                                                                       -----------------------
                                                                2004            2003          2002            2001          2000
                                                                ----            ----          ----            ----          ----
                                                                                        (Dollars in thousands)
Total gross loans outstanding at end of period ..........     $ 176,458      $ 150,396      $ 110,939      $  92,485      $  70,675
Average amount of loans outstanding, gross ..............       162,044        130,448         99,820         78,318         66,292
                                                              ---------      ---------      ---------      ---------      ---------
Balance of allowance for loan losses -
    beginning ...........................................         2,345          1,395          1,176            958          1,173
                                                              ---------      ---------      ---------      ---------      ---------
Loans charged off:
    Real estate-construction ............................             -            (82)             -             (6)          (105)
    Real estate-mortgage ................................          (466)          (120)          (529)          (241)          (665)
    Consumer loans ......................................          (475)           (97)           (54)           (95)          (119)
    Commercial and other loans ..........................          (135)           (90)           (25)          (163)          (191)
                                                              ---------      ---------      ---------      ---------      ---------
           Total charge-offs ............................        (1,076)          (389)          (608)          (505)        (1,080)
                                                              ---------      ---------      ---------      ---------      ---------

Recoveries of loans previously charged-off ..............            24              -             22              -              -
                                                              ---------      ---------      ---------      ---------      ---------
           Net charge-offs ..............................        (1,052)          (389)          (586)          (505)        (1,080)

Additions to allowance for loan losses-ending ...........         1,000          1,339            805            723            865
                                                              ---------      ---------      ---------      ---------      ---------

Balance of allowance for loan losses-ending .............     $   2,293      $   2,345      $   1,395      $   1,176      $     958
                                                              =========      =========      =========      =========      =========




                                                                                           Year Ended December 31,
                                                                                           -----------------------
                                                                        2004          2003          2002          2001          2000
                                                                        ----          ----          ----          ----          ----
Ratios
   Net charge-offs during period to average
       loans outstanding during period .....................            0.65%         0.30%         0.59%          .64%        1.63%
   Net charge-offs to loans at end of period ...............            0.60          0.26          0.53          0.55         1.53
   Allowance for loan losses to average loans ..............            1.42          1.80          1.40          1.50         1.45
   Allowance for loan losses to loans at end of
       Period ..............................................            1.30          1.56          1.26          1.27         1.36
   Net charge-offs to allowance for loan losses ............            45.9          16.6          42.0          42.9         1.13
   Net charge-offs to provision for loan losses ............           105.2          29.1          72.8          69.8        124.9


Deposits

         The amounts and composition of total deposits as of December 31, 2004 and 2003 were as follows (dollars in thousands):

                                                                                           December 31,
                                                                                           ------------
                                                                            2004                              2003
                                                                            ----                              ----
                                                                 Amount              Percent             Amount             Percent
                                                                 ------              -------             ------             -------
Noninterest-bearing ..............................             $  8,818                  5.0%           $  9,082                6.2%
NOW accounts .....................................                2,914                  1.7               3,142                2.2
Money market accounts ............................               61,240                 34.8              47,549               32.7
Savings ..........................................                  742                  0.4                 760                0.5
Time, less than $100,000 .........................               50,222                 28.5              48,658               33.4
Time, $100,000 and over ..........................               52,210                 29.6              36,430               25.0
                                                               --------                -----            --------              -----
                                                               $176,176                100.0%           $145,621              100.0%
                                                               ========                =====            ========              =====

         The average amounts and average rates paid on deposits held by the Bank for the years ended December 31, 2004 and 2003 are summarized below:

                                                                                        Deposits
                                                                                (Dollars in thousands)
                                                         December 31, 2004          December 31, 2003            December 31, 2002
                                                         -----------------          -----------------            -----------------
                                                        Amount     Average         Amount       Average          Amount     Average
                                                        ------     Rate (%)        ------       Rate (%)         ------     Rate (%)
                                                                   --------                     --------                    -------

Noninterest-bearing demand ..................        $  9,853           -         $  8,361           -         $  7,090           -
Interest-bearing  transaction accounts ......           2,849        0.26            2,580        0.11            2,317        0.60
Savings .....................................             813        0.49              628        0.48              455        0.93
Money market accounts .......................          59,190        2.04           41,686        1.95           25,274        2.08
Certificates of deposit and
  Individual retirement accounts ............          92,410        2.20           80,555        2.45           71,114        3.58
                                                     --------        ----         --------        ----         --------        ----

         Total average deposits .............        $165,115        2.09%        $133,810        2.23%        $106,250        2.91%
                                                     ========        ====         ========        ====         ========        ====

         As of December 31, 2004, the Bank held $52.2 million in time deposits of $100,000 or more, with approximately $16.5 million maturing within three months, $7.4 million with maturities over three through six months, $16.5 million with maturities over six through twelve months and $12.7 million with maturities over twelve months. Brokered deposits as of December 31, 2004 amounted to approximately $25.9 million. Brokered deposits are generally more interest rate sensitive and, therefore, more volatile than deposits obtained from the company's local market areas.

Return on Equity and Assets

               The following table shows the return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2004 and 2003.

                                                          December 31,
                                                          ------------
                                                   2004        2003      2002
                                                   ----        ----      ----

Return on average assets ..............            0.68%       0.41%     0.47%
Return on average equity ..............           13.57%       6.88      6.96
Dividend payout ratio .................           13.14%      12.12         -
Average equity to average
  asset ratio .........................            4.97        6.00      6.73

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being the ability to obtain deposits within the Bank's service area. Core deposits (total deposits less time deposits greater than $100,000 and less brokered deposits) provide a relatively stable funding base, and were equal to 59.0% of total assets at December 31, 2004. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. The Bank is a member of the FHLB of Atlanta and, as such, has the ability to borrow against the security of its investment portfolio and qualifying mortgage loans. At December 31, 2004, the Bank had the ability to borrow up to 15% of assets from the FHLB. $13.5 million of borrowings were outstanding from the FHLB at December 31, 2004, secured by investment securities and 1 - 4 family residential mortgage loans. These borrowings bear interest at rates ranging from 2.52% to 4.38%. $11.5 million matures in 2006 and $2.0 million matures in 2011. The $2 million advance is callable and may reprice prior to its final maturity date.

         The unused borrowing capacity currently available from the FHLB assumes that the Bank's $954,500 investment in FHLB stock as well as certain securities and qualifying mortgages would be pledged to secure any future borrowings. The maximum amount of FHLB borrowings outstanding at the end of any month in 2004 was $15.5 million. The Bank believes that it could obtain additional borrowing capacity from the FHLB by identifying additional qualifying collateral that could be pledged.

         The Bank also has $7,400,000 available through lines of credit with other banks as an additional source of liquidity funding. Management believes that the Bank's overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

Off-Balance Sheet Arrangements

         The Company, through the operations of the Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These instruments represent unfunded commitments, not outstanding balances, therefore, the risk associated with these financial instruments is referred to as "off-balance sheet risk". The Bank's financial instruments with off-balance sheet risk consist of 1) commitments to extend credit and 2) standby letters of credit. Both involve elements of credit and interest rate risk not reflected on the balance sheet. We use the same credit and collateral policies in making these commitments as we do for on-balance sheet instruments.

         Commitments to extend credit are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specified period of time. At December 31, 2004, the Bank had issued commitments to extend credit of $27.8 million through various types of lending. Commitments at variable rates of interest totaled $21.0 million and commitments at fixed rates totaled $6.8 million. The commitments generally expire over one year. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity", the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

         In addition to commitments to extend credit, the Bank also issues standby letters of credit which are assurances to a third party that they will not suffer a loss if the Bank's customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled $993,644 at December 31, 2004. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity, the Bank believes that it will have the necessary resources to meet these obligations should the need arise.

         Neither the Company nor its subsidiary is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings. Obligations under noncancelable operating lease agreements totaled approximately $ 379,803 at December 31, 2004. These obligations are payable over several years as shown in
Note 10 to the Company's consolidated financial statements.

Capital Resources

         Shareholders' equity increased $1,155,633 during 2004. Major components of the change in shareholders' equity included net operating income of $1,318,960, unrealized gains, net of tax, in the investment portfolio of $11,333, and a cash dividend of $.08 per share, or $173,261.

         The Company and the Bank are subject to regulatory capital adequacy standards. Under these standards, financial institutions and holding companies are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvements Act of 1991, federal financial institution regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an institution falls below certain levels, increasingly stringent regulatory corrective actions are mandated.

         We believe that capital is sufficient to fund the activities of the bank for the foreseeable future. It is management's objective to maintain the capital levels such that the bank will continue to be considered well capitalized. However, no assurance can be given that this objective will be achieved. We do anticipate that capital levels will be maintained at levels that will allow the company and the bank to qualify as being adequately capitalized as defined by regulation.

         Company and Bank capital ratios at December 31, 2004 are presented in the following table, compared with the "well capitalized" and minimum ratios under the FDIC regulatory definitions and guidelines:

                                                                                                             To be well capitalized
                                                                                        For capital          under prompt corrective
                                                                                     adequacy purposes           Action provisions
                                                                   Actual                  Minimum                   Minimum
                                                                   ------                  -------                   -------
                                                            Amount         Ratio      Amount        Ratio     Amount          Ratio
                                                            ------         -----      ------        -----     ------          -----
                                                                                        (amounts in $000)

Company (consolidated):
As of December 31, 2004
Total capital (to risk weighted assets) ................    $16,577         9.3%     $14,331         8.0%     $17,914         10.0%

Tier 1 capital (to risk weighted assets) ...............     10,840         6.1        7,166         4.0       10,748          6.0

Tier 1 capital (to average assets) .....................     10,840         5.6        8,196         4.0       10,246          5.0

Company (consolidated):
As of December 31, 2003
Total capital (to risk weighted assets) ................    $14,974         9.9      $12,066         8.0%     $15,087         10.0%


Tier 1 capital (to average assets) .....................      9,587         6.4        6,033         4.0        9,052          6.0

Tier 1 capital (to average assets) .....................      9,587         6.1        6,633         4.0        7,544          5.0

                                                                                                           To be well capitalized
                                                                                          For capital        under prompt corrective
                                                                                       adequacy purposes         action provisions
                                                                     Actual                  Minimum                   Minimum
                                                                     ------                  -------                   -------
                                                               Amount         Ratio      Amount        Ratio     Amount       Ratio
                                                               ------         -----      ------        -----     ------       -----
Bank:
As of December 31, 2004
Total capital (to risk weighted assets) ...............       $18,715         10.5%     $14,312         8.0%     $17,891       10.0%

Tier 1 capital (to risk weighted assets) ..............        16,478          9.2        7,156         4.0       10,734        6.0

Tier 1 capital (to average assets) ....................        16,478          8.5        8,196         4.0       10,246        5.0

As of December 31, 2003
Total capital (to risk weighted assets) ...............       $14,812          9.8%     $12,074         8.0%     $15,093       10.0%

Tier 1 capital (to risk weighted assets) ..............        12,925          8.6        6,037         4.0        9,056        6.0

Tier 1 capital (to average assets) ....................        12,925          7.8        6,631         4.0        8,289        5.0

Inflation

         Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

         While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.

Recently Issued Accounting Standards

         Recently issued accounting standards and pronouncements are discussed in Note 1, Summary of Significant Accounting Policies and Activities, in our Report on Consolidated Financial Statements included herein. Other accounting standards, which have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY

                   REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Shareholders and Board of Directors
GrandSouth Bancorporation and Subsidiary
Greenville, South Carolina


              We have audited the  accompanying  consolidated  balance sheets of
GrandSouth Bancorporation and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GrandSouth Bancorporation and Subsidiary as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.



                                        s/Elliott Davis, LLC


Greenville, South Carolina
February 4, 2005, except for Note 22 as to which the date is February 28, 2005

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                                              DECEMBER 31,
                                                                                                              ------------
                                                                                                       2004                 2003
                                                                                                       ----                 ----
                                                          ASSETS
Cash and due from banks ..................................................................       $   2,544,458        $   2,046,684
Federal funds sold .......................................................................           3,424,000            1,562,000
                                                                                                 -------------        -------------

           Cash and cash equivalents .....................................................           5,968,458            3,608,684

Investment securities available for sale .................................................          16,351,488           13,829,219
Other investments, at cost ...............................................................             954,500              580,000
Loans, net ...............................................................................         174,164,872          148,051,270
Property and equipment, net ..............................................................           3,628,546            3,893,185
Bank owned life insurance ................................................................           4,247,026              827,487
Assets acquired in settlement of loans ...................................................             881,098              410,921
Other assets .............................................................................           1,733,758            1,259,992
                                                                                                 -------------        -------------

                                                                                                 $ 207,929,746        $ 172,460,758
                                                                                                 =============        =============

                                           LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
     Noninterest bearing .................................................................       $   8,817,734        $   9,082,231
     Interest bearing ....................................................................         167,328,540          136,538,717
                                                                                                 -------------        -------------

           Total deposits ................................................................         176,146,274          145,620,948

Federal Home Loan Bank advances ..........................................................          13,500,000           11,600,000
Other borrowings .........................................................................           2,500,000                    -
Subordinated debentures ..................................................................           3,500,000            3,500,000
Other liabilities ........................................................................           1,486,514            2,098,485
                                                                                                 -------------        -------------

           Total liabilities .............................................................         197,132,788          162,819,433
                                                                                                 -------------        -------------

COMMITMENTS AND CONTINGENCIES - Notes 10 and 14

SHAREHOLDERS' EQUITY
     Common stock, no par value, 20,000,000 shares authorized,
        2,382,357 and 2,165,970 shares issued and  outstanding
        at December 31, 2004 and 2003 respectively .......................................          10,839,508            9,695,208
     Retained earnings ...................................................................                   -                    -
     Accumulated other comprehensive income (loss) .......................................             (42,550)             (53,883)
                                                                                                 -------------        -------------

           Total shareholders' equity ....................................................          10,796,958            9,641,325
                                                                                                 -------------        -------------

           Total liabilities and shareholders' equity ....................................       $ 207,929,746        $ 172,460,758
                                                                                                 =============        =============




The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                             For the years ended December 31,
                                                                                             --------------------------------
                                                                                      2004               2003               2002
                                                                                      ----               ----               ----
INTEREST INCOME
   Loans and fees on loans ................................................        $ 9,900,728        $ 7,991,856        $ 7,540,240
   Investment securities ..................................................            524,742            556,705            608,439
   Federal funds sold and due from banks ..................................             83,483             55,213            148,434
                                                                                   -----------        -----------        -----------

        Total interest income .............................................         10,508,953          8,603,774          8,297,113

INTEREST EXPENSE
   Deposits ...............................................................          3,231,859          2,792,628          3,092,067
   Federal Home Loan Bank advances ........................................            524,205            382,279            370,463
   Subordinated notes .....................................................             78,816             74,339             96,250
                                                                                   -----------        -----------        -----------

        Total interest expense ............................................          3,834,880          3,249,246          3,558,780
                                                                                   -----------        -----------        -----------

        Net interest income ...............................................          6,674,073          5,354,528          4,738,333

PROVISION FOR POSSIBLE LOAN LOSSES ........................................          1,000,000          1,339,000            805,000
                                                                                   -----------        -----------        -----------

        Net interest income after provision for
           possible loan losses ...........................................          5,674,073          4,015,528          3,933,333
                                                                                   -----------        -----------        -----------

NONINTEREST INCOME
   Service fees on deposit accounts .......................................            265,570            289,434            293,119
   Gain on sale of investment securities available for sale ...............                  -             89,575                  -
   Other ..................................................................            135,107            131,717            149,899
                                                                                   -----------        -----------        -----------

        Total noninterest income ..........................................            400,677            510,726            443,018
                                                                                   -----------        -----------        -----------

NONINTEREST EXPENSES
   Salaries and benefits ..................................................          2,162,838          1,894,529          1,789,615
   Printing and supplies ..................................................             75,898             71,246             97,586
   Data processing ........................................................            321,405            350,666            293,868
   Occupancy and equipment ................................................            578,944            516,634            437,468
   Professional services ..................................................            192,890            151,950            159,845
   Writedowns and expenses on assets acquired in settlement
   of loans ...............................................................             68,235             25,549             89,031
   Other operating ........................................................            586,191            483,099            447,586
                                                                                   -----------        -----------        -----------

        Total noninterest expenses ........................................          3,986,401          3,493,673          3,314,999
                                                                                   -----------        -----------        -----------

        Income before income taxes ........................................          2,088,349          1,032,581          1,061,352

INCOME TAX PROVISION ......................................................            769,389            382,469            460,470
                                                                                   -----------        -----------        -----------

        Net income ........................................................        $ 1,318,960        $   650,112        $   600,882
                                                                                   ===========        ===========        ===========

NET INCOME PER COMMON SHARE
     Basic ................................................................        $       .55        $       .27        $       .25
                                                                                   ===========        ===========        ===========

     Diluted ..............................................................        $       .43        $       .22        $       .21
                                                                                   ===========        ===========        ===========

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING
     Basic ................................................................          2,382,357          2,382,567          2,382,567
                                                                                   ===========        ===========        ===========

     Diluted ..............................................................          3,200,558          3,162,300          3,146,359
                                                                                   ===========        ===========        ===========

The accompanying notes are an integral part of these consolidated financial statements

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
              For the years ended December 31, 2004, 2003 and 2002



                                                                Common stock                          Accumulated
                                                                ------------                             other            Total
                                                                                       Retained      comprehensive    shareholders'
                                                          Shares          Amount       earnings      income (loss)        equity
                                                          ------          ------       --------      -------------        ------
Balance, December 31, 2001 .........................      1,875,329    $  8,464,227   $   59,119     $    31,750    $  8,555,096
                                                                                                                    ------------
    Net income .....................................              -               -      600,882               -         600,882
    Other comprehensive income -
       Unrealized gain on investment
       securities (net of income tax
       expense of $81,230) .........................              -               -            -         155,294         155,294
                                                                                                                    ------------
    Comprehensive income ...........................              -               -            -               -         756,176
                                                          ---------    ------------   ----------    ------------    ------------
Balance, December 31, 2002 .........................      1,875,329       8,464,227      660,001         187,044       9,311,272
                                                                                                                    ------------
    Net income .....................................              -               -      650,112               -         650,112
    Other comprehensive income -
       Unrealized holding losses on
       investment securities (net of
       income tax benefit of $115,058) .............              -               -            -        (297,359)       (297,359)

       Less reclassification adjustment for
       gains included in net income (net of
       income tax expense of $33,143) ..............              -               -            -          56,432          56,432
                                                                                                                    ------------
    Comprehensive income ...........................              -               -            -               -         409,185
    Stock dividend (5%) ............................         93,731         625,186     (625,186)              -               -
    Cash in lieu of fractional shares ..............              -            (368)           -               -            (368)
    Cash dividend ($.04) per share .................              -               -      (78,764)              -         (78,764)
    Stock dividend (10%) ...........................        196,910         606,163     (606,163)              -               -
                                                          ---------    ------------   ----------    ------------    ------------

Balance, December 31, 2003 .........................      2,165,970       9,695,208            -         (53,883)      9,641,325
                                                                                                                    ------------
    Net income .....................................              -               -    1,318,960               -       1,318,960
    Other comprehensive income -
       Unrealized holding gain on
       investment securities (net of
       income tax expense of $5,306) ...............              -               -            -          11,333          11,333
                                                                                                                    ------------
    Comprehensive income ...........................              -               -            -               -       1,330,293
    Cash in lieu of fractional shares ..............           (191)         (1,399)           -               -          (1,399)
    Cash dividend ($.08) per share .................              -               -     (173,261)              -        (173,261)
    Stock dividend (10%) ...........................        216,578       1,145,699   (1,145,699)              -               -
                                                          ---------    ------------   ----------    ------------    ------------
Balance, December 31, 2004 .........................      2,382,357    $ 10,839,508   $        -    $    (42,550)   $ 10,796,958
                                                          =========    ============   ==========    ============    ============







The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             For the years ended December 31,
                                                                                             --------------------------------
                                                                                          2004              2003             2002
                                                                                          ----              ----             ----
OPERATING ACTIVITIES
     Net income .................................................................    $  1,318,960     $    650,112     $    600,882
     Adjustments to reconcile net income to net cash
        provided by operating activities
        Deferred income tax expense (benefit) ...................................          55,150         (193,385)         206,310
        Provision for possible loan losses ......................................       1,000,000        1,339,000          805,000
        Depreciation ............................................................         384,612          334,168          203,149
        Amortization and accretion (net) of securities available for sale .......         113,963          126,639          123,078
        Gain on sale of investment securities available for sale ................               -          (89,575)               -
        Gain on sale of property and equipment ..................................          (3,712)         (11,455)               -
        (Gain) loss on sale of assets acquired in settlement of loans ...........          12,948           (9,999)          35,619
        Write-down of assets acquired in settlement of loans ....................          68,235           24,359           44,000
        Increase in other assets ................................................        (534,222)        (292,057)        (281,739)
        Increase (decrease) in other liabilities ................................         276,108          592,267         (944,477)
                                                                                     ------------     ------------     ------------
              Net cash provided by operating activities .........................       2,692,042        2,470,074          791,822
                                                                                     ------------     ------------     ------------
IVESTING ACTIVITIES
     Purchase of investment securities ..........................................     (11,027,274)      (9,796,291)     (12,524,711)
     Purchase of Federal Home Loan Bank stock ...................................        (374,500)        (155,000)               -
     Proceeds from principal paydowns on investment securities ..................       2,907,681        5,159,843        2,899,926
     Proceeds from sales and calls of investment securities .....................       5,500,000        7,187,427                -
     Proceeds from maturity of investment securities ............................               -        1,000,000        3,000,000
     Increase in loans, net .....................................................     (28,270,950)     (40,295,128)     (19,108,231)
     Purchase of Bank owned life insurance ......................................      (3,357,000)               -                -
     Increase in cash surrender value of life insurance .........................         (62,539)         (41,838)         (35,681)
     Proceeds from sale of assets acquired in settlement of loans ...............         605,988          266,750          524,157
     Proceeds from sale of property and equipment ...............................          15,500           23,000           10,237
     Purchase of property and equipment .........................................        (131,761)        (245,868)
                                                                                                                         (2,089,225)
                                                                                     ------------     ------------     ------------
              Net cash used for investing activities ............................     (34,194,855)     (36,897,105)     (27,323,528)
                                                                                     ------------     ------------     ------------
FINANCING ACTIVITIES
      Proceeds from Federal Home Loan Bank advances .............................       5,000,000        3,100,000                -
      Repayment of Federal Home Loan Bank advances ..............................      (3,100,000)               -                -
      Proceeds from note payable ................................................       2,500,000                -                -
      Net increase in deposits ..................................................      29,637,247       27,148,427       24,052,833
      Dividends paid ............................................................        (173,261)         (78,764)               -
      Cash paid in lieu of fractional shares ....................................          (1,399)            (368)               -
                                                                                     ------------     ------------     ------------
              Net cash provided by financing activities .........................      33,862,587       30,169,295       24,052,833
                                                                                     ------------     ------------     ------------
              Net (decrease) increase in cash and cash
              equivalents .......................................................       2,359,774       (4,257,736)      (2,478,873)

CASH AND CASH EQUIVALENTS, BEGINNING
      OF YEAR ...................................................................       3,608,684        7,866,420       10,345,293
                                                                                     ------------     ------------     ------------
CASH AND CASH EQUIVALENTS, END OF YEAR ..........................................    $  5,968,458     $  3,608,684     $  7,866,420
                                                                                     ============     ============     ============
SUPPLEMENTAL INFORMATION
      Cash paid for:
         Income taxes ...........................................................    $    237,777     $    147,511     $    340,610
                                                                                     ============     ============     ============

         Interest ...............................................................    $  3,810,773     $  3,382,683     $  4,038,239
                                                                                     ============     ============     ============

         Loans transferred to assets acquired in settlement of loans ............    $  1,157,348     $    449,196     $    273,085
                                                                                     ============     ============     ============



The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

           GrandSouth Bancorporation (the "Company") is a South Carolina corporation organized in 2000 for the purpose of being a holding company for GrandSouth Bank (the "Bank"). On October 2, 2000, pursuant to a Plan of Exchange approved by the shareholders, all of the outstanding shares of $2.50 par value common stock of the Bank were exchanged for shares of no par value common stock of the Company. The Company presently engages in no business other than that of owning the Bank, has no employees, and operates as one business segment. The Company is regulated by the Federal Reserve Board. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

           The Bank was incorporated in 1998 and operates as a South Carolina chartered bank providing full banking services to its customers. The Bank is subject to regulation by the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation.

   Basis of presentation
     The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. The Company uses the accrual basis of accounting.

   Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.

   Concentrations of credit risk
     The Company makes loans to individuals and businesses in and around Upstate South Carolina for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

   Investment securities
     The Bank accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The statement requires investments in equity and debt securities to be classified into three categories:

     1. Available for sale: These are securities which are not classified as either held to maturity or as trading securities. These securities are reported at fair market value which is determined using quoted market prices. Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders' equity (accumulated other comprehensive income (loss)). Gains or losses on dispositions of securities are based on the difference between the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Premiums and discounts are amortized into interest income by a method that approximates a level yield.




                                                                     (Continued)

     2. Held to maturity: These are investment securities which the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts. Premiums and discounts are amortized into interest income by a method that approximates a level yield. The Company has no held to maturity securities.

     3. Trading: These are securities which are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.

   Loans, interest and fee income on loans
     Loans are stated at the principal balance outstanding. The allowance for possible loan losses is deducted from total loans in the consolidated balance sheet. Interest income is recognized on an accrual basis over the term of the loan based on the principal amount outstanding.

     Loans are generally placed on non-accrual status when principal or interest becomes ninety days past due, or when payment in full is not anticipated. When a loan is placed on non-accrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on non-accrual loans are not recorded as interest income, but are used to reduce principal. Loans are not returned to accrual status until the borrower demonstrates the ability to pay principal and interest. Loans on non-accrual status as well as real estate acquired through foreclosure or deed taken in lieu of foreclosure are included in non-performing assets.

   Allowance for possible loan losses
     The provision for possible loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the present estimated loss characteristics of the current loan portfolio. Management's estimate is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, and prevailing and anticipated economic conditions. Loans which are determined to be uncollectible are charged against the allowance. Provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

     The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

     Under SFAS No. 114, as amended by SFAS No. 118, when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

     A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

                                                                     (Continued)

   Property and equipment
     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

   Assets acquired in settlement of loans
     Assets acquired in settlement of loans include real estate acquired through foreclosure or deed taken in lieu of foreclosure, and repossessed assets. These assets are recorded at the lower of the carrying value of the loans or the estimated fair value of the related asset, net of estimated selling costs. The excess carrying value, if any, is charged to the allowance for possible loan losses upon transfers. If further reduction in value occurs, charges are included in income from operations.

   Income taxes
     The financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes versus for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

   Advertising and public relations expense
     Advertising, promotional, and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailings are expensed in the period in which the direct mailings are sent.

   Net income per common share
     Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". The treasury stock method is used to compute the effect of stock options and convertible subordinated debentures on the weighted average number of common shares outstanding for diluted earnings per share. On January 21, 2003, the Company declared a five percent stock dividend and on January 22, 2004 and February 28, 2005 the Company declared ten percent stock dividends. Per share and share amounts have been retroactively restated to reflect the stock dividends declared in 2003, 2004 and 2005.

   Statement of cash flows
     For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and cash equivalents". Cash and cash equivalents have an original maturity of three months or less.

   Fair values of financial instruments
     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, requires disclosure of fair value information for financial instruments, whether or not recognized in the consolidated balance sheet, when it is practicable to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock. In addition, other nonfinancial instruments such as property and equipment and other assets and liabilities are not subject to the disclosure requirements.



                                                                     (Continued)

   Risks and uncertainties
     In the normal course of its business the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investment securities portfolios that results from a borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

     The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

   Reclassifications
     Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported shareholders' equity or net income.

   Stock-based compensation
     The Company has a stock-based employee compensation plan which is further described in Note 16. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and net income per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation. Per share and weighted average shares outstanding have been restated to reflect the five percent stock dividend declared on January 21, 2003 and ten percent stock dividends declared on January 22, 2004 and February 28, 2005.

                                                                                                 Years ended December 31,
                                                                                                 ------------------------
                                                                                       2004                2003               2002
                                                                                       ----                ----               ----

Net income, as reported ...................................................         $1,318,960         $  650,112         $  600,882
Deduct:  Total stock-based employee compensation
     expense determined under fair value based
     method for all awards, net of related tax effects ....................             53,701             20,350             19,611
                                                                                    ----------         ----------         ----------

Pro forma net income - basic ..............................................          1,265,259            629,762            581,271

Add: Interest savings/incremental shares assumed
     on conversion of subordinated debentures .............................             49,654             46,834             60,638
                                                                                    ----------         ----------         ----------

Pro forma net income - diluted ............................................         $1,314,913         $  676,596         $  641,909
                                                                                    ==========         ==========         ==========
Net income per common share:
     Basic - as reported ..................................................         $      .55         $      .27         $     0.25
                                                                                    ==========         ==========         ==========
     Basic - pro forma ....................................................         $      .53         $      .26         $     0.24
                                                                                    ==========         ==========         ==========

     Diluted - as reported ................................................         $      .43         $      .22         $     0.21
                                                                                    ==========         ==========         ==========
     Diluted - pro forma ..................................................         $      .41         $      .21         $     0.20
                                                                                    ==========         ==========         ==========


                                                                     (Continued)

   The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants: the risk free interest rate used ranged from 4.00 to
   5.89 percent, the expected volatility ranged from 5.00 to 15.25 percent, the expected option life was 5 years and the assumed dividend yields ranged from zero to $0.08 per share.

Recently issued accounting standards
   The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the
   Company:

     In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, APB Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have a material impact on the financial condition or operating results of the Company.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows.

     In December 2003, the FASB issued FIN No. 46 (revised), "Consolidation of Variable Interest Entities" ("FIN No. 46(R)"), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to the Company's existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material impact on the Company's financial position or results of operations.





                                                                     (Continued)

     In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, Application of Accounting Principles to Loan Commitments, to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have a material impact on the Company's financial condition or results of operations.

     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

           The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2004 and 2003 these required reserves were met by vault cash.


NOTE 3 - INVESTMENT SECURITIES

           The amortized cost and fair value of investment securities available for sale are as follows:

                                                                                       December 31, 2004
                                                                                       -----------------
                                                                                        Gross unrealized
                                                               Amortized                ----------------                    Fair
                                                                 Cost               Gains               Losses              Value
                                                                 ----               -----               ------              -----

Federal Agencies ...................................         $ 7,496,267         $         -         $    33,875         $ 7,462,392
Mortgage backed ....................................           8,924,159              44,185              79,248           8,889,096
                                                             -----------         -----------         -----------         -----------

       Total investment securities .................         $16,420,426         $    44,185         $   113,123         $16,351,488
                                                             ===========         ===========         ===========         ===========

                                                                                       December 31, 2003
                                                                                       -----------------
                                                                                        Gross unrealized
                                                               Amortized                ----------------                    Fair
                                                                 Cost               Gains               Losses              Value
                                                                 ----               -----               ------              -----

Federal Agencies ...................................         $ 3,013,346         $         -         $    37,721         $ 2,975,625
Mortgage backed ....................................          10,901,449              62,121             109,976          10,853,594
                                                             -----------         -----------         -----------         -----------

       Total investment securities .................         $13,914,795         $    62,121         $   147,697         $13,829,219
                                                             ===========         ===========         ===========         ===========



                                                                     (Continued)

           The amortized costs and fair values of securities available for sale at December 31, 2004, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     Amortized
                                                       Cost           Fair value
                                                       ----           ----------

One to five years ..........................       $ 9,291,947       $ 9,257,001
Five to ten years ..........................         6,763,683         6,718,848
After ten years ............................           364,796           375,639
                                                   -----------       -----------

       Total investment securities .........       $16,420,426       $16,351,488
                                                   ===========       ===========



           Investment securities with an aggregate amortized cost of $8,207,441 (fair value of $8,201,092) at December 31, 2004 and $4,052,849 (fair value of $4,055,629) at December 31, 2003 were pledged to collateralize public deposits and borrowings.

           The following table shows gross unrealized losses and fair value, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004.


                                          Less than 12 Months             12 Months or More                       Total
                                          -------------------             -----------------                       -----
                                         Fair         Unrealized        Fair           Unrealized          Fair          Unrealized
                                        value           losses          value            losses            value           losses
                                        -----           ------          -----            ------            -----           ------

Federal agencies .............      $ 7,462,393      $    33,875      $         -      $         -      $ 7,462,393      $    33,875
Mortgage backed ..............        1,340,818            1,503        3,441,121           77,745        4,781,939           79,248
                                    -----------      -----------      -----------      -----------      -----------      -----------

Total ........................      $ 8,803,211      $    35,378      $ 3,441,121      $    77,745      $12,244,332      $   113,123
                                    ===========      ===========      ===========      ===========      ===========      ===========

           Three individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

           The Bank, as a member institution of the Federal Home Loan Bank of Atlanta ("FHLB"), is required to own capital stock in the FHLB based generally upon the balance of investment securities pledged and FHLB borrowings. FHLB capital stock, with a cost of $954,500 and $580,000 at December 31, 2004 and 2003, respectively, is included in other investments in the consolidated balance sheets. No ready market exists for the stock, and it has no quoted market value. However, redemption of the stock has historically been at par value.

NOTE 4 - LOANS

           The composition of net loans by major loan category is presented below:

                                                             December 31,
                                                             ------------
                                                       2004               2003
                                                       ----               ----

Commercial ...................................      $33,644,407      $30,500,112
Real estate - construction ...................       39,170,054       15,814,092
Real estate - mortgage .......................       96,983,830       94,391,576
Consumer .....................................        6,659,750        9,690,934
                                                   ------------     ------------

Loans, gross .................................      176,458,041      150,396,714
Less allowance for possible loan losses ......        2,293,169        2,345,444
                                                   ------------     ------------

                                                   $174,164,872     $148,051,270
                                                   ============     ============

           At December 31, 2004 and 2003, non-accrual loans totaled $1,497,000 and $1,230,953, respectively. The gross interest income which would have been recorded under the original terms of the loans amounted to $168,425, $93,543, and $27,430 in 2004, 2003 and 2002, respectively. The Bank had no loans with payments past due ninety days or more and accruing interest at December 31, 2004. Loans with payments past due ninety days or more and accruing interest were $388,760, with $10,293 in accrued interest at December 31, 2003. Impaired loans of approximately $1.5 million at December 31, 2004 were included on the Bank's classified loans listing, and a specific reserve was allocated in calculating the allowance for possible loan losses. Variable rate and fixed rate loans totaled $130,033,239 and $46,424,802, respectively, at December 31, 2004.

           The following is a summary of the activity within the allowance for possible loan losses for the periods presented:

                                                                                               For the years ended
                                                                                                   December 31,
                                                                                                   ------------
                                                                                  2004                 2003                2002
                                                                                  ----                 ----                ----

Balance, beginning of year ..........................................          $2,345,444           $1,395,070           $1,175,570
Provision for possible loan losses ..................................           1,000,000            1,339,000              805,000
Loans charged against the allowance, net of recoveries ..............          (1,052,275)            (388,626)            (585,500)
                                                                               ----------           ----------           ----------

Balance, end of year ................................................          $2,293,169           $2,345,444           $1,395,070
                                                                               ==========           ==========           ==========

NOTE 5 - PROPERTY AND EQUIPMENT

           Components of property and equipment included in the balance sheet are as follows:

                                                            December 31,
                                                            ------------
                                                      2004                2003
                                                      ----                ----

Land and land improvements ...................     $   566,596      $   566,596
Building and leasehold improvements ..........       2,891,464        2,891,464
Furniture and equipment ......................       1,293,058        1,246,746
Vehicles .....................................         132,824           67,375
                                                   -----------      -----------

                                                     4,883,942        4,772,181
Accumulated depreciation .....................      (1,255,396)        (878,996)
                                                   -----------      -----------

        Total property and equipment .........     $ 3,628,546      $ 3,893,185
                                                   ===========      ===========

                                                                     (Continued)

           Depreciation expense for the years ended December 31, 2004, 2003 and 2002 amounted to $384,612, $334,168, and $203,149, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

     Type of Asset                   Life of Years        Depreciation Method

     Software                             3                Straight-line
     Furniture and equipment              5 to 7           Straight-line
     Buildings and improvements           5 to 40          Straight-line
     Vehicles                             3                Straight-line


NOTE 6 - DEPOSITS

           The following is a detail of deposit accounts:

                                                           December 31,
                                                           ------------
                                                     2004                 2003
                                                     ----                 ----


Noninterest bearing ......................       $  8,817,734       $  9,082,231
Interest bearing:
   NOW accounts ..........................          2,914,119          3,142,012
   Money market accounts .................         61,239,789         47,548,787
   Savings ...............................            741,620            760,644
                                                 ------------       ------------

                                                   73,713,262         60,533,674
                                                 ------------       ------------

     Time, less than $100,000 ............         50,222,861         48,657,509
     Time, $100,000 and over .............         52,210,151         36,429,765
                                                 ------------       ------------

                                                  102,433,012         85,087,274
                                                 ------------       ------------

       Total deposits ....................       $176,146,274       $145,620,948
                                                 ============       ============

           Interest expense on time deposits greater than $100,000 was $905,358, $518,986, and $550,583, in 2004, 2003 and 2002, respectively.

     At December 31, 2004 the scheduled maturities of certificates of deposit are as follows:

                   2005                                        $ 71,344,652
                   2006                                          27,000,755
                   2007                                           3,816,000
                   2008                                             165,875
                   2009 and thereafter                              105,730
                                                               ------------

                                                               $102,433,012
                                                               ============


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

           The Bank had advances outstanding from the FHLB totaling $13,500,000 and $11,600,000 at December 31, 2004 and 2003, respectively. The advances bear interest at fixed rates ranging from 2.52 percent to 4.38 percent. Advances of $11,500,000 mature in 2006, and an advance of $2,000,000 matures in 2011. The advance maturing in 2011 is callable, and may reprice prior to its final maturity date.

           Advances are collateralized by investment securities with a book value of $7,929,902 and fair value of $7,862,736 and by qualifying residential 1
- 4 family first mortgages. During 2004, the maximum amount of advances outstanding was $15,500,000 and the average amount outstanding during 2004 was $11,497,814.

NOTE 8 - OTHER BORROWINGS

           At December 31, 2004 and 2003, the Company had outstanding $2,500,000 and $-0-, respectively, in other borrowings from an unrelated bank. The borrowings bear interest at the federal prime rate minus 0.25 percent (5.00 percent at December 31, 2004). The borrowings mature in 2007 and may be repaid before maturity without penalty.


NOTE 9 - SUBORDINATED DEBENTURES

           In 2001, the Company issued ten-year variable rate convertible subordinated debentures. The debentures pay interest quarterly at prime minus 2 percent (3.25 percent at December 31, 2004). The holders of debentures may convert the principal amount of the debenture into common stock of the Company at the conversion ratio of $6.50 (approximate fair value at issuance) of debenture principal for one share of the Company's stock. The Company has the option of redeeming the debentures at any time after December 31, 2005 as a whole or in part and from time to time at predetermined prices. The Company incurred $78,816 and $74,339 in interest expense on the debentures in 2004 and 2003, respectively.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

           The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position or results of operations.

           The Company has a ground lease on its main office location, which expires in 2021. The monthly lease payment is $1,000 for years one through five, and increases to $1,322 per month in year eleven and to $1,521 per month in year sixteen.

           The Company leased an office, which it used as a branch until July 2003, under a non-cancelable operating lease which terminated in October 2004. Monthly lease payments of $3,000 were due on the lease until cancellation. This office was closed in July 2003, but the lease obligation continued until October 2004.

           The Company also leases land upon which it constructed a branch office under a non-cancelable operating lease which expires in March of 2018. The lease requires monthly lease payments of $800. The lease contains four renewal options of five years each with provisions for adjustments to the monthly lease payments. The lease agreement requires the Company to pay all property taxes.

           Future minimum lease payments under these operating leases are summarized as follows:

    For the year ended
         December 31,
   -------------------------

            2005                                    $   21,600
            2006                                        23,250
            2007                                        23,400
            2008                                        23,400
            2009                                        23,400
         Thereafter                                    264,753
                                                    ----------

                                                    $  379,803
                                                    ==========

NOTE 11 - UNUSED LINES OF CREDIT

           At December 31, 2004, the Bank had two unused lines of credit to purchase federal funds totaling $7,400,000 from unrelated banks. These lines of credit are available on a one to fourteen day basis for general corporate purposes of the Bank. The lenders reserve the right to withdraw the line at their option. The Bank had an additional line of credit with the FHLB to borrow up to fifteen percent of the Bank's total assets. At December 31, 2004, the Bank had unused available credit of approximately $17,700,000. The line of credit agreement requires the Bank to pledge investment securities or qualifying loans as collateral. (See Note 7).

NOTE 12 - INCOME TAXES

           The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                               2004         2003           2002
                                               ----         ----           ----

Income taxes currently payable
   Federal .............................     $649,239     $551,994      $223,460
   State ...............................       65,000       23,860        30,700
                                            ---------    ---------     ---------

                                              714,239      575,854       254,160
Deferred tax provision (benefit) .......       55,150     (193,385)      206,310
                                            ---------    ---------     ---------

       Income tax provision ............     $769,389     $382,469      $460,470
                                            =========    =========     =========


The income tax effect of cumulative temporary differences at December 31, are as follows:

                                                                                                     Deferred tax asset (liability)
                                                                                                     ------------------------------
                                                                                                        2004                2003
                                                                                                        ----                ----
Allowance for possible loan losses .......................................................           $ 455,875            $ 497,874
Nonaccrual loan interest .................................................................              13,743                3,500
Unrealized net losses on investment securities available for sale ........................              26,388               31,663
Depreciation .............................................................................            (194,889)            (184,927)
Amortization .............................................................................                 255                1,105
Cash basis versus accrual basis of accounting ............................................                   -               (7,296)
Other ....................................................................................              (7,298)              12,580
                                                                                                     ---------            ---------

       Net deferred tax asset ............................................................           $ 294,074            $ 354,499
                                                                                                     =========            =========


           The net deferred tax asset is included in other assets in the consolidated balance sheets. There is no valuation allowance because management believes it is more likely than not that the full amount of deferred tax assets will be realized.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                                      2004                      2003                     2002
                                                                      ----                      ----                     ----
                                                             Amount           %       Amount            %       Amount            %
                                                             ------           -       ------            -       ------            -

Tax expense at statutory rate ........................     $710,000           34     $351,100           34     $360,900           34
Increase in taxes resulting from:
   State bank tax (net of federal benefit) ...........       42,900            2       23,860            2       20,300            2
Adjustment to valuation allowance and
   effective income tax rate .........................            -            -          809            -       63,680            5
Other tax preference items ...........................       16,489            1        6,700            1       15,590            2
                                                           --------        -----     --------        -----     --------        -----

       Income tax provision ..........................     $769,389           37     $382,469           37     $460,470           43
                                                           ========        =====     ========       ======     ========        =====

NOTE 13 - RELATED PARTY TRANSACTIONS

           Certain directors, executive officers and companies with which they are affiliated, are customers of and have banking transactions with the Bank in the ordinary course of business. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions. A summary of loan transactions with directors, including their affiliates and executive officers are as follows:

                                                      For the years ended
                                                          December 31,
                                                          ------------
                                                    2004                2003
                                                    ----                ----

Balance, beginning of year .............        $ 1,807,980         $ 1,883,882
New loans ..............................          1,688,112             224,969
Less loan payments .....................         (1,425,372)           (300,871)
                                                -----------         -----------

Balance, end of year ...................        $ 2,070,720         $ 1,807,980
                                                ===========         ===========

           Deposits by directors and their related interests at December 31, 2004 and 2003 approximated $1,883,000 and $2,376,000, respectively.

           The Company leases land from a relative of a director, shareholder and executive officer of the Company (see Note 10). Lease expenses charged to operations under these agreements approximated $39,600 in 2004, $46,000 in 2003, and $46,000 in 2002.


NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

           In the ordinary course of business, and to meet the financing needs of its customers, the Bank is a party to various financial instruments with off-balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amount of those instruments reflects the extent of involvement the Bank has in particular classes of financial instruments.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2004 and 2003, unfunded commitments to extend credit were $27,847,753 and $24,285,415, respectively. Variable rate and fixed rate unfunded commitments to extend credit were $21,047,749 and $6,800,004, respectively, at December 31, 2004. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. At December 31, 2004 and 2003, there were outstanding letters of credit totaling $993,644 and $730,105, respectively.


NOTE 15 - EMPLOYEE BENEFIT PLAN

           The Bank sponsors the GrandSouth Bank Profit Sharing Section 401(k) Plan for the benefit of all eligible employees. The Bank contributes seventy-five percent of the first four percent of the employee's compensation contributed to the Plan. Contributions made to the Plan in 2004, 2003, and 2002 amounted to $39,546, $34,609, and $30,481, respectively.

           In 2001, supplemental benefits were approved by the Board of Directors for certain executive officers of the Bank. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, certain funding is provided informally and indirectly by life insurance policies owned by the Bank. The Company recorded net expense related to these benefits of $55,980, $28,596 and $18,302 in 2004, 2003 and 2002, respectively.

NOTE 16 - STOCK OPTION PLAN

           During 1998, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 330,330 options (after adjustment for a 10 percent stock dividend declared February 28, 2005) at an option price per share not less than the fair market value on the date of grant. All options granted to officers and employees vest 20 percent each year for five years and expire 10 years from the grant date.

                                               Options outstanding                           Options exercisable
                                               -------------------                           -------------------
                                                    Weighted
                                                      Average           Weighted                            Weighted
      Range of                                       Remaining          average                             average
      Exercise                     Number           Contractual         exercise           Number           exercise
       Prices                    Outstanding            life             price           Exercisable         price
       ------                    -----------            ----             -----           -----------         -----

  $    3.58                        181,682              3.88           $   3.58            181,682          $  3.58
       3.93                         47,840              6.12               3.93             38,274             3.93
       5.51 - 5.70                  41,187              7.19               5.67             23,502             5.68
       6.69                         33,000              9.13               6.69              6,600             6.69
                                   -------                                                 -------
                                   303,709                                                 250,058
                                   =======                                                 =======

           A summary of the status of the plan and changes during the year is presented below:

                                                              For the years ended December 31,
                                                              --------------------------------
                                                  2004                        2003                      2002
                                                  ----                        ----                      ----
                                                        Weighted                   Weighted                  Weighted
                                                        Average                    average                   average
                                                        Exercise                   exercise                  exercise
                                          Shares         Price        Shares        price        Shares       price
                                          ------         -----        ------        -----        ------       -----

Outstanding at beginning of year ......    270,709    $  3.85         264,659     $  3.82        229,524       $ 3.58
Granted ...............................     33,000       6.69           6,050        5.51         35,135         5.65
Exercised .............................          -                          -                          -
Forfeited or expired ..................          -                          -                          -
                                           -------                    -------                   -------
Outstanding at end of year ............    303,709       4.26         270,709        3.85        264,659         3.82
                                           =======                    =======                   =======
Options exercisable at December 31, ...    250,058       3.91         224,442        3.60        141,874         3.60
Shares available for grant ............     26,621                     59,621                     65,671

         Granted shares and per share exercise prices have been restated to reflect the 2003, 2004 and 2005 stock dividends.

NOTE 17 - COMMON STOCK AND NET INCOME PER COMMON SHARE

           Following is a reconciliation of basic net income per share to diluted net income per share for the years ended December 31, 2004, 2003 and 2002.

                                                                                         Income               Shares       Per-share
                                                                                       (numerator)        (denominator)      amount
                                                                                       -----------        -------------      ------
For the year ended December 31, 2004
      Basic net income per common share
         Income available to common shareholders ..........................           $1,318,960            2,382,357           $.55
         Effect of dilutive instruments:
             Stock options ................................................                    -              134,086              -
         Effect of convertible instruments:
             Interest savings/incremental shares
                assumed on conversion of subordinated
                debentures ................................................               49,654              684,115              -
                                                                                      ----------            ---------
      Diluted net income per common share
         Income available to common shareholders
             plus assumed exercises of stock options ......................           $1,368,614            3,200,558           $.43
                                                                                      ==========            =========

For the year ended December 31, 2003
      Basic net income per common share
         Income available to common shareholders ..........................             $650,112            2,382,567           $.27
         Effect of dilutive instruments:
             Stock options ................................................                    -               95,896              -
         Effect of convertible instruments:
             Interest savings/incremental shares
                assumed on conversion of subordinated
                debentures ................................................               46,834              683,837              -
                                                                                      ----------            ---------
      Diluted net income per common share
         Income available to common shareholders
             plus assumed exercises of stock options ......................           $  696,946            3,162,300           $.22
                                                                                      ==========            =========

For the year ended December 31, 2002
      Basic net income per common share
         Income available to common shareholders ..........................           $  600,882            2,382,567           $.25
         Effect of dilutive instruments:
             Stock options ................................................                    -               79,955              -
         Effect of convertible instruments:
             Interest savings/incremental shares
                assumed on conversion of subordinated
                debentures ................................................               60,638              683,837              -
                                                                                      ----------            ---------
      Diluted net income per common share
         Income available to common shareholders
             plus assumed exercises of stock options ......................           $  661,520            3,146,359           $.21
                                                                                      ==========            =========


           The Bank declared a five percent common stock dividend on January 21, 2003 a ten percent common stock dividend on January 30, 2004, and a ten percent common stock dividend on February 28, 2005. Weighted average common shares outstanding have been adjusted to reflect the stock dividends.

NOTE 18 - RESTRICTIONS ON DIVIDENDS

           The ability of the Company to pay cash dividends is dependent upon its receiving cash in the form of dividends from the Bank.

NOTE 19 - REGULATORY MATTERS

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of the Company and Bank assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

           Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. The Company and Bank actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                             To be well capitalized
                                                                                            For capital      under prompt corrective
                                                                                         adequacy purposes      action provisions
                                                                                         -----------------      -----------------
                                                                      Actual                   Minimum                Minimum
                                                                      ------                   -------                -------
                                                                Amount        Ratio      Amount       Ratio      Amount       Ratio
                                                                ------        -----      ------       -----      ------       -----
                                                                                          (amounts in $000)

Company (consolidated):
As of December 31, 2004
Total capital (to risk weighted assets) ...............       $16,577          9.3%     $14,331         8.0%     $17,914       10.0%


Tier 1 capital (to risk weighted assets) ..............        10,840          6.1        7,166         4.0       10,748        6.0


Tier 1 capital (to average assets) ....................        10,840          5.6        8,196         4.0       10,246        5.0

Bank:
As of December 31, 2004
Total capital (to risk weighted assets) ...............       $18,715         10.5%     $14,312         8.0%     $17,891       10.0%

Tier 1 capital (to risk weighted assets) ..............        16,478          9.2        7,156         4.0       10,734        6.0

Tier 1 capital (to average assets) ....................        16,478          8.5        8,196         4.0       10,246        5.0

Company (consolidated):
As of December 31, 2003
Total  capital (to risk weighted assets) ..............       $14,974          9.9%     $12,066         8.0%     $15,087       10.0%


Tier 1 capital (to risk weighted assets) ..............         9,587          6.4        6,033         4.0        9,052        6.0


Tier 1 capital (to average assets) ....................         9,587          6.1        6,633         4.0        7,544        5.0

Bank:
As of December 31, 2003
Total capital (to risk weighted assets) ...............       $14,812          9.8%     $12,074         8.0%     $15,093       10.0%


Tier 1 capital (to risk weighted assets) ..............        12,925          8.6        6,037         4.0        9,056        6.0


Tier 1 capital (to average assets) ....................        12,925          7.8        6,631         4.0        8,289        5.0

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

           SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the balance sheets, when it is practical to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other instruments. Certain items are specifically excluded from the disclosure requirements, including the Bank's common stock, property and equipment and other assets and liabilities.

           Fair value approximates carrying value for cash and due from banks and federal funds sold due to the short-term nature of the instrument.

           Investment securities available for sale are valued using quoted fair market prices. Other investments at cost are considered to be an appropriate estimate of fair value due to historical redemption of the stock at cost.

           Fair value for loans maturing after one year is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

           Fair value for demand deposit accounts is equal to the carrying value. Interest-bearing accounts with no fixed maturity date are valued based on rates offered within the Bank's market using current interest rates on similar instruments. Certificate of deposit accounts maturing within one year are valued at their carrying value. The fair value of certificate of deposit accounts maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

           The fair values of fixed rate advances from the FHLB are estimated using the discounted cash flow calculation that applies to the Company's current borrowing rate available from the FHLB. The carrying amounts of the variable rate subordinated debentures are reasonable estimates of fair value because they can be repriced frequently.

           The Bank has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

            The estimated fair values of the Bank's financial instruments are as follows:

                                                                                              December 31,
                                                                                              ------------
                                                                               2004                                  2003
                                                                               ----                                  ----
                                                                   Carrying             Fair             Carrying             Fair
                                                                    Amount             value              Amount              value
                                                                    ------             -----              ------              -----
Financial Assets:
   Cash and due from banks .............................         $2,544,458         $2,544,458         $2,046,684         $2,046,684
   Federal funds sold ..................................          3,424,000          3,424,000          1,562,000          1,562,000
   Investment securities available for sale ............         16,351,488         16,351,488         13,829,219         13,829,219
   Other investments, at cost ..........................            954,500            954,500            580,000            580,000
   Loans, gross ........................................        176,458,041        176,707,442        150,396,714        150,850,189

Financial Liabilities:
   Deposits ............................................        176,146,274        176,694,520        145,620,948        146,272,528
   Federal Home Loan Bank advances .....................         13,500,000         13,483,292         11,600,000         11,663,196
   Other borrowings ....................................          2,500,000          2,500,000                  -                  -
   Subordinated debentures .............................          3,500,000          3,500,000          3,500,000          3,500,000

NOTE 21 - PARENT COMPANY FINANCIAL INFORMATION

            Following  is  condensed   financial   information   of   GrandSouth
Bancorporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                2004                          2003
                                                                                                ----                          ----
ASSETS
     Cash ..................................................................                 $   226,209                 $    60,951
     Investment in bank subsidiary .........................................                  16,435,221                  12,939,357
     Deferred tax asset ....................................................                     232,769                     158,661
                                                                                             -----------                 -----------

                                                                                             $16,894,199                 $13,158,969
                                                                                             ===========                 ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
     Accrued expenses ......................................................                 $    53,925                 $    17,644
     Due to subsidiary .....................................................                      43,316                           -
     Note payable ..........................................................                   2,500,000                           -
     Subordinated debentures ...............................................                   3,500,000                   3,500,000
     Shareholders' equity ..................................................                  10,796,958                   9,641,325
                                                                                             -----------                 -----------

                                                                                             $16,894,199                 $13,158,969
                                                                                             ===========                 ===========



                         CONDENSED STATEMENTS OF INCOME

                                                                                             For the years ended
                                                                                                 December 31,
                                                                                                 ------------
                                                                                2004                 2003               2002
                                                                                ----                 ----               ----

REVENUES ............................................................         $         -          $         -          $         -

EXPENSES
      Interest ......................................................             159,857               74,339               96,250
      Sundry ........................................................              40,438               36,172               30,694
                                                                              -----------          -----------          -----------

            Loss before equity in undistributed net
                income of bank subsidiary ...........................            (200,295)            (110,511)            (126,944)

EQUITY IN UNDISTRIBUTED NET INCOME
      OF BANK SUBSIDIARY ............................................           1,445,146              719,864              681,883
                                                                              -----------          -----------          -----------

            Income before income taxes ..............................           1,244,851              609,353              554,939

      Income tax benefit ............................................              74,109               40,759               45,943
                                                                              -----------          -----------          -----------

            Net income ..............................................         $ 1,318,960          $   650,112          $   600,882
                                                                              ===========          ===========          ===========










(Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                 For the years ended
                                                                                                     December 31,
                                                                                                     ------------
                                                                                       2004               2003               2002
                                                                                       ----               ----               ----

OPERATING ACTIVITIES
      Net income ..........................................................       $ 1,318,960        $   650,112         $  600,882
      Adjustments to reconcile net income to net cash
         used for operating activities
         Deferred income taxes ............................................           (74,108)           (40,688)            24,989
         Accrued expenses and other .......................................            36,281             85,380            (83,721)
         Increase in due to subsidiary ....................................            43,316                  -                  -
         Equity in undistributed net income of bank subsidiary ............        (1,445,146)          (719,864)          (681,883)
                                                                                  -----------        -----------        -----------

                Net cash used for operating activities ....................          (120,697)           (25,060)          (139,733)
                                                                                  -----------        -----------        -----------

INVESTING ACTIVITY
      Investment in bank subsidiary .......................................        (2,039,385)           (17,493)        (1,000,000)
                                                                                  -----------        -----------        -----------

FINANCING ACTIVITIES
      Proceeds from note payable ..........................................         2,500,000                  -                  -
      Payment of cash dividends ...........................................          (173,261)           (78,764)                 -
      Cash paid in lieu of fractional shares ..............................            (1,399)              (368)                 -
                                                                                  -----------        -----------        -----------

                Net cash provided by (used for)
                   financing activities ...................................         2,325,340            (79,132)                 -
                                                                                  -----------        -----------        -----------

                Net increase (decrease) in cash ...........................           165,258           (121,685)        (1,139,733)

CASH, BEGINNING OF YEAR ...................................................            60,951            182,636          1,322,369
                                                                                  -----------        -----------        -----------

CASH, END OF YEAR .........................................................       $   226,209             60,951        $   182,636
                                                                                  ===========        ===========        ===========


NOTE 22 - SUBSEQUENT EVENT
On February 28, 2005, the Company declared a ten percent (10%) common stock dividend payable April 5, 2005 to shareholders of record as of March 18, 2005. Common shares authorized, common shares outstanding, and per share amounts have been retroactively restated throughout the consolidated financial statements to reflect this stock dividend.