Form 10KSB, Exhibit 13
period 2005-12-31
GRANDSOUTH BANCORPORATION
filed 2006-03-21
CIK 1126961

GRANDSOUTH BANCORPORATON

                                   EXHIBIT 13

                   Portions of Annual Report to Shareholders
                           Incorporated by Reference
                             into December 31, 2005
                                  Form 10-KSB

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

         These  forward-looking  statements  are based on current  expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a relatively new company with limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

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

     o    potential losses arising from failure of customers to repay loans;

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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

         This discussion is intended to assist in understanding the financial condition and results of operations of the Company, and should be read in conjunction with the Company's consolidated financial statements and related notes contained elsewhere herein. Because the Bank is responsible for all of the Company's operations, the discussion will refer to the results of operations of the Bank. Dollars are in thousands except for per share data, unless otherwise noted.

Critical Accounting Policies

         The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of

America  in  the  preparation  of  the  Company's  financial   statements.   The
significant accounting policies of the Company are described in the footnotes to the consolidated financial statements.

         Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities. Management considers these accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, however, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

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

Financial Condition

         In May 2005, the Company acquired an auto-financing business with assets valued at $3,236 and recorded $737 in goodwill. This auto-financing business had $2,413 in specialty commercial lines of credit with the Bank. These loans are now on the Bank's books in the auto dealers' names.

         In 2001, the Company issued ten-year variable rate convertible subordinated debentures (the "Debentures"). The Debentures paid interest quarterly at prime minus 2 percent. Under the original terms of the Debenture agreement (the "Terms"), the holders of the Debentures could convert the principal amount of each Debenture into common stock of the Company at the conversion rate of $5.12 (which was based on the approximate fair value at issuance of $6.50, as adjusted for the 2003, 2004 and 2005 stock dividends) of Debenture principal for one share of the Company's stock. Under the Terms, the Company had the option of redeeming the Debentures at any time after December 31, 2005 as a whole or in part and from time to time at predetermined prices. At the Company's request, during the third and fourth quarters of 2005, holders of $3,500 of the Company's Debentures converted their principal to common stock. This conversion was made in advance of the earliest contractual redemption date of January 1, 2006, provided for by the Terms. The Company paid the holders an amount equal to the interest income that would have been earned on the Debentures through January 1, 2006. This interest was paid based on the interest rate in effect at the time of conversion: 4.25% and 4.75% for the third and fourth quarters of 2005, respectively.

         At December 31, 2005 the Company had total assets of $251,948 composed primarily of net loans of $197,312, investment securities, other investments, and Federal Funds sold of $35,270 and cash and due from banks balances of $6,628. At December 31, 2004 the Company had total assets of $207,930 composed primarily of net loans of $174,165, investment securities, other investments, and Federal Funds sold of $20,730 and cash and due from banks of $2,544. The increase in net loans of $23,147 is the result of acquiring the specialty commercial loans described above and strong loan demand during 2005. The increase of $14,540 in investment securities, other investments, and Federal Funds sold is the result of the Company's management of the liquidity needs of the institution. Liabilities were $235,820 at December 31, 2005, composed primarily of deposits of $221,661, Federal Home Loan Bank ("FHLB") advances of $8,500, and other borrowings of $3,900. Liabilities were $197,133 at December 31, 2004, composed primarily of deposits of $176,146, FHLB advances of $13,500, subordinated debentures of $3,500, and other borrowings of $2,500. The increase of $45,515 in deposits is the result of new certificates of deposit accounts and money market accounts opened during the period. The net increase of $1,400 in other borrowings is the result of paying off an old line of credit of $2,500 and obtaining a new line of credit in the amount of $3,900. This agreement was executed during the second quarter of 2005 in order to facilitate the acquisition described above. Shareholders' equity was $16,128 at December 31, 2005 compared to $10,797 at December 31, 2004. The increase of $5,331 is the result of $2,361 in earnings generated by the Company and $3,500 of subordinated debt converted into common stock, offset by dividends paid of $210 and a decrease in accumulated other comprehensive income of $318.

         The Company's loan portfolio at December 31, 2005 consisted primarily of $41,915 of commercial loans, $110,694 of real estate mortgage loans, $39,895 of real estate construction loans and $7,858 of consumer loans. The allowance for loan losses totaled $3,050 at December 31, 2005. Management believes that the allowance for loan losses is adequate to absorb losses inherent in the loan portfolio as of December 31, 2005.

Earnings Performance

         The Company had net income from operations for the year ended December 31, 2005 of $2,361, or $0.91 basic and $0.76 diluted earnings per share, compared to $1,319 or $0.55 basic earnings per share and $0.43 diluted earnings per share for the year ended December 31, 2004. Diluted earnings per share reflect the effect of the exercise of stock options as well as the conversion of subordinated debentures. The Bank had net interest income (the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities) of $9,623 in 2005 compared to $6,674 in 2004. The Bank also had other operating income (principally service charges, fees and commissions, and gains on sales of investment securities) of $580 in 2005 and $401 in 2004. The Bank provided $1,125 and $1,000 to its allowance for loan losses in 2005 and 2004 respectively, and had other operating expenses (principally salaries and benefits, occupancy and equipment expenses and data processing expenses) of $5,562 in 2005 and $3,987 in 2004.

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

        During the year ended December 31, 2005, net interest income was $9,623. For the year ended December 31, 2004, net interest income was $6,674. This increase was primarily attributable to an increase in volume of average interest-earning assets, which increased to $217,014 in 2005 from $185,167 in 2004. The average yield on interest-earning assets increased to 7.43% in 2005 from 5.68% in 2004, while the average cost of interest-bearing liabilities increased to 3.17% in 2005 from 2.23% in 2004. The net yield on average interest-earning assets increased to 4.43% in 2005 from 3.60% in 2004, increasing the benefit of the increased volume of interest-earning assets.

The table "Average Balances, Yields and Rates," provides a detailed analysis of the average yields and average effective rates on the categories of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2005, 2004 and 2003.

                                                                      Average Balances, Yields and Rates
                                                                      ----------------------------------
                                          Year ended December 31, 2005   Year ended December 31, 2004  Year ended December 31, 2003
                                          ----------------------------   ----------------------------  ----------------------------
                                                      Interest                      Interest                       Interest
                                            Average  Income(2)/  Yields/  Average  Income(2)/  Yields/  Average   Income/(2) Yields/
                                          Balances(1) Expense    Rates  Balances(1) Expense     Rates  Balances(1) Expense    Rates
                                          ----------- -------    -----  ----------- -------     -----  -----------  -------   -----
Assets
Federal funds sold and interest-bearing
 deposits ...............................   $  9,253  $   311    3.36%   $  6,494   $    83     1.29%    $  4,291   $   55    1.28%
Investment securities ...................     24,185      895    3.70      16,629       525     3.16       16,246      557    3.43
Loans (3) ...............................    183,576   14,917    8.13     162,044     9,901     6.11      130,448    7,992    6.13
                                            --------  -------    ----    --------   -------     ----     --------   ------    ----
  Total interest-earning assets .........    217,014   16,123    7.43     185,167    10,509     5.68      150,985    8,604    5.70
Cash and due from banks .................      3,737                        2,504                           2,149
Allowance for loan losses ...............     (2,503)                      (2,214)                         (1,642)
Premises and equipment ..................      3,979                        3,774                           3,958
Other assets ............................      9,848                        5,445                           2,014
                                            --------                     --------                        --------
  Total assets ..........................   $232,075                     $194,676                        $157,464
                                            ========                     ========                        ========
Liabilities and shareholders' equity
      NOW accounts ......................      3,022        7     0.24      2,849         8     0.28        2,580        3    0.13
      Savings and money market accounts .     54,602    1,423     2.61     60,003     1,213     2.02       42,314      817    1.93
      Time deposits .....................    130,419    4,290     3.29     92,410     2,029     2.20       80,555    1,973    2.45
                                            --------  -------     ----   --------   -------     ----     --------   ------    ----
  Interest-bearing deposits .............    188,043    5,720     3.04    155,262     3,250     2.09      125,449    2,793    2.23
  FHLB advances .........................     11,392      459     4.03     11,498       425     3.70        9,588      382    3.98
  Other borrowings ......................      3,232      205     6.33      2,067        81     3.92            -        -       -
  Subordinated debentures ...............      2,460      116     4.70      3,500        79     2.25        3,500       74    2.11
                                            --------  -------     ----   --------   -------     ----     --------   ------    ----
    Total interest-bearing liabilities ..    205,127    6,500     3.17    172,327     3,835     2.23      138,537    3,249    2.35
Noninterest-bearing demand deposits .....     12,107                        9,853                           8,361
Other liabilities .......................      1,965                        2,777                           1,121
                                            --------                     --------                        --------
    Total liabilities ...................    219,199                      184,957                         148,019
Shareholders' equity ....................     12,876                        9,719                           9,445
                                            --------                     --------                        --------
  Total liabilities and
    shareholders' equity ................   $232,075                     $194,676                        $157,464
                                            ========                     ========                        ========
Interest rate spread (4) ................                         4.26                          3.45                          3.35
                                                                  ----                          ----                          ----
Net interest income and net yield
 on earning assets (5) ..................             $ 9,623     4.43              $6,674      3.60                $5,355    3.55
                                                      =======     ----              =======     ----                ======    ----
Interest free funds supporting
 earning assets (6) .....................   $ 11,887                     $ 12,840                        $ 12,448
                                            ========                     ========                        ========

(1)  Average balances are computed on a daily basis.
(2)  Interest income is not stated on a fully tax-equivalent basis.
(3) Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis. Income includes loan fees, which are immaterial to the calculation.
(4) Total interest-earnings assets yield less the total interest-bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest-earnings assets less total interest-bearing liabilities.

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

                                                           Year ended December 31, 2005              Year Ended December 31, 2004
                                                               Compared to 2004                          Compared to 2003
                                                          Increase (Decrease) Due to                Increase (Decrease) Due to
                                                          --------------------------                --------------------------
                                                     Volume          Rate      Rate/Volume      Volume        Rate       Rate/Volume
                                                     ------          ----      -----------      ------        ----       -----------
Interest earned on:
       Federal  funds  sold and
       interest-bearing deposits ............       $    36        $   192       $   228       $    28       $     1        $    29
       Investment securities (1) ............           239            131           370            12           (45)           (33)
       Gross Loans (2) ......................         1,314          3,702         5,016         1,935           (26)         1,909
                                                    -------        -------       -------       -------       -------        -------

Total Interest Income .......................         1,589          4,025         5,614         1,975           (70)         1,905
Interest paid on:
       Deposits .............................           685          1,785         2,470           620          (163)           457
       FHLB advances ........................            (4)            38            34            70           (27)            43
       Other borrowings .....................            46             78           124            81             -             81
       Subordinated debentures ..............           (23)            60            37             -             5              5
                                                    -------        -------       -------       -------       -------        -------

Total Interest Expense ......................           704          1,961         2,665           771          (185)           586

Change in Net Interest Income ...............       $   885        $ 2,064       $ 2,949       $ 1,204       $   115        $ 1,319
                                                    =======        =======       =======       =======       =======        =======

Notes to rate/volume table:

(1)  The changes in rate are not calculated on a fully tax-equivalent basis.
(2) Interest income on nonaccruing loans is recognized on a cash basis. Loan income includes loan fees, which are immaterial to the calculation.

         During 2006, management expects that short-term interest rates will continue to increase during the entire year, but at a slower pace than in 2005. The Company does not expect these increases to have a significant impact on the company's earnings due to similar repricing intervals in the interest earning asset and liability portfolio. Therefore, any improvements in net interest income for 2005 are expected to be largely the result of increases in the volume and changes in the mix of interest-earning assets and interest-bearing liabilities. Management expects to continue to use aggressive marketing strategies to increase the Bank's market share for both deposits and quality loans within the Greenville, South Carolina area. These strategies involve offering attractive interest rates and continuing the Bank's commitment to providing outstanding customer service.

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

         The table, "Interest Sensitivity Analysis," indicates that, on a cumulative basis through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in an liability-sensitive position at December 31, 2005 of $31,798 for a cumulative gap ratio of (13.4)%.

         When interest-sensitive assets exceed interest-sensitive liabilities for a specific repricing period, a positive interest sensitive gap results. The gap is negative when interest-sensitive liabilities exceed interest-sensitive assets. For a bank with a negative gap, such as the Bank over a one year horizon, rising interest rates would be expected to have a negative effect on net interest income and falling rates would be expected to have the opposite effect. However, gap analysis, such as the table below, does not take into account actions by a bank or its customers during periods of changing rates, which could significantly change the effects of rate changes than would otherwise be expected.

         The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Other borrowings are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty day or shorter period. However, the Bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the adjustable rate credit option.

                          Interest Sensitivity Analysis

                                                                                      December 31, 2005
                                                                                      -----------------
                                                                     Within    Over 3 to 12    Over 1 to 5    Over 5
                                                                    3 Months      Months          Years        Years        Total
                                                                    --------      ------          -----        -----        -----

Interest-earning assets
   Federal funds sold and interest-bearing deposits ..........    $   8,464     $       -      $       -     $       -     $   8,464
   Investment Securities and other investments ...............          798         2,967         13,307        11,886        28,958
   Loans .....................................................      142,002        22,224         35,207           929       200,362
                                                                  ---------     ---------      ---------     ---------     ---------

        Total interest-earning assets ........................      151,264        25,191         48,514        12,815       237,784
Interest-bearing liabilities
   Interest-bearing deposits
      Interest-bearing transaction accounts ..................        2,941             -              -             -         2,941
      Savings and money market accounts ......................       51,656             -              -             -        51,656
      Time deposits over $100M ...............................       13,915        60,764              -             -        74,679
      Other time deposits ....................................       15,781        56,696          7,587             -        80,064
                                                                  ---------     ---------      ---------     ---------     ---------
        Total interest-bearing deposits ......................       84,293       117,460          7,587             -       209,340

   Other borrowings ..........................................            -         6,500              -         5,900        12,400
                                                                  ---------     ---------      ---------     ---------     ---------
        Total interest-bearing liabilities ...................    $  84,293     $ 123,960      $   7,587     $   5,900     $ 221,740

Period interest-sensitive gap ................................    $  66,971     $ (98,769)     $  40,927     $   6,915
Cumulative interest-sensitive gap ............................    $  66,971     $ (31,798)     $   9,129     $  16,044

Gap ratio as a percentage of earning assets ..................        28.2%         (41.5)%         17.2%          2.9%
Cumulative gap ratio as a percentage of earning assets .......        28.2%         (13.4)%          3.8%          6.7%

Provision for Loan Losses

         The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for loan losses inherent in the Bank's loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance for loan losses is based on management's judgment as to the amount required to maintain an allowance adequate to provide for estimated inherent losses in the loan portfolio. The Bank provided $1,125 and $1,000 to the allowance during the years ended December 31, 2005 and 2004, respectively. The increase in the provision for loan losses for 2005 versus 2004 was the result of a significant increase in nonaccrual loans. See "Allowance for Loan Losses" for further information about factors considered by management in setting the amount of the allowance.

Other Income

         In 2005, the Bank had other income of $580 compared to $401 in 2004. The increase was primarily the result of gains on sales of investment securities of $18 and income on bank-owned life insurance of $161.

Other Expenses

         Salaries and employee benefits totaled $3,095 and $2,163 for 2005 and 2004, respectively. The increase was primarily due to the acquisition and expansion of the specialty auto-financing business and the addition of staff for the Anderson branch. At December 31, 2005, the bank had 54 full-time equivalent employees, compared to 33 at December 31, 2004. Professional services increased $97 due to the increased cost of the human resource consultant, which is a direct result of additional employees. In 2005, the Bank recorded write-downs of assets acquired in settlement of loans of $251, compared to $68 in 2004.

Income Taxes

         During the years ended December 31, 2005 and 2004, the Bank recorded income tax expense of $1,155 and $769, respectively. The Bank accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes.

Investment Portfolio

         As of December 31, 2005, the Bank's investment portfolio, excluding investments required for membership in the FHLB, comprised approximately 11.2% of total assets. The following table summarizes the carrying value amounts of securities held by the Bank at December 31, 2005, 2004 and 2003. Available-for-sale securities are stated at estimated fair value. The Bank had no held-to-maturity securities at December 31, 2005. The unrealized losses on investment securities are not considered to be other than temporary because the Company has the ability and intent to hold the securities until such time as the value recovers or the securities mature.

Securities Portfolio Composition

                                         December 31, 2005               December 31, 2004                December 31, 2003
                                         -----------------               -----------------                -----------------
                                             Net                                Net                               Net
                                          Unrealized                         Unrealized                        Unrealized
                                 Book      Holding     Fair        Book       Holding     Fair        Book       Holding     Fair
                                Value       Loss       Value       Value       Loss       Value       Value       Loss       Value
                                -----       ----       -----       -----       ----       -----       -----       ----       -----
U.S. Government
Agencies  .................   $ 14,498    $   (209)   $ 14,289   $  7,496    $    (34)   $  7,462   $  3,014    $    (38)   $  2,976
State and Municipals ......        463          (2)        461         --          --          --         --          --          --
Mortgage-backed ...........     13,772        (362)     13,410      8,924         (35)      8,889     10,901         (48)     10,853
                              --------    --------    --------   --------    --------    --------   --------    --------    --------
                              $ 28,733    $   (573)   $ 28,160   $ 16,420    $    (69)   $ 16,351   $ 13,915    $    (86)   $ 13,829
                              ========    ========    ========   ========    ========    ========   ========    ========    ========

         The Bank also holds stock in the FHLB. This stock was recorded at a cost of $798 at December 31, 2005, and $955 at December 31, 2004, and has no quoted market value. However, redemption of this stock has historically been at par value.

         The following table presents maturities and weighted average yields of debt securities available for sale at December 31, 2005. All of the securities are stated at estimated fair value.

Securities Portfolio Maturities and Yields

                                                    December 31, 2005
                                                    -----------------
                                                  Fair        Tax Equivalent
                                                  Value           Yield
                                                  -----           -----
Federal agencies

Due within one year ..........................   $ 2,967           3.05%
Due from one to five years ...................    11,322           3.82%
Due from five to ten years ...................         -              -
Due after ten years ..........................         -              -

State and municipals

Due within one year ..........................         -              -
Due from one to five years ...................         -              -
Due from five to ten years ...................         -              -
Due after ten years ..........................       461           5.69%

Mortgage-backed securities

Due within one year ..........................         -              -
Due from one to five years ...................     1,985           3.78%
Due from five to ten years ...................     9,907           4.14%
Due after ten years ..........................     1,518           4.83%
                                                 -------           ----

Total ........................................   $28,160           3.93%
                                                 =======           ====

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

         The amount of loans outstanding at December 31, 2005, 2004, 2003, 2002 and 2001 is shown in the following table according to type of loan:

                           Loan Portfolio Composition

                                                                                            December 31,
                                                                                            ------------
                                                                      2005        2004         2003         2002          2001
                                                                      ----        ----         ----         ----          ----
Commercial ....................................................   $  41,915    $  33,644    $  30,500    $  45,122    $  36,800
Real estate - Construction ....................................      39,895       39,170       15,814       13,627        6,846
Real estate - Mortgage ........................................     110,694       96,984       94,391       44,840       41,924
Consumer ......................................................       7,858        6,660        9,691        7,350        7,120
                                                                  ---------    ---------    ---------    ---------    ---------
    Total loans ...............................................     200,362      176,458      150,396      110,939       92,690
Less allowance for loan losses ................................      (3,050)      (2,293)      (2,345)      (1,395)      (1,176)
                                                                  ---------    ---------    ---------    ---------    ---------
                                                                  $ 197,312    $ 174,165    $ 148,051    $ 109,544    $  91,514
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

Commercial Loans

         Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, initial and continuing financial analysis of a borrower's financial information is required.

Real Estate Construction Loans

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and nonfarm, nonresidential real estate. Generally, loan-to-cost ratios are limited to 80% and the Bank reviews the financial ability of the borrower to meet the guidelines of permanent financing prior to the advancement of the construction loan proceeds.

Real Estate Mortgage Loans

         Loans secured by real estate mortgages (residential and commercial) comprised 75.2% of the Bank's loan portfolio at December 31, 2005 compared to 55.0% at December 31, 2004. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

         Residential real estate loans, which make up $38,469 of the $110,694 at December 31, 2005, consist mainly of first and second mortgages on single-family homes, with some multifamily loans. Loan-to-value ratios ("LTV") for these instruments are generally limited to 80%. Occasionally loans with greater than 100% LTV will be originated to refinance previously unsecured consumer debt, on the assumption that it is better to have some collateral than none. The Bank does not require purchased mortgage insurance (PMI) on loans with greater than an 80% LTV. The Bank monitors key factors on loans, including LTV, with monthly reports to senior management. At December 31, 2005, the Bank had one loan amounting to $184 in loans with LTV greater than 100%.

         The Bank offers a variety of fixed-rate residential real estate loan products. Generally, the residential loans that are kept in-house are fixed-rate balloons with maturities up to 5 years. The underwriting for these loans is performed in-house within an officer's lending authority. These loans are re-negotiated near the end of the term. Conventional, fixed-rate mortgage products can be originated by the Bank in the secondary market in the name of another financial institution. Because these loans are closed in the other bank's name, they are not recorded on the Bank's books. The Bank receives an origination fee for its role in the process. Currently, the Bank offers conventional adjustable-rate-mortgage products for the secondary market.

         Nonfarm, nonresidential loans (i.e., commercial real estate mortgage loans) are secured by business and commercial properties with LTV generally limited to 80%. These loans consist of $72,225 of the $110,694 in real estate loans reported at December 31, 2005.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, at December 31, 2005, as well as the amount of fixed and variable rate loans outstanding.

                                                                                           December 31, 2005
                                                                                           -----------------
                                                                    One Year         Over One to        Over Five
                                                                     Or Less         Five Years            Years              Total
                                                                     -------         ----------            -----              -----
Commercial, financial and industrial ...................           $ 27,831           $ 13,630           $    454           $ 41,915
Real estate - construction .............................             36,080              2,857                958             39,895
Real estate - mortgage .................................             76,243             24,905              9,546            110,694
Consumer installment ...................................              4,176              3,188                494              7,858
                                                                   --------           --------           --------           --------
         Total loans ...................................           $144,330           $ 44,580           $ 11,452           $200,362
                                                                   ========           ========           ========           ========

Fixed rate .............................................                                                                    $ 59,190

Variable rate ..........................................                                                                    $141,172

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

         At  December  31,  2005  and  2004,  the Bank had  $2,551  and  $1,497,
respectively, of nonaccrual loans. The increase in 2005 was primarily attributable to one large loan being placed on nonaccrual during the fourth quarter. Gross interest income that would have been recorded with respect to nonaccrual loans in 2005 and 2004 under the original terms of the loans was $96 and $168, respectively. No interest income on nonaccrual loans was included in net income for the years ended December 31, 2005 or 2004. At December 31, 2005 and 2004, there were no loans that were 90 days or more past due and still accruing interest, and no restructured loans.

Nonperforming Assets

         Nonperforming assets, percentages of net charge-offs, and the related percentage of allowance for loan losses are shown in the following table:

                                                                                        Year Ended December 31,
                                                                                        -----------------------
                                                                   2005           2004           2003           2002           2001
                                                                   ----           ----           ----           ----           ----
Loans over 90 days past due and still
accruing ................................................        $    -         $    -         $  393         $    -         $  628

Loans on non-accrual
   Real estate - mortgage ...............................         2,210          1,394          1,052            789            645
   Real estate - construction ...........................             -             10             16              -            300
   Commercial ...........................................           329              -             56              7            351
   Consumer .............................................            12             93            107             59             66
                                                                 ------         ------         ------         ------         ------
      Total non-accrual loans ...........................         2,551          1,497          1,231            855          1,362

Troubled debt restructurings ............................             -              -              -              -              -
                                                                 ------         ------         ------         ------         ------
      Total nonperforming loans .........................         2,551          1,497          1,624            855          1,990

Other nonperforming assets ..............................           630            881            411            243            574
                                                                 ------         ------         ------         ------         ------
      Total nonperforming assets ........................        $3,181         $2,378         $2,035         $1,098         $2,564
                                                                 ======         ======         ======         ======         ======
Nonperforming assets to total assets ....................          1.26%          1.14%          1.18%          0.78%          2.18%

Percentage of nonperforming assets to
    total loans and other nonperforming
    assets ..............................................          1.58           1.34           1.35           0.99           2.75

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. At December 31, 2005, loans in the amount of $885 were determined by management to be potential problem loans.

Assets Acquired in Settlement of Loans

         At December 31, 2005 and 2004, the Bank had assets acquired in settlements of loans of approximately $630 and $881, respectively. For both years, those amounts represented 100% of real estate owned. Two properties were acquired, and two properties were sold in 2005. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition, and written down periodically if the appraised value is deemed not to be realizable.

Allowance for Loan Losses

         The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not that the loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance. The table, "Analysis of the Allowance for Loan Losses," summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

         In reviewing the adequacy of the allowance for loan losses at each year-end, management considers the historical loan losses experienced by the Bank, current economic conditions affecting the borrowers' ability to repay, the volume of loans, and the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. The increase in the allowance at December 31, 2005, is mostly due to one large loan being placed on nonaccrual during the fourth quarter. Management believes this loan will not be charged-off, but ultimately be collected. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of loan losses inherent in the loan portfolio as of December 31, 2005.

         In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk-grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators also review the adequacy of the allowance for loan losses as part of their examination of the Bank and may require adjustments to the allowance based upon information available to them at the time of the examination.

         During 2005, the Bank experienced net charge-offs of $368. Management believes that it has adequately provided for losses considering its assessment of collateral values and other factors affecting collectibility.

         The allowance is not allocated to different segments of the portfolio. The Bank charges losses from any segment of the portfolio to the allowance without any allocation.

                    Analysis of the Allowance for Loan Losses

                                                                                     Year Ended December 31,
                                                                                     -----------------------
                                                                 2005           2004           2003           2002           2001
                                                                 ----           ----           ----           ----           ----
Total gross loans outstanding at end of period ..........     $ 200,362      $ 176,458      $ 150,396      $ 110,939      $  92,690
Average amount of loans outstanding, gross ..............       183,576        162,044        130,448         99,820         78,318
                                                              ---------      ---------      ---------      ---------      ---------
Balance of allowance for loan losses -
    beginning ...........................................         2,293          2,345          1,395          1,176            958
                                                              ---------      ---------      ---------      ---------      ---------
Loans charged off:
    Real estate-construction ............................             -              -            (82)             -             (6)
    Real estate-mortgage ................................          (347)          (466)          (120)          (529)          (241)
    Consumer loans ......................................           (13)          (475)           (97)           (54)           (95)
    Commercial and other loans ..........................          (123)          (135)           (90)           (25)          (163)
                                                              ---------      ---------      ---------      ---------      ---------
           Total charge-offs ............................          (483)        (1,076)          (389)          (608)          (505)
                                                              ---------      ---------      ---------      ---------      ---------

Recoveries of loans previously charged-off:
    Real estate-mortgage ................................            76              1              -              6              -
    Consumer loans ......................................            14             23              -              -              -
    Commercial and other loans ..........................            25              -              -             16              -
                                                              ---------      ---------      ---------      ---------      ---------
          Total recoveries ..............................           115             24              -             22              -
                                                              ---------      ---------      ---------      ---------      ---------

           Net charge-offs ..............................          (368)        (1,052)          (389)          (586)          (505)

Additions to allowance for loan losses-ending ...........         1,125          1,000          1,339            805            723
                                                              ---------      ---------      ---------      ---------      ---------

Balance of allowance for loan losses-ending .............     $   3,050      $   2,293      $   2,345      $   1,395      $   1,176
                                                              =========      =========      =========      =========      =========

                                                                                            Year Ended December 31,
                                                                                            -----------------------
                                                                          2005          2004         2003         2002         2001
                                                                          ----          ----         ----         ----         ----
Ratios
   Net charge-offs during period to average
       loans outstanding during period ...........................        0.20%         0.65%        0.30%        0.59%        0.64%
   Net charge-offs to loans at end of period .....................        0.18          0.60         0.26         0.53         0.54
   Allowance for loan losses to average loans ....................        1.66          1.42         1.80         1.40         1.50
   Allowance for loan losses to loans at end of period ...........        1.52          1.30         1.56         1.26         1.27
   Net charge-offs to allowance for loan losses ..................        12.1          45.9         16.6         42.0         42.9
   Net charge-offs to provision for loan losses ..................        32.7         105.2         29.1         72.8         69.8

Deposits

         The amounts and composition of total deposits as of December 31, 2005 and 2004 were as follows:

                                                                                      December 31,
                                                                                      ------------
                                                                        2005                                 2004
                                                                        ----                                 ----
                                                           Amount                Percent             Amount            Percent
                                                           ------                -------             ------            -------
Noninterest-bearing ..............................        $ 12,321                  5.6%           $  8,818               5.0%
NOW accounts .....................................           2,941                  1.3               2,914               1.7
Money market accounts ............................          50,905                 23.0              61,240              34.8
Savings ..........................................             751                  0.3                 742               0.4
Time, less than $100,000 .........................          80,064                 36.1              50,222              28.5
Time, $100,000 and over ..........................          74,679                 33.7              52,210              29.6
                                                          --------                -----            --------             -----
                                                          $221,661                100.0%           $176,146             100.0%
                                                          ========                =====            ========             =====

         The average amounts and average rates paid on deposits held by the Bank for the years ended December 31, 2005, 2004 and 2003 are summarized below:

                                                                                          Deposits

                                                             December 31, 2005         December 31, 2004          December 31, 2003
                                                             -----------------         -----------------          -----------------
                                                                       Average                   Average                    Average
                                                            Amount     Rate (%)       Amount     Rate (%)        Amount     Rate (%)
                                                            ------     --------       ------     --------        ------     --------

Noninterest-bearing demand ........................       $ 12,107          -     $  9,853             -     $  8,361             -
Interest-bearing transaction accounts .............          3,022       0.24        2,849          0.26        2,580          0.11
Savings ...........................................            765       0.50          813          0.49          628          0.48
Money market accounts .............................         53,837       2.64       59,190          2.04       41,686          1.95
Certificates of deposit and
Individual retirement accounts ....................        130,419       3.29       92,410          2.20       80,555          2.45
                                                          --------       ----     --------          ----     --------          ----
         Total average deposits ...................       $200,150       2.86%    $165,115          2.09%    $133,810          2.23%
                                                          ========       ====     ========          ====     ========          ====

         As of December 31, 2005, the Bank held $74,679 in time deposits of $100,000 or more, with approximately $13,916 maturing within three months, $23,340 with maturities over three through six months, $26,685 with maturities over six through twelve months and $10,738 with maturities over twelve months. Brokered deposits as of December 31, 2005 amounted to $30,774. Brokered deposits are generally more interest rate sensitive and, therefore, more volatile than deposits obtained from the Bank's local market areas.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2005, 2004 and 2003.

                                                     December 31,
                                                     ------------
                                           2005           2004           2003
                                           ----           ----           ----
        Return on average assets ......    1.02%          0.68%          0.41%
        Return on average equity ......   18.34%         13.57%          6.88%
        Dividend payout ratio .........    8.89%         13.12%         12.15%
        Average equity to average
          asset ratio .................    5.55%          4.99%          6.00%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being the ability to obtain deposits within the Bank's service area. Core deposits (total deposits less time deposits greater than $100,000 and less brokered deposits) provide a relatively stable funding base, and were equal to 57.7% of total assets at December 31, 2005. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. The Bank is a member of the FHLB of Atlanta and, as such, has the ability to borrow against the security of its investment portfolio and qualifying mortgage loans. At December 31, 2005, the Bank had the ability to borrow up to 15% of assets from the FHLB. The $8,500 of borrowings that were outstanding from the FHLB at December 31, 2005 are secured by 1 - 4 family residential mortgage loans and commercial loans. These borrowings bear interest at rates ranging from 4.33% to 4.38%. The $6,500 advance matures in 2006 and the $2,000 advance matures in 2011. The $2,000 advance is callable and may reprice prior to its final maturity date.

         The unused borrowing capacity currently available from the FHLB assumes that the Bank's $798 investment in FHLB stock as well as certain securities and qualifying mortgages would be pledged to secure any future borrowings. The maximum amount of FHLB borrowings outstanding at the end of any month in 2005 was $16,500. The Bank believes that it could obtain additional borrowing capacity from the FHLB by identifying additional qualifying collateral that could be pledged.


         The Bank also has $7,400 available through lines of credit with other banks as an additional source of liquidity funding. Management believes that the Bank's overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

Off-Balance Sheet Arrangements

         The Company, through the operations of the Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These instruments represent unfunded commitments, not outstanding balances, therefore, the risk associated with these financial instruments is referred to as "off-balance sheet risk." The Bank's financial instruments with off-balance sheet risk consist of 1) commitments to extend credit and 2) standby letters of credit. Both involve elements of credit and interest rate risk not reflected on the balance sheet. We use the same credit and collateral policies in making these commitments as we do for on-balance sheet instruments.

         Commitments to extend credit are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specified period of time. At December 31, 2005, the Bank had issued commitments to extend credit of $45,968 through various types of lending. Commitments at variable rates of interest totaled $29,853 and commitments at fixed rates totaled $16,115. The commitments generally expire over one year. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity," the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

         In addition to commitments to extend credit, the Bank also issues standby letters of credit which are assurances to a third party that they will not suffer a loss if the Bank's customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled $332 at December 31, 2005. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity, the Bank believes that it will have the necessary resources to meet these obligations should the need arise.

         Neither the Company nor its subsidiary is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings. Obligations under noncancelable operating lease agreements totaled approximately $356 at December 31, 2005. These obligations are payable over several years as shown in Note 10 to the Company's consolidated financial statements.


Capital Resources

         Shareholders' equity increased $5,331 during 2005. Major components of the change in shareholders' equity included net operating income of $2,361, conversion of subordinated debentures of $3,500, partially offset by an increase in unrealized losses on investment securities available for sale, net of tax, of $318, and a cash dividend of $.08 per share, or $210. The unrealized losses on investment securities are not considered to be other than temporary because the Company has the ability and intent to hold the securities until such time as the value recovers or the securities mature.

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

         It is management's objective to maintain the capital levels such that the Bank will continue to be considered well capitalized. However, no assurance can be given that this objective will be achieved. The Company anticipates that it will maintain capital at levels that will allow the Company and the Bank to qualify as being adequately capitalized as defined by regulation, and as of December 31, 2005, the Company and the Bank exceed the capital levels that are required to be maintained. However, the Company does not sufficiently exceed minimum capital adequacy levels, and the Bank does not sufficiently exceed well capitalized levels by a great enough margin to continue to grow at recent rates.

         In connection with the Company's acquisition of a specialty lender in 2005, the Company committed to the Federal Reserve to increase the amount of its Tier 1 capital to the well capitalized level by June 30, 2006. The conversion of subordinated debentures to common stock in 2005 was in furtherance of this commitment. The Company plans to raise additional Tier 1 capital in 2006 and is exploring several avenues to do so.

         Company and Bank capital ratios at December 31, 2005 are presented in the following table, compared with the "well capitalized" and minimum ratios under the Federal Reserve and FDIC regulatory definitions and guidelines:

                                                                                                            To be well capitalized
                                                                                        For capital         under prompt corrective
                                                                                      adequacy purposes      action provisions
                                                                    Actual                 Minimum                 Minimum
                                                                    ------                 -------                 -------
                                                            Amount         Ratio    Amount         Ratio       Amount     Ratio
                                                            ------         -----    ------         -----       ------     -----
Company (consolidated):
As of December 31, 2005
Total capital (to risk weighted  assets) ...............   $18,374          8.8%   $16,787          8.0%         N/A        N/A
Tier 1 capital (to risk weighted assets) ...............    15,747          7.5      8,393          4.0          N/A        N/A
Tier 1 capital (to average assets) .....................    15,747          6.7      9,416          4.0          N/A        N/A

Company (consolidated):
As of December 31, 2004
Total capital (to risk weighted  assets) ...............   $16,577          9.3%   $14,331          8.0%         N/A        N/A
Tier 1 capital (to risk weighted assets) ...............    10,840          6.1      7,166          4.0          N/A        N/A
Tier 1 capital (to average assets) .....................    10,840          5.6      8,196          4.0          N/A        N/A
                                                                                                            To be well capitalized
                                                                                        For capital         under prompt corrective
                                                                                      adequacy purposes      action provisions
                                                                    Actual                 Minimum                 Minimum
                                                                    ------                 -------                 -------
                                                            Amount         Ratio    Amount         Ratio       Amount     Ratio
                                                            ------         -----    ------         -----       ------     -----
Bank:
As of December 31, 2005
Total capital (to risk weighted assets) ...............     $21,145       10.1%     $16,778         8.0%       $20,972     10.0%
Tier 1 capital (to risk weighted assets) ..............      18,518        8.8        8,389         4.0         12,583      6.0
Tier 1 capital (to average assets) ....................      18,518        8.0        9,230         4.0         11,538      5.0

As of December 31, 2004
Total capital (to risk weighted assets) ...............     $18,715       10.5%     $14,312         8.0%       $17,891     10.0%
Tier 1 capital (to risk weighted assets) ..............      16,478        9.2        7,156         4.0         10,734      6.0
Tier 1 capital (to average assets) ....................      16,478        8.5        8,196         4.0         10,246      5.0

Inflation

         Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

         While the effect of inflation on banks is normally not as significant as is its influence on those businesses, which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.

Recently Issued Accounting Standards

        Recently issued accounting standards and pronouncements are discussed in
Note 1, Summary of Significant Accounting Policies and Activities, in our Report on Consolidated Financial Statements included herein. Other accounting standards, which have been issued or proposed by the Financial Accounting Standards Board ("FASB") that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY

                   REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors
GrandSouth Bancorporation and Subsidiary
Greenville, South Carolina


         We have audited the accompanying consolidated balance sheets of GrandSouth Bancorporation and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GrandSouth Bancorporation and Subsidiary as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.





                                        s/Elliott Davis LLC
Greenville, South Carolina
February 10, 2006

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                                                DECEMBER 31,
                                                                                                                ------------
                                                                                                          2005                2004
                                                                                                          ----                ----
                                                          ASSETS
Cash and due from banks ......................................................................         $   6,628          $   2,544
Federal funds sold ...........................................................................             6,312              3,424
                                                                                                       ---------          ---------
           Cash and cash equivalents .........................................................            12,940              5,968

Investment securities available for sale .....................................................            28,160             16,351
Other investments, at cost ...................................................................               798                955
Loans, net ...................................................................................           197,312            174,165
Property and equipment, net ..................................................................             4,380              3,629
Bank owned life insurance ....................................................................             4,408              4,247
Assets acquired in settlement of loans .......................................................               630                881
Other assets .................................................................................             3,320              1,734
                                                                                                       ---------          ---------
           Total assets ......................................................................         $ 251,948          $ 207,930
                                                                                                       =========          =========

                                           LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
     Noninterest bearing .....................................................................         $  12,321          $   8,818
     Interest bearing ........................................................................           209,340            167,328
                                                                                                       ---------          ---------
           Total deposits ....................................................................           221,661            176,146

Federal Home Loan Bank advances ..............................................................             8,500             13,500
Other borrowings .............................................................................             3,900              2,500
Subordinated debentures ......................................................................                 -              3,500
Other liabilities ............................................................................             1,759              1,487
                                                                                                       ---------          ---------
           Total liabilities .................................................................           235,820            197,133
                                                                                                       ---------          ---------

COMMITMENTS AND CONTINGENCIES - Notes 10 and 14

SHAREHOLDERS' EQUITY
     Common stock, no par value, 20,000,000 shares authorized,
        3,065,726 and 2,382,357 shares issued and outstanding
        at December 31, 2005 and 2004 respectively ...........................................            14,340             10,840
     Retained earnings .......................................................................             2,149                  -
     Accumulated other comprehensive income (loss) ...........................................              (361)               (43)
                                                                                                       ---------          ---------
           Total shareholders' equity ........................................................            16,128             10,797
                                                                                                       ---------          ---------
           Total liabilities and shareholders' equity ........................................         $ 251,948          $ 207,930
                                                                                                       =========          =========

The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
             (Dollars in thousands except share and per share data)

                                                                                             For the years ended December 31,
                                                                                             --------------------------------
                                                                                       2005               2004               2003
                                                                                       ----               ----               ----
INTEREST INCOME
   Loans and fees on loans ................................................         $   14,917         $    9,901         $    7,992
   Investment securities ..................................................                895                525                557
   Federal funds sold and due from banks ..................................                311                 83                 55
                                                                                    ----------         ----------         ----------
        Total interest income .............................................             16,123             10,509              8,604
                                                                                    ----------         ----------         ----------
INTEREST EXPENSE
   Deposits ...............................................................              5,720              3,250              2,793
   Federal Home Loan Bank advances and other borrowings ...................                664                506                382
   Subordinated debentures ................................................                116                 79                 74
                                                                                    ----------         ----------         ----------
        Total interest expense ............................................              6,500              3,835              3,249
                                                                                    ----------         ----------         ----------
        Net interest income ...............................................              9,623              6,674              5,355

PROVISION FOR POSSIBLE LOAN LOSSES ........................................              1,125              1,000              1,339
                                                                                    ----------         ----------         ----------
        Net interest income after provision for
           possible loan losses ...........................................              8,498              5,674              4,016
                                                                                    ----------         ----------         ----------
NONINTEREST INCOME
   Service fees on deposit accounts .......................................                311                266                289
   Gain on sale of investment securities available for sale ...............                 18                  -                 90
   Other ..................................................................                251                135                132
                                                                                    ----------         ----------         ----------
        Total noninterest income ..........................................                580                401                511
                                                                                    ----------         ----------         ----------
NONINTEREST EXPENSES
   Salaries and benefits ..................................................              3,095              2,163              1,895
   Data processing ........................................................                335                321                351
   Insurance ..............................................................                200                 85                 49
   Occupancy and equipment ................................................                579                579                517
   Printing and supplies ..................................................                 92                 76                 71
   Professional services ..................................................                290                193                152
   Writedowns on assets acquired in settlement of loans ...................                251                 68                 24
   Other operating ........................................................                720                502                436
                                                                                    ----------         ----------         ----------
        Total noninterest expenses ........................................              5,562              3,987              3,495
                                                                                    ----------         ----------         ----------
        Income before income taxes ........................................              3,516              2,088              1,032

INCOME TAX PROVISION ......................................................              1,155                769                382
                                                                                    ----------         ----------         ----------
        Net income ........................................................         $    2,361         $    1,319         $      650
                                                                                    ==========         ==========         ==========
NET INCOME PER COMMON SHARE
     Basic ................................................................         $     0.91         $     0.55         $     0.27
                                                                                    ==========         ==========         ==========
     Diluted ..............................................................         $     0.76         $     0.43         $     0.22
                                                                                    ==========         ==========         ==========
WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING
     Basic ................................................................          2,582,298          2,382,357          2,382,567
                                                                                    ==========         ==========         ==========
     Diluted ..............................................................          3,218,986          3,200,558          3,162,300
                                                                                    ==========         ==========         ==========

The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
              For the years ended December 31, 2005, 2004 and 2003
                    (Dollars in thousands except share data)

                                                                      Common stock                       Accumulated
                                                                      ------------                          other         Total
                                                                                            Retained    comprehensive  shareholders'
                                                                Shares         Amount       earnings    income (loss)     equity
                                                                ------         ------       --------    -------------     ------
Balance, December 31, 2002 ..............................     1,875,329     $    8,464     $      660     $      187     $    9,311
                                                                                                                         ----------
     Net income .........................................             -              -            650              -            650
     Other comprehensive income -
       Unrealized holding losses on
       investment securities (net of
       income tax benefit of $108) ......................             -              -              -           (184)          (184)

       Less reclassification adjustment for
       gains included in net income (net of
       income tax expense of $33) .......................             -              -              -            (57)           (57)
                                                                                                                         ----------
     Comprehensive income ...............................             -              -              -              -            409
     Stock dividend (5%) ................................        93,731            625           (625)             -              -
     Cash dividend ($.04) per share .....................             -              -            (79)             -            (79)
     Stock dividend (10%) ...............................       196,910            606           (606)             -              -
                                                             ----------     ----------     ----------     ----------     ----------

Balance, December 31, 2003 ..............................     2,165,970          9,695              -            (54)         9,641
                                                                                                                         ----------
     Net income .........................................             -              -          1,319              -          1,319
     Other comprehensive income -
       Unrealized holding gain on
       investment securities (net of
       income tax expense of $5) ........................             -              -              -             11             11
                                                                                                                         ----------
     Comprehensive income ...............................             -              -              -              -          1,330
     Cash in lieu of fractional shares ..................          (191)            (1)             -              -             (1)
     Cash dividend ($.08) per share .....................             -              -           (173)             -           (173)
     Stock dividend (10%) ...............................       216,578          1,146         (1,146)             -              -
                                                             ----------     ----------     ----------     ----------     ----------

Balance, December 31, 2004 ..............................     2,382,357         10,840              -            (43)        10,797
                                                                                                                         ----------
     Net income .........................................             -              -          2,361              -          2,361
     Other comprehensive income -
       Unrealized holding losses on
       investment securities (net of
       income tax effect of $180) .......................             -              -              -           (307)          (307)

     Less reclassification adjustment for
     gains included in net income (net of
     income tax expense of $7) ..........................             -              -              -            (11)           (11)
                                                                                                                         ----------
     Comprehensive income ...............................             -              -              -              -          2,043
     Conversion of subordinated debentures into
     common stock .......................................       683,581          3,500              -              -          3,500
     Cash in lieu of fractional shares ..................          (212)             -             (2)             -             (2)
     Cash dividend ($.08) per share .....................             -              -           (210)             -           (210)
                                                             ----------     ----------     ----------     ----------     ----------

Balance, December 31, 2005 ..............................     3,065,726     $   14,340     $    2,149     $     (361)    $   16,128
                                                             ==========     ==========     ==========     ==========     ==========


The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                                For the years ended December 31,
                                                                                                --------------------------------
                                                                                               2005           2004           2003
                                                                                               ----           ----           ----
OPERATING ACTIVITIES
     Net income .......................................................................      $  2,361       $  1,319       $    650
     Adjustments to reconcile net income to net cash
        provided by operating activities
        Deferred income tax expense (benefit) .........................................          (361)            55           (194)
        Provision for possible loan losses ............................................         1,125          1,000          1,339
        Depreciation ..................................................................           329            385            334
        Amortization and accretion (net) of securities available for sale .............            19            114            127
        Gain on sale of investment securities available for sale ......................           (18)             -            (90)
        Gain on sale of property and equipment ........................................            (1)            (4)           (11)
        (Gain) loss on sale of assets acquired in settlement of loans .................             1             13            (10)
        Accretion of bank owned life insurance ........................................          (161)             -              -
        Write-down of assets acquired in settlement of loans ..........................           251             68             24
        Increase in other assets ......................................................          (232)          (534)          (291)
        Increase in other liabilities .................................................           203            276            592
                                                                                             --------       --------       --------
              Net cash provided by operating activities ...............................         3,516          2,692          2,470
                                                                                             --------       --------       --------
INVESTING ACTIVITIES
     Purchase of investment securities ................................................       (16,046)       (11,027)        (9,796)
     Redemption (purchase) of Federal Home Loan Bank stock ............................           157           (375)          (155)
     Proceeds from principal paydowns on investment securities ........................         2,769          2,908          5,160
     Proceeds from sales and calls of investment securities ...........................           962          5,500          7,187
     Proceeds from maturity of investment securities ..................................             -              -          1,000
     Increase in loans, net ...........................................................       (24,582)       (28,271)       (40,295)
     Purchase of bank owned life insurance ............................................             -         (3,357)             -
     Increase in cash surrender value of life insurance ...............................             -            (63)           (42)
     Proceeds from sale of assets acquired in settlement of loans .....................           309            606            267
     Cash equivalents acquired, net of payment for purchase acquisition ...............          (737)             -              -
     Proceeds from sale of property and equipment .....................................            22             16             23
     Purchase of property and equipment ...............................................        (1,101)          (132)          (246)
                                                                                             --------       --------       --------
              Net cash used for investing activities ..................................       (38,247)       (34,195)       (36,897)
                                                                                             --------       --------       --------
FINANCING ACTIVITIES
      Proceeds from Federal Home Loan Bank advances ...................................        11,000          5,000          3,100
      Repayment of Federal Home Loan Bank advances ....................................       (16,000)        (3,100)             -
      Proceeds from other borrowings ..................................................         3,900          2,500              -
      Repayment of other borrowings ...................................................        (2,500)             -              -
      Net increase in deposits ........................................................        45,515         29,637         27,148
      Dividends paid ..................................................................          (210)          (173)           (79)
      Cash paid in lieu of fractional shares ..........................................            (2)            (1)             -
                                                                                             --------       --------       --------
              Net cash provided by financing activities ...............................        41,703         33,863         30,169
                                                                                             --------       --------       --------
              Net (decrease) increase in cash and cash equivalents ....................         6,972          2,360         (4,258)

CASH AND CASH EQUIVALENTS, BEGINNING
      OF YEAR .........................................................................         5,968          3,608          7,866
                                                                                             --------       --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR ................................................      $ 12,940       $  5,968       $  3,608
                                                                                             ========       ========       ========
SUPPLEMENTAL INFORMATION
      Cash paid for:
         Income taxes .................................................................      $  1,225       $    238       $    148
                                                                                             ========       ========       ========
         Interest .....................................................................      $  6,632       $  3,811       $  3,383
                                                                                             ========       ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                             (Dollars in thousands)


                                                                                               For the years ended December 31,
SUPPLEMENTAL SCHEDULE OF NON-CASH                                                              --------------------------------
INVESTING AND FINANCING ACTIVITIES                                                          2005             2004              2003
                                                                                            ----             ----              ----
Change in unrealized gain (loss) on investment securities
available for sale, before tax .................................................          $  (505)          $   16          $  (382)
                                                                                          =======           ======          =======

Loans charged-off, net of recoveries ...........................................          $   368           $1,052          $   389
                                                                                          =======           ======          =======

Loans transferred to assets acquired in settlement of loans ....................          $   310           $1,157          $   449
                                                                                          =======           ======          =======

Subordinated debentures converted into common stock ............................          $ 3,500                -                -
                                                                                          =======           ======          =======

























The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

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

   Reclassifications
     Certain prior year amounts have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported shareholders' equity or net income.

   Acquisition
     In May 2005, the Company acquired an auto-financing business with assets valued at $3,236 and recorded $737 in goodwill. This auto-financing business had $2,413 in specialty commercial lines of credit with the Bank. These loans are now on the Bank's books in the auto dealers' names.

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

   Concentrations of credit risk
     The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the upstate region of South Carolina. The Company's loan portfolio is not concentrated in loans to any single borrower or in a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

     In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, Management monitors exposure to credit risk that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES,    Continued

     the  associated   risks.   Management  has  determined  that  there  is  no
     concentration of credit risk associated with its lending policies or practices

     The Company's investment portfolio consists principally of obligations of the United States of America, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

   Investment securities
     The Bank accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The statement requires investments in equity and debt securities to be classified into one of three categories:

1. Available for sale: These are securities that are not classified as either held to maturity or as trading securities. These securities are reported at fair market value which is determined using quoted market prices. Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders' equity (accumulated other comprehensive income (loss)). Gains or losses on dispositions of securities are based on the difference between the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Premiums and discounts are amortized into interest income by a method that approximates a level yield.

2. Held to maturity: These are securities that the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts. Premiums and discounts are amortized into interest income by a method that approximates a level yield. The Company has no held to maturity securities.

3. Trading: These are securities that are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.

   Loans and interest income on loans

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

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

   Allowance for possible loan losses

     The provision for possible loan losses charged to operating expense reflects the amount deemed appropriate by management to establish an adequate reserve to meet the present estimated loss characteristics of the current loan portfolio. Management's estimate is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, and prevailing and anticipated economic conditions. Loans that are determined to be uncollectible are charged against the allowance. Provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

     The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This standard requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

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

   Assets acquired in settlement of loans

     Assets acquired in settlement of loans include real estate acquired through foreclosure or deed taken in lieu of foreclosure, and repossessed assets. These assets are recorded at the lower of the carrying value of the loans or the estimated fair value of the related asset, net of estimated selling costs. The excess carrying value, if any, is charged to the allowance for possible loan losses upon transfer. If further reduction in value occurs, charges are included in income from operations.

   Goodwill

     Goodwill is evaluated for impairment on at least an annual basis by comparing the fair value of its reporting units to their related carrying value. If the carrying value of a reporting unit exceeds its fair value, the Company determines whether the implied fair value of the goodwill, using a discounted cash flow analysis, exceeds the carrying value of the goodwill. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recorded in an amount equal to that excess. To date, the Company has not had to record any impairment write downs of its goodwill.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

   Income taxes

     The financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes versus for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

   Advertising and public relations expense

     Advertising, promotional, and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailings are expensed in the period in which the direct mailings are sent.

   Net income per common share

     Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share." The treasury stock method is used to compute the effect of stock options and convertible subordinated debentures on the weighted average number of common shares outstanding for diluted earnings per share. On January 21, 2003, the Company declared a five percent stock dividend and on January 22, 2004 and February 28, 2005 the Company declared ten percent stock dividends. Per share and share amounts have been retroactively restated to reflect the stock dividends declared in 2003, 2004 and 2005. The 2005 stock dividend was reflected in the 2004 financial statements.

   Statement of cash flows

     For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and cash equivalents." Cash and cash equivalents have an original maturity of three months or less.

   Fair values of financial instruments

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, requires disclosure of fair value information for financial instruments, whether or not recognized in the consolidated balance sheet, when it is practicable to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations, which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock. In addition, other nonfinancial instruments such as property and equipment and other assets and liabilities are not subject to the disclosure requirements.

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

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES,   Continued

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

Stock-based compensation

     The Company has a stock-based employee compensation plan, which is further described in Note 16. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and net income per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. Per share and weighted average shares outstanding have been restated to reflect the ten percent stock dividends declared on January 22, 2004 and February 28, 2005. The 2005 stock dividend was reflected in the 2004 financial statements.

                                                                                                    Years ended December 31,
                                                                                                    ------------------------
                                                                                           2005              2004             2003
                                                                                           ----              ----             ----
Net income, as reported ......................................................            $2,361            $1,319            $  650
Deduct:  Total stock-based employee compensation
     expense determined under fair value based
     method for all awards, net of related tax effects .......................               124                54                20
                                                                                          ------            ------            ------
Pro forma net income - basic .................................................             2,237             1,265               630

Add: Interest savings, net of tax/weighted average
     incremental shares assumed on conversion of
     subordinated debentures .................................................                73                50                47
                                                                                          ------            ------            ------
Pro forma net income - diluted ...............................................            $2,310            $1,315            $  677
                                                                                          ======            ======            ======
Net income per common share:
     Basic - as reported .....................................................            $ 0.91            $ 0.55            $ 0.27
                                                                                          ======            ======            ======
     Basic - pro forma .......................................................            $ 0.87            $ 0.53            $ 0.26
                                                                                          ======            ======            ======
     Diluted - as reported ...................................................            $ 0.76            $ 0.43            $ 0.22
                                                                                          ======            ======            ======
     Diluted - pro forma .....................................................            $ 0.72            $ 0.41            $ 0.21
                                                                                          ======            ======            ======

   The fair values at date of grant range from $1.38 to $3.56. The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants: the risk free interest rate used ranged from 4.00% to 5.89%, the expected volatility ranged from 5.00% to 20.09%, the expected option life was 10 years and the assumed dividend yields ranged from zero to $0.08 per share.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

Recently issued accounting standards

   The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the
   Company:

              In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No.123(R) covers a wide range of stock-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in their financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from stock-based payment arrangements. SFAS No. 123(R) is effective for the Company beginning with the first interim reporting period in 2006. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The cumulative effect of adoption, if any, will be measured and recognized in the statement of income on the date of adoption.

              In April 2005, the Securities and Exchange Commission's Office of the Chief Accountant and its Division of Corporation Finance released Staff Accounting Bulletin ("SAB") No.107 to provide guidance regarding the application of SFAS No. 123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff's views regarding the valuation of stock-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for stock-based payment transactions, particularly during the transition to SFAS No.123(R).

              In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

           Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

           The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 2005 and 2004 these required reserves were met by vault cash.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 3 - INVESTMENT SECURITIES

           The amortized cost and fair value of investment securities available for sale are as follows:

                                                                                           December 31, 2005
                                                                                           -----------------
                                                                                            Gross unrealized
                                                                        Amortized           ----------------                  Fair
                                                                           Cost          Gains            Losses              Value
                                                                           ----          -----            ------              -----
U.S. Government Agencies ....................................            $14,498         $   -            $   209            $14,289
State and municipals ........................................                463             -                  2                461
Mortgage backed .............................................             13,772             -                362             13,410
                                                                         -------         -----            -------            -------
       Total investment securities ..........................            $28,733         $   -            $   573            $28,160
                                                                         =======         =====            =======            =======

                                                                                           December 31, 2004
                                                                                           -----------------
                                                                                            Gross unrealized
                                                                        Amortized           ----------------                  Fair
                                                                           Cost          Gains            Losses              Value
                                                                           ----          -----            ------              -----
U.S. Government Agencies ...................................             $ 7,496        $     -            $    34           $ 7,462
Mortgage backed ............................................               8,924             44                 79             8,889
                                                                         -------        -------            -------           -------

       Total investment securities .........................             $16,420        $    44            $   113           $16,351
                                                                         =======        =======            =======           =======

           The amortized costs and fair values of securities available for sale at December 31, 2005, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         Amortized
                                                            Cost      Fair value
                                                            ----      ----------

Less than one year ...............................        $ 3,000        $ 2,967
One to five years ................................         13,547         13,307
Five to ten years ................................         10,175          9,907
After ten years ..................................          2,011          1,979
                                                          -------        -------

       Total investment securities ...............        $28,733        $28,160
                                                          =======        =======

           Investment securities with an aggregate amortized cost of $1,499 (fair value of $1,465) at December 31, 2005 and $8,207 (fair value of $8,201) at December 31, 2004 were pledged to collateralize public deposits and borrowings.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 3 - INVESTMENT SECURITIES, Continued

           The following table shows gross unrealized losses and fair value, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005.

                                                    Less than 12 Months           12 Months or More                Total
                                                    -------------------           -----------------                -----
                                                    Fair       Unrealized        Fair        Unrealized        Fair       Unrealized
                                                   Value         Losses         Value          Losses          Value        Losses
                                                   -----         ------         -----          ------          -----        ------

U.S. Government Agencies .................        $ 6,926        $    75        $ 7,363        $   134        $14,289        $   209
State and municipals .....................            461              2              -              -            461              2
Mortgage backed ..........................          8,808            143          4,602            219         13,410            362
                                                  -------        -------        -------        -------        -------        -------
  Total ..................................        $16,195        $   220        $11,965        $   353        $28,160        $   573
                                                  =======        =======        =======        =======        =======        =======

         Thirteen individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

         The Bank, as a member institution of the Federal Home Loan Bank of Atlanta ("FHLB"), is required to own capital stock in the FHLB based generally upon the balance of investment securities pledged and FHLB borrowings. FHLB capital stock, with a cost of $798 and $955 at December 31, 2005 and 2004, respectively, is included in other investments in the consolidated balance sheets. No ready market exists for the stock, and it has no quoted market value. However, redemption of the stock has historically been at par value.

NOTE 4 - LOANS

         The composition of net loans by major loan category is presented below:

                                                                                                   December 31,
                                                                                                   ------------
                                                                                            2005                      2004
                                                                                            ----                      ----
Commercial .....................................................................          $ 41,915                  $ 33,644
Real estate - construction .....................................................            39,895                    39,170
Real estate - mortgage .........................................................           110,694                    96,984
Consumer .......................................................................             7,858                     6,660
                                                                                          --------                  --------
Loans, gross ...................................................................           200,362                   176,458
Less allowance for possible loan losses ........................................             3,050                     2,293
                                                                                          --------                  --------
                                                                                          $197,312                  $174,165
                                                                                          ========                  ========

           At December 31, 2005 and 2004, non-accrual loans totaled $2,551 and $1,497, respectively. The gross interest income that would have been recorded under the original terms of the loans amounted to $96, $168, and $94, in 2005, 2004 and 2003, respectively. The Bank had no loans with payments past due ninety days or more and accruing interest at December 31, 2005 and 2004. Variable rate and fixed rate loans totaled $141,172 and $59,190, respectively, at December 31, 2005.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 4 - LOANS, Continued

           The following is a summary of the activity within the allowance for possible loan losses for the periods presented:

                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                        2005                2004             2003
                                                                                        ----                ----             ----
Balance, beginning of year ................................................           $ 2,293            $ 2,345            $ 1,395
Provision for possible loan losses ........................................             1,125              1,000              1,339
Loans charged against the allowance, net of recoveries ....................              (368)            (1,052)              (389)
                                                                                      -------            -------            -------
Balance, end of year ......................................................           $ 3,050            $ 2,293            $ 2,345
                                                                                      =======            =======            =======


         The following is a summary of impaired loans for the periods reported:

                                                               At December 31,
                                                               ---------------
                                                             2005          2004
                                                             ----          ----
Impaired loans:
     No valuation allowance required ...............        $  280        $2,196
     Valuation allowance required ..................         2,160         1,161
                                                            ------        ------
Total impaired loans ...............................        $2,440        $3,357
                                                            ======        ======
Valuation allowance ................................        $  630        $  305
                                                            ======        ======

                                                                                        For the years ended December 31,
                                                                                        --------------------------------
                                                                                   2005                2004             2003
                                                                                   ----                ----             ----
Average recorded investment in impaired loans ...........................        $3,388             $3,4062            $     -
Interest income recognized on impaired loans ............................           172                 102                  -


NOTE 5 - PROPERTY AND EQUIPMENT

         Components of property and equipment included in the balance sheet are as follows:

                                                               December 31,
                                                               ------------
                                                           2005           2004
                                                           ----           ----
Land and land improvements .......................       $ 1,104        $   567
Building and leasehold improvements ..............         2,752          2,891
Construction in process ..........................           335              -
Furniture and equipment ..........................         1,353          1,293
Vehicles .........................................           251            133
                                                         -------        -------
                                                           5,795          4,884
Accumulated depreciation .........................        (1,415)        (1,255)
                                                         -------        -------
        Total property and equipment .............       $ 4,380        $ 3,629
                                                         =======        =======

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 5 - PROPERTY AND EQUIPMENT, Continued

           Construction in process consists of capitalized costs related to the construction of the Anderson branch office. Depreciation expense for the years ended December 31, 2005, 2004 and 2003 amounted to $329, $385, and $334, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

                  Type of Asset                           Life in Years                   Depreciation Method
     ----------------------------------------       --------------------------      ---------------------------------

     Software                                                    3                           Straight-line
     Furniture and equipment                                     5 to 7                      Straight-line
     Buildings and improvements                                  5 to 40                     Straight-line
     Vehicles                                                    3                           Straight-line


NOTE 6 - DEPOSITS

         The following is a detail of deposit accounts:

                                                              December 31,
                                                              ------------
                                                         2005              2004
                                                         ----              ----

Noninterest bearing ..........................         $ 12,321         $  8,818
Interest bearing:
   NOW accounts ..............................            2,941            2,914
   Money market accounts .....................           50,905           61,240
   Savings ...................................              751              742
                                                       --------         --------
                                                         66,918           73,714
                                                       --------         --------
   Time, less than $100,000 ..................           80,064           50,222
   Time, $100,000 and over ...................           74,679           52,210
                                                       --------         --------
                                                        154,743          102,432
                                                       --------         --------
     Total deposits ..........................         $221,661         $176,146
                                                       ========         ========

         Interest expense on time deposits greater than $100,000 was $2,226, $905, and $519, in 2005, 2004 and 2003, respectively. Brokered deposits as of December 31, 2005 amounted to $30,774.

         At December 31, 2005 the scheduled maturities of certificates of deposit are as follows:

                   2006                                         $    136,418
                   2007                                               16,150
                   2008                                                1,934
                   2009                                                  129
                   2010 and thereafter                                   112
                                                                ------------
                                                                $    154,743
                                                                ============

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

           The Bank had advances outstanding from the FHLB totaling $8,500 and $13,500 at December 31, 2005 and 2004, respectively. The advances bear interest at fixed rates ranging from 4.33 percent to 4.38 percent. An advance of $6,500 matures in 2006, and an advance of $2,000 matures in 2011. The advance maturing in 2011 is callable, and may reprice prior to its final maturity date.

           Advances are collateralized by qualifying residential 1 - 4 family first mortgages and qualifying commercial loans. During 2005, the maximum amount of advances outstanding was $16,500 and the average amount outstanding during 2005 was $11,392.

NOTE 8 - OTHER BORROWINGS

           At December 31, 2005 and 2004, the Company had outstanding $3,900 and $2,500, respectively, in other borrowings from an unrelated bank. The borrowings bear interest at the federal prime rate (7.25 percent at December 31, 2005). The borrowings mature in 2017 and may be repaid before maturity without penalty.


NOTE 9 - SUBORDINATED DEBENTURES

         In 2001, the Company issued ten-year variable rate convertible subordinated debentures (the "Debentures"). The Debentures paid interest quarterly at prime minus 2 percent. Under the original terms of the Debenture agreement (the "Terms"), the holders of the Debentures could convert the principal amount of each Debenture into common stock of the Company at the conversion rate of $5.12 (which was based on the approximate fair value at issuance of $6.50, as adjusted for the 2003, 2004 and 2005 stock dividends) of Debenture principal for one share of the Company's stock. Under the Terms, the Company had the option of redeeming the Debentures at any time after December 31, 2005 as a whole or in part and from time to time at predetermined prices. At the Company's request, during the third and fourth quarters of 2005, holders of $3,500 of the Company's Debentures converted their principal to common stock. This conversion was made in advance of the earliest contractual redemption date of January 1, 2006, provided for by the Terms. The Company paid the holders an amount equal to the interest income that would have been earned on the Debentures through January 1, 2006. This interest was paid based on the interest rate in effect at the time of conversion: 4.25% and 4.75% for the third and fourth quarters of 2005, respectively.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

           The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position or results of operations.

           The Company has entered into a contract with an architect and contractor to construct the Anderson branch office in the amount of $688.
Management estimates the total cost of construction of the Anderson branch office to be approximately $750.

           The Company has a ground lease on its main office location, which expires in 2021. The monthly lease payment is $1 for years one through eleven and increases to $2 per month in year sixteen.

           The Company leased an office, which it used as a branch until July 2003, under a non-cancelable operating lease, which terminated in October 2004. Monthly lease payments of $3 were due on the lease until cancellation. This office was closed in July 2003, but the lease obligation continued until October 2004.

           The Company also leases land upon which it constructed a branch office under a non-cancelable operating lease, which expires in March of 2018. The lease requires monthly lease payments of $0.8. The lease contains four renewal options of five years each with provisions for adjustments to the monthly lease payments. The lease agreement requires the Company to pay all property taxes.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 10 - COMMITMENTS AND CONTINGENCIES, Continued

         Future  minimum  lease  payments  under  these  operating   leases  are
summarized as follows:

    For the year ended
            ended
         December 31,
         ------------
            2006                                     $    23
            2007                                          23
            2008                                          23
            2009                                          23
            2010                                          23
         Thereafter                                      241
                                                     -------
                                                     $   356
                                                     =======


NOTE 11 - UNUSED LINES OF CREDIT

           At December 31, 2005, the Bank had two unused lines of credit to purchase federal funds totaling $7,400 from unrelated banks. These lines of credit are available on a one to fourteen day basis for general corporate purposes of the Bank. The lenders reserve the right to withdraw the line at their option. The Bank had an additional line of credit with the FHLB to borrow up to fifteen percent of the Bank's total assets. At December 31, 2005, the Bank had unused available credit of $29,286. The line of credit agreement requires the Bank to pledge investment securities or qualifying loans as collateral. (See
Note 7.)


NOTE 12 - INCOME TAXES

           The following summary of the provision for income taxes includes tax deferrals, which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                                2005        2004           2003
                                                ----        ----           ----

Income taxes currently payable
   Federal ............................      $ 1,400       $   649      $   552
   State ..............................          116            65           24
                                             -------       -------      -------

                                               1,516           714          576
Deferred tax provision (benefit) ......         (361)           55         (194)
                                             -------       -------      -------

       Income tax provision ...........      $ 1,155       $   769      $   382
                                             =======       =======      =======

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 12 - INCOME TAXES, Continued

The income tax effect of cumulative temporary differences at December 31, are as follows:

                                                                                                      Deferred tax asset (liability)
                                                                                                      ------------------------------
                                                                                                         2005                 2004
                                                                                                         ----                 ----
Allowance for possible loan losses .....................................................                $ 699                 $ 456
Nonaccrual loan interest ...............................................................                   40                    14
Unrealized net losses on investment securities available for sale ......................                  212                    26
Depreciation ...........................................................................                 (234)                 (195)
Amortization ...........................................................................                  (10)                    -
Write down of assets acquired in settlement of loans ...................................                   86                     -
Deferred compensation ..................................................................                   88                     -
Other ..................................................................................                   10                    (7)
                                                                                                        -----                 -----
       Deferred tax asset ..............................................................                  891                   294
                                                                                                        -----                 -----
Less:  valuation allowance .............................................................                  (50)                    -
                                                                                                        -----                 -----
       Net deferred tax asset ..........................................................                $ 841                 $ 294
                                                                                                        =====                 =====


           The net deferred tax asset is included in other assets in the consolidated balance sheets. The valuation allowance is related to the Company's stand-alone state net operating loss carryforwards.

           The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                                      2005                      2004                     2003
                                                                      ----                      ----                     ----
                                                            Amount            %        Amount          %         Amount          %
                                                            ------       ------        ------       -----        ------       ------
Tax expense at statutory rate ......................      $ 1,196            34       $   710           34      $   351           34
Increase in taxes resulting from:
   State bank tax (net of federal benefit) .........           77             2            43            2           24            2
   Officers life insurance .........................          (55)           (1)            -            -            -            -
   Other ...........................................          (63)           (2)           16            1            7            1
                                                          -------       -------       -------      -------      -------      -------

       Income tax provision ........................      $ 1,155            33       $   769           37      $   382           37
                                                          =======       =======       =======      =======      =======      =======

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

                                                           For the years ended
                                                               December 31,
                                                               ------------
                                                         2005              2004
                                                         ----              ----
Balance, beginning of year ...................         $ 2,071          $ 1,808
New loans ....................................             202            1,688
Less loan payments ...........................            (627)          (1,425)
                                                       -------          -------

Balance, end of year .........................         $ 1,646          $ 2,071
                                                       =======          =======

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 13 - RELATED PARTY TRANSACTIONS, Continued

         Deposits by directors and their related interests at December 31, 2005 and 2004 approximated $1,216 and $1,883, respectively.

         The Company leases land from a relative of a director, shareholder and executive officer of the Company (see Note 10). Lease expenses charged to operations under these agreements approximated $10 in 2005, $40 in 2004, and $46 in 2003.

         Of the $3,500 in debentures that were converted into common stock, $1,810 were converted into 353,511 shares of common stock held by related parties.


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

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2005 and 2004, unfunded commitments to extend credit were $45,968 and $27,848, respectively. Variable rate and fixed rate unfunded commitments to extend credit were $29,853 and $16,115, respectively, at December 31, 2005. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. At December 31, 2005 and 2004, there were outstanding letters of credit totaling $332 and $994, respectively.


NOTE 15 - EMPLOYEE BENEFIT PLAN

         The Bank sponsors the GrandSouth Bank Profit Sharing Section 401(k) Plan (the "Plan") for the benefit of all eligible employees. The Bank contributes seventy-five percent of the first four percent of the employee's compensation contributed to the Plan. Contributions made to the Plan in 2005, 2004, and 2003 amounted to $56, $40, and $35, respectively.

         In 2001, supplemental benefits were approved by the Board of Directors for certain executive officers of the Bank. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, certain funding is provided informally and indirectly by life insurance policies owned by the Bank. The Company recorded net expense related to these benefits of $61, $56, and $29 in 2005, 2004 and 2003, respectively.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 16 - STOCK OPTION PLAN

         During 1998, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 778,330 options (after the shareholders approved an amendment to increase the number of shares in the plan at the 2005 Annual meeting) at an option price per share not less than the fair market value on the date of grant. All options granted to officers and employees vest 20 percent each year for five years and expire 10 years from the grant date. Information on options outstanding and exercisable at December 31, 2005 is disclosed in the table below.

                                               Options outstanding                           Options exercisable
                                               -------------------                           -------------------
                                                     Weighted
                                                      Average           Weighted                            Weighted
      Range of                                       Remaining          Average                             Average
      Exercise                     Number           Contractual         Exercise           Number           Exercise
       Prices                    Outstanding            Life             Price           Exercisable         Price
       ------                    -----------            ----             -----           -----------         -----

  $    3.58                        181,682             2.87           $     3.58               181,682     $     3.58
       3.94                         47,842             5.12                 3.94                38,274           3.94
       5.51 - 5.71                  41,489             6.20                 5.68                23,623           5.69
       6.69                         33,000             8.13                 6.69                 6,600           6.69
       8.50 - 9.5                   17,500            10.00                 9.04                     -              -
      10.05                         93,358            10.00                10.05                     -              -
                                   -------                                                     -------

                                   414,871                                                     250,179
                                   =======                                                     =======

         A summary of the status of the plan and changes during the year is presented below:

                                                              For the years ended December 31,
                                                              --------------------------------
                                                  2005                        2004                      2003
                                                  ----                        ----                      ----
                                                        Weighted                   Weighted                  Weighted
                                                        Average                    Average                   Average
                                                        Exercise                   Exercise                  Exercise
                                          Shares         Price        Shares        Price        Shares       Price
                                          ------         -----        ------        -----        ------       -----
Outstanding at beginning of year ....     304,013         $4.26      271,013         $3.85      264,660        $3.82
Granted .............................     110,858          9.89       33,000          6.69        6,353         5.51
Exercised ...........................           -                          -                          -
Forfeited or expired ................           -                          -                          -
                                          -------                    -------                    -------
Outstanding at end of year ..........     414,871          5.76      304,013          4.26      271,013         3.85
                                          =======                    =======                    =======
Options exercisable at December 31, .     250,179          3.92      225,712          3.77      207,846         3.69
Shares available for grant ..........     363,459                     26,317                     59,317

         Granted shares and per share exercise prices have been restated to reflect the 2003, 2004 and 2005 stock dividends.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 17 - COMMON STOCK AND NET INCOME PER COMMON SHARE

Following is a reconciliation of basic net income per share to diluted net income per share for the years ended December 31, 2005, 2004 and 2003.

                                                                                         Income             Shares         Per-share
                                                                                       (numerator)       (denominator)       amount
                                                                                       -----------       -------------       ------
For the year ended December 31, 2005
      Basic net income per common share
         Income available to common shareholders ...........................           $   2,361           2,582,298        $   0.91
         Effect of dilutive instruments:
            Stock options ..................................................                   -             152,728               -
         Effect of convertible instruments:
            Interest savings/weighted average
                incremental shares assumed
                conversion of subordinated debentures ......................                  73             483,960               -
                                                                                       ---------           ---------
      Diluted net income per common share
         Income available to common shareholders
            plus assumed exercises of stock options ........................           $   2,434           3,218,986        $   0.76
                                                                                       =========           =========

For the year ended December 31, 2004
      Basic net income per common share
         Income available to common shareholders ...........................           $   1,319           2,382,357        $   0.55
         Effect of dilutive instruments:
            Stock options ..................................................                   -             134,086               -
         Effect of convertible instruments:
            Interest savings/weighted average
                incremental shares assumed on
                conversion of subordinated debentures ......................                  50             684,115               -
                                                                                       ---------           ---------
      Diluted net income per common share
         Income available to common shareholders
            plus assumed exercises of stock options ........................           $   1,369           3,200,558        $   0.43
                                                                                       =========           =========

For the year ended December 31, 2003
      Basic net income per common share
         Income available to common shareholders ...........................           $     650           2,382,567        $   0.27
         Effect of dilutive instruments:
            Stock options ..................................................                   -              95,896               -
         Effect of convertible instruments:
            Interest savings/weighted average
                incremental shares assumed on
                conversion of subordinated debentures ......................                  47             683,837               -
                                                                                       ---------           ---------
      Diluted net income per common share
         Income available to common shareholders
            plus assumed exercises of stock options ........................           $     697           3,162,300        $   0.22
                                                                                       =========           =========

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 18 - RESTRICTIONS ON DIVIDENDS

           The ability of the Company to pay cash dividends is dependent upon its receiving cash in the form of dividends from the Bank. South Carolina banking regulations restrict the amount of cash dividends the Bank can pay to the Company.

NOTE 19 - REGULATORY MATTERS

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of the Company's and Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         In connection with the Company's acquisition of a specialty lender in 2005, the Company committed to the Federal Reserve to increase the amount of its Tier 1 capital to the well capitalized level by June 30, 2006. The conversion of subordinated debentures to common stock in 2005 was in furtherance of this commitment. The Company plans to raise additional Tier 1 capital in 2006 and is exploring several avenues to do so.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. The Company and Bank actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                           To be well capitalized
                                                                                          For capital      under prompt corrective
                                                                                       adequacy purposes       action provisions
                                                                                       -----------------       -----------------
                                                                    Actual                  Minimum                 Minimum
                                                                    ------                  -------                 -------
                                                            Amount         Ratio      Amount       Ratio        Amount      Ratio
                                                            ------         -----      ------       -----        ------      -----

Company (consolidated):
As of December 31, 2005
Total capital (to risk weighted assets) ...............    $18,374          8.8%     $16,787         8.0%         N/A       N/A
Tier 1 capital (to risk weighted assets) ..............     15,747          7.5        8,393         4.0          N/A       N/A
Tier 1 capital (to average assets) ....................     15,747          6.7        9,416         4.0          N/A       N/A

Bank:
As of December 31, 2005
Total capital (to risk weighted assets) ...............    $21,145         10.1%     $16,778         8.0%     $20,972       10.0%
Tier 1 capital (to risk weighted assets) ..............     18,518          8.8        8,389         4.0       12,583        6.0
Tier 1 capital (to average assets) ....................     18,518          8.0        9,230         4.0       11,538        5.0

Company (consolidated):
As of December 31, 2004
Total capital (to risk weighted assets) ...............    $16,577          9.3%     $14,331         8.0%         N/A        N/A
Tier 1 capital (to risk weighted assets) ..............     10,840          6.1        7,166         4.0          N/A        N/A
Tier 1 capital (to average assets) ....................     10,840          5.6        8,196         4.0          N/A        N/A

Bank:
As of December 31, 2004
Total capital (to risk weighted assets) ...............    $18,715         10.5%     $14,312         8.0%     $17,891       10.0%
Tier1 capital (to risk weighted assets) ...............     16,478          9.2        7,156         4.0       10,734        6.0
Tier 1 capital (to average assets) ....................     16,478          8.5        8,196         4.0       10,246        5.0

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the balance sheets, when it is practical to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations that require the exchange of cash or other instruments. Certain items are specifically excluded from the disclosure requirements, including the Bank's common stock, property and equipment and other assets and liabilities.

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

         The fair values of other borrowings are estimated using currently offered market rates.

         The fair values of fixed rate advances from the FHLB are estimated using the discounted cash flow calculation that applies to the Company's current borrowing rate available from the FHLB. The carrying amounts of the variable rate subordinated debentures are reasonable estimates of fair value because they could be repriced frequently.

         The Bank has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts that could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses that would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

         The estimated fair values of the Bank's financial instruments are as follows:

                                                                                                December 31,
                                                                                                ------------
                                                                                 2005                                  2004
                                                                                 ----                                  ----
                                                                     Carrying             Fair             Carrying            Fair
                                                                      Amount             value              Amount             value
                                                                      ------             -----              ------             -----
Financial Assets:
   Cash and due from banks .................................          $  6,628          $  6,628          $  2,544          $  2,544
   Federal funds sold ......................................             6,312             6,312             3,424             3,424
   Investment securities available for sale ................            28,160            28,160            16,351            16,351
   Other investments, at cost ..............................               798               798               955               955
   Loans, gross ............................................           200,362           199,796           176,458           176,707

Financial Liabilities:
   Deposits ................................................           221,661           221,528           176,146           176,695
   Federal Home Loan Bank advances .........................             8,500             8,462            13,500            13,483
   Other borrowings ........................................             3,900             3,900             2,500             2,500
   Subordinated debentures .................................                 -                 -             3,500             3,500

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 21 - PARENT COMPANY FINANCIAL INFORMATION

         Following   is   condensed   financial    information   of   GrandSouth
Bancorporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                                               December 31,
                                                               ------------
                                                           2005             2004
                                                           ----             ----
ASSETS
     Cash ........................................        $    64        $   226
     Investment in bank subsidiary ...............         18,914         16,435
     Due from subsidiary .........................            737              -
     Deferred tax asset ..........................            374            233
                                                          -------        -------

                                                          $20,089        $16,894
                                                          =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
     Accrued expenses ............................        $    61        $    54
     Due to subsidiary ...........................              -             43
     Note payable ................................          3,900          2,500
     Subordinated debentures .....................              -          3,500
     Shareholders' equity ........................         16,128         10,797
                                                          -------        -------

                                                          $20,089        $16,894
                                                          =======        =======



                         CONDENSED STATEMENTS OF INCOME

                                                                                                  For the years ended
                                                                                                      December 31,
                                                                                                      ------------
                                                                                      2005                2004               2003
                                                                                      ----                ----               ----
REVENUES ...............................................................            $     -             $     -             $     -

EXPENSES
      Interest .........................................................                320                 160                  75
      Sundry ...........................................................                 67                  40                  36
                                                                                    -------             -------             -------

            Loss before equity in undistributed net
                income of bank subsidiary ..............................               (387)               (200)               (111)

EQUITY IN UNDISTRIBUTED NET INCOME
      OF BANK SUBSIDIARY ...............................................              2,606               1,445                 720
                                                                                    -------             -------             -------

            Income before income taxes .................................              2,219               1,245                 609

      Income tax benefit ...............................................                142                  74                  41
                                                                                    -------             -------             -------

            Net income .................................................            $ 2,361             $ 1,319             $   650
                                                                                    =======             =======             =======

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 21 - PARENT COMPANY FINANCIAL INFORMATION, Continued

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                     For the years ended
                                                                                                        December 31,
                                                                                                        ------------
                                                                                            2005             2004              2003
                                                                                            ----             ----              ----

OPERATING ACTIVITIES
      Net income ................................................................         $ 2,361          $ 1,319          $   650
      Adjustments to reconcile net income to net cash
         used for operating activities
         Deferred income taxes ..................................................            (132)             (75)             (41)
         Accrued expenses and other .............................................               7               36               85
         Increase in due to (from) subsidiary ...................................            (780)              43                -
         Equity in undistributed net income of bank subsidiary ..................          (2,606)          (1,445)            (720)
                                                                                          -------          -------          -------

                Net cash used for operating activities ..........................          (1,150)            (122)             (26)
                                                                                          -------          -------          -------

INVESTING ACTIVITY
      Investment in bank subsidiary .............................................            (200)          (2,039)             (17)
                                                                                          -------          -------          -------

FINANCING ACTIVITIES
      Proceeds from note payable ................................................           1,400            2,500                -
      Payment of cash dividends .................................................            (210)            (173)             (79)
      Cash paid in lieu of fractional shares ....................................              (2)              (1)               -
                                                                                          -------          -------          -------

                Net cash provided by (used for)
                   financing activities .........................................           1,188            2,326              (79)
                                                                                          -------          -------          -------

                Net increase (decrease) in cash .................................            (162)             165             (122)

CASH, BEGINNING OF YEAR .........................................................             226               61              183
                                                                                          -------          -------          -------

CASH, END OF YEAR ...............................................................         $    64          $   226          $    61
                                                                                          =======          =======          =======