Form 10KSB, Exhibit 13
period 2006-12-31
GRANDSOUTH BANCORPORATION
filed 2007-03-30
CIK 1126961

EXHIBIT 13

                            GRANDSOUTH BANCORPORATON

                   Portions of Annual Report to Shareholders
                           Incorporated by Reference
                             into December 31, 2006
                                  Form 10-KSB

                             BUSINESS OF THE COMPANY

         GrandSouth Bancorporation (the "Company") is a South Carolina corporation organized in 2000 under the laws of South Carolina for the purpose of being a holding company for GrandSouth Bank (the "Bank"). On October 2, 2000, pursuant to a Plan of Exchange approved by the shareholders, all of the outstanding shares of capital stock of the Bank were exchanged for shares of common stock of the Company and the Company became the owner of all of the outstanding capital stock of the Bank. The Company presently engages in no business other than that of owning the Bank and has no employees.

         The Bank is a South Carolina state bank, which was incorporated and commenced operations as a commercial bank in 1998. The Bank operates from its offices in Greenville, Fountain Inn and Anderson, South Carolina. The main office is located at 381 Halton Road, in Greenville, South Carolina. One branch office is located at 325 South Main Street, in Fountain Inn, South Carolina; and the other is at 1601 North Fant Street, Anderson, South Carolina.

         The Bank offers a full array of commercial bank services. Deposit services include business and personal checking accounts, NOW accounts, savings accounts, money market accounts, various term certificates of deposit, IRA accounts, and other deposit services. Most of the Bank's deposits are attracted from individuals and small businesses. The Bank does not offer trust or brokerage services.

         The Bank offers secured and unsecured, short-to-intermediate term loans, with floating and fixed interest rates for commercial, consumer and residential purposes. Consumer loans include: car loans, home equity improvement loans (secured by first and second mortgages), personal expenditure loans, education loans, overdraft lines of credit, and the like. Commercial loans include short term unsecured loans, short and intermediate term real estate mortgage loans, loans secured by listed stocks, loans secured by equipment, inventory, accounts receivable, and the like. Management believes that the credit staff possesses knowledge of the community and lending skills sufficient to enable the Bank to maintain a sufficient volume of high quality loans.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

          The Company's common stock trades over the counter and trades are reported on the OTC Bulletin Board (the "OTCBB") under the symbol "GRRB." Although trading in the Company's common stock is limited (only 35,555 shares traded in 2006), the following table shows the reported high and low bid prices of the Company's common stock reported by the OTCBB for the periods shown. The prices reported reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The prices have been adjusted to reflect a 10% stock dividend declared in July 2006.

                                     Year Ended                Year Ended
                                  December 31, 2006         December 31, 2005
                                  -----------------         -----------------
                                 Low            High       Low            High
                                 ---            ----       ---            ----

First Quarter ..............    $10.91         $14.09     $7.09          $8.41

Second Quarter .............    $11.36         $13.86     $7.55          $8.64

Third Quarter ..............    $13.75         $17.00     $8.41          $9.32

Fourth Quarter .............    $16.00         $19.75     $8.41         $12.27

         As of March 1, 2007, there were approximately 575 holders of record of the Company's common stock, excluding individual participants in security position listings.

         In each of 2005 and 2006, the Company paid cash dividends totaling $0.08 per share. The dividend policy of the Company as well as the Bank is subject to the discretion of their respective Boards of Directors and depends upon a number of factors, including earnings, financial conditions, cash needs and general business conditions, as well as applicable regulatory considerations. South Carolina banking regulations restrict the amount of cash dividends that can be paid to the Company by the Bank, and all of the Bank's cash dividends to the Company are subject to the prior approval of the South Carolina Commissioner of Banking.

GrandSouth Bancorporation will furnish free of charge a copy of the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission upon written request to J. B. Garrett, Senior Vice President and Chief Financial Officer, GrandSouth Bancorporation, 381 Halton Road, Greenville, South Carolina 29607.


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

     o the effect of interest rate changes on our volume and composition of deposits, loan demand and the value of our loan collateral and securities;

     o the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone, computer and/or the Internet;

     o    potential losses arising from failure of customers to repay loans;

     o failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans; and

     o loss of consumer confidence and economic disruptions resulting from terrorist activities.

          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.


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

Critical Accounting Policies and Estimates

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

         The Company believes the allowance for loan losses is a critical accounting estimate that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the "Allowance for Loan Losses" section below for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

Financial Condition

         The major components of the Company's balance sheet are broken out in the table below:

                                        December 31, 2006    December 31, 2005
                                        -----------------    -----------------
Total assets ............................   $300,310             $251,948
Loans, net ..............................    224,338              197,312
Investments and fed funds ...............     55,809               35,270
Cash and due from banks .................      6,145                6,628
Total liabilities .......................    280,840              235,820
Deposits ................................    268,923              221,661
FHLB advances ...........................         --                8,500
Other borrowings ........................      8,247                3,900

 Shareholders' equity ...................     19,470               16,128


         The 2006 increase in net loans of $27,026 is the result of continued strong loan demand, especially in the real estate construction sector. The increase of $20,539 in investment securities, other investments, and federal funds sold is the result of the Company's management of the liquidity needs of the institution. The increase of $47,262 in deposits in 2006 is the result of opening a new branch office and new money market accounts opened at all locations during the period. Deposit growth has also been stimulated by the introduction of bill pay through our internet banking site www.GrandSouth.com, as well as the introduction of a new cash management tool which enables commercial customers to scan their deposits and receive immediate credit for them. The growth in deposits has enabled the bank to reduce the need for additional Federal Home Loan Bank ("FHLB") advances as the existing ones matured. The net increase of $4,347 in other borrowings is the result of paying off an old line of credit of $3,900 and issuing junior subordinated debentures in the amount of $8,247. Proceeds from the issuance of junior subordinated debentures were also used to inject approximately $3 million of capital into the Bank. The junior subordinated debenture agreement was executed during the second quarter of 2006 in order to enhance the Company's Tier 1 and the Bank's total capital. See "Issuance of Junior Subordinated Debentures" below. The increase of $3,342 in shareholders' equity is the result of $3,260 in earnings generated by the Company, an increase in accumulated other comprehensive income of $223, $12 in proceeds from the exercise of stock options and $110 in capital generated by the recognition of the expense of granting stock options, offset by dividends declared of $258.

        The largest component of total assets is loans, which are discussed in detail later in these sections: "Loan Portfolio," and "Credit Risk."

Issuance of Junior Subordinated Debentures

           On May 3, 2006, the Company sponsored the creation of a Delaware statutory trust, GrandSouth Capital Trust I (the "Trust"), and is the sole owner of the $247 in common securities issued by the Trust. On May 10, 2006, the Trust issued $8,000 in floating rate capital securities. The proceeds of this issuance, and the amount of the Company's investment in the common securities, were used to acquire $8,247 principal amount of the Company's floating rate junior subordinated debt securities due 2036 ("Debentures"). The debentures are prepayable without penalty anytime after their fifth anniversary. These securities, and the accrued interest thereon, now constitute the Trust's sole assets. Under current Federal Reserve regulations, these securities are eligible to be treated as Tier 1 capital by the Company. Upon repayment or redemption of the Debentures, the Trust will use the proceeds of the transaction to redeem an equivalent amount of capital securities and common securities. The Trust's obligations under the capital securities are unconditionally guaranteed by the Company. For further discussion, please see note 9 to the Company's consolidated financial statements.


Earnings Performance

         The Company's income and expense items are highlighted in the following table:

                                        December 31, 2006     December 31, 2005
                                        -----------------     -----------------
Net income ..............................    $ 3,260                $ 2,361
Earnings per share, basic(1) ............    $  0.97                $  0.83
Earnings per share, diluted(1)(2) .......    $  0.89                $  0.69

Net interest income (3) .................    $12,770                $ 9,623
Noninterest income (4) ..................        759                    580
Provision for loan losses ...............      1,110                  1,125
Noninterest expenses (5) ................      7,398                  5,562

     (1) Basic and diluted earnings per share for 2005 have been restated to reflect the 10% stock dividend declared in July 2006.
     (2) Diluted earnings per share reflect the effect of the assumed exercise of unexercised stock options outstanding, and for 2005, the conversion of subordinated debentures.
     (3) Net interest income is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities.
     (4) Noninterest income is principally service charges, fees and commissions, and gains on sales of investment securities and assets acquired in the settlement of loans.
     (5) Noninterest expenses consist principally of salaries and benefits, occupancy and equipment expenses and data processing expenses.

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

        During the year ended December 31, 2006, net interest income was $12,770. For the year ended December 31, 2005, net interest income was $9,623. This increase was primarily attributable to an increase in the volume of average interest-earning assets, which increased to $265,268 in 2006 from $217,014 in 2005. The average yield on interest-earning assets increased to 8.90% in 2006 from 7.43% in 2005, while the average cost of interest-bearing liabilities increased to 4.43% in 2006 from 3.17% in 2005. The net yield on average interest-earning assets increased to 4.81% in 2006 from 4.43% in 2005, increasing the benefit of the increased volume of interest-earning assets.

          Distribution of Assets, Liabilities and Shareholders' Equity;
                    Interest Rates and Interest Differential

The table below provides a detailed analysis of the average yields and average effective rates on the categories of interest earning assets and interest bearing liabilities for the years ended December 31, 2006, 2005 and 2004.

                                          Year ended December 31, 2006   Year ended December 31, 2005   Year ended December 31, 2004
                                          ----------------------------   ----------------------------   ----------------------------
                                                     Interest                      Interest                      Interest
                                          Average   Income(1)/   Yields/  Average Income(1)/  Yields/    Average  Income/  Yields/
                                          Balances    Expense     Rates   Balances  Expense   Rates      Balances  Expense   Rates
                                          --------    -------     -----   --------  -------   -----      --------  -------   -----
Assets
Federal funds sold and interest
 bearing deposits ......................  $ 13,144    $   651     4.95%   $  9,253  $   311   3.36%      $  6,494  $    83    1.28%
Investment securities ..................    36,451      1,622     4.45      24,185      895   3.70         16,629      525    3.16
Loans (2) ..............................   215,673     21,338     9.89     183,576   14,917   8.13        162,044    9,901    6.11
                                          --------    -------             --------  -------              --------  -------
  Total interest earning assets ........   265,268     23,611     8.90     217,014   16,123   7.43        185,167   10,509    5.68
Cash and due from banks ................     4,087                           3,737                          2,504
Allowance for loan losses ..............    (2,831)                         (2,503)                        (2,214)
Premises and equipment .................     4,938                           3,979                          3,774
Other assets ...........................     8,508                           9,848                          5,445
                                          --------                        --------                       --------
  Total assets .........................  $279,970                        $232,075                       $194,676
                                          ========                        ========                       ========
Liabilities and shareholders' equity
          NOW accounts .................     2,934          8     0.27       3,022        7   0.23          2,849        8    0.28
          Savings ......................       656          3     0.46         765        4   0.52            813        4    0.49
          Money market accounts ........    66,774      2,805     4.20      53,837    1,419   2.64         59,190    1,209    2.04
          Time deposits ................   160,594      7,229     4.50     130,419    4,290   3.29         92,410    2,029    2.20
                                          --------    -------             --------  -------              --------  -------
  Interest bearing deposits ............   230,958     10,045     4.35     188,043    5,720   3.04        155,262    3,250    2.09
  FHLB advances ........................     6,905        301     4.36      11,392      459   4.03         11,498      425    3.70
  Other borrowings .....................     1,401        106     7.57       3,232      205   6.34          2,067       81    3.92
  Subordinated debentures ..............     5,267        389     7.39       2,460      116   4.72          3,500       79    2.26
                                          --------    -------             --------  -------              --------  -------
    Total interest bearing liabilities .   244,531     10,841     4.43     205,127    6,500   3.17        172,327    3,835    2.23
Noninterest bearing demand deposits ....    14,296                          12,107                          9,853
Other liabilities ......................     3,188                           1,965                          2,777
                                          --------                        --------                       --------
    Total liabilities ..................   262,015                         219,199                        184,957
Shareholders' equity ...................    17,955                          12,876                          9,719
                                          --------                        --------                       --------
  Total liabilities and
    shareholders' equity ...............  $279,970                        $232,075                       $194,676
                                          ========                        ========                       ========
Interest rate spread (3) ...............                          4.47                        4.26                            3.45
Net interest income and net
  interest margin (4) ..................              $12,770                       $ 9,623   4.43                 $ 6,674    3.60
                                                      =======                       =======                        =======
 .......................................                          4.81
Interest free funds supporting
  earning assets (5) ...................  $ 20,737                        $ 11,887                       $ 12,840
                                          ========                        ========                       ========

(1) Interest income on tax-exempt securities included in this category is not calculated on a tax equivalent basis because the adjustment would be immaterial to the above analysis.
(2) Nonaccrual loans are included in average loan balances for yield computations. The effect of foregone interest income as a result of loans on nonaccrual was not considered in the above analysis, but is not material. All loans and deposits are domestic. Loan fees are included in the interest income computation, but are not considered material to the above analysis.
(3) Total interest earnings assets yield less the total interest bearing liabilities rate.
(4) Net interest margin is net interest income divided by total average interest earning assets.
(5)  Total interest earnings assets less total interest bearing liabilities.

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

                                                          Year ended December 31, 2006              Year Ended December 31, 2005
                                                                Compared to 2005                          Compared to 2004
                                                           Increase (Decrease) Due to                Increase (Decrease) Due to
                                                           --------------------------                --------------------------
                                                        Volume         Rate        Total         Volume        Rate           Total
                                                        ------         ----        -----         ------        ----           -----
Interest earned on:
       Federal funds sold and
       interest earning  deposits ...............      $   131       $   209      $   340       $    36       $   192       $   228
       Investment securities (1) ................          454           273          727           239           131           370
       Gross Loans (2) ..........................        2,406         4,015        6,421         1,314         3,702         5,016
                                                       -------       -------      -------       -------       -------       -------

Total Interest Income ...........................        2,991         4,497        7,488         1,589         4,025         5,614
Interest paid on:
       Now Accounts .............................            -             1            1             -            (1)           (1)
       Savings accounts .........................           (1)            -           (1)            -             -             -
       Money Market accounts ....................          343         1,043        1,386          (109)          319           210
       Time deposits ............................          994         1,945        2,939           837         1,424         2,261
       FHLB advances ............................         (181)           23         (158)           (4)           38            34
       Other borrowings .........................         (117)           18          (99)           46            78           124
       Subordinated debentures ..................          132           141          273           (23)           60            37
                                                       -------       -------      -------       -------       -------       -------
Total Interest Expense ..........................        1,170         3,171        4,341           747         1,918         2,665

Change in Net Interest Income ...................      $ 1,821       $ 1,326      $ 3,147       $   842       $ 2,107       $ 2,949
                                                       =======       =======      =======       =======       =======       =======

Notes to rate/volume table:

(1)    The changes in rate are not calculated on a fully tax-equivalent basis.
(2) Interest income on nonaccruing loans is recognized on a cash basis. Loan income includes loan fees, which are immaterial to the calculation. Volume changes are calculated using average loan balances that include nonaccrual loans as well.

         During 2007, management expects that short-term interest rates will remain flat. Therefore, any improvements in net interest income for 2007 are expected to be the result of increases in the volume and changes in the mix of interest-earning assets and interest-bearing liabilities. Management expects to continue to use aggressive marketing strategies to increase the Bank's market share for both deposits and quality loans within the Greenville and Anderson, South Carolina areas. These strategies involve offering attractive interest rates and continuing the Bank's commitment to providing outstanding customer service.

Interest Rate Sensitivity

         Management of interest rate sensitivity includes the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. Management constantly reviews interest rate risk exposure in conjunction with the expected movement in the interest rate environment so that adjustments in interest rate sensitivity can be timely made.

         The table, "Interest Sensitivity Analysis," indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at December 31, 2006 of $75,979 for a cumulative gap ratio of (26.7)%.

         When interest-sensitive assets exceed interest sensitive liabilities for a specific repricing period, a positive interest sensitive gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets. For a bank with a negative gap, such as the Bank, rising interest rates would be expected to have a negative effect on net interest income and falling rates would be expected to have the opposite effect. However, gap analysis, such as the table below, does not take into account actions by a bank or its customers during periods of changing rates, which could significantly change the effects of rate changes than would otherwise be expected.

         The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Loans are listed gross, but excluding loans in nonaccrual status. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty day or shorter period. However, the Bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Subordinated debentures reprice every three months.

                          Interest Sensitivity Analysis

                                                                                       December 31, 2006
                                                                                       -----------------
                                                                      Within    Over 3 to 12       Over 12    Nonaccrual
                                                                     3 Months       Months         Months        Loans       Total
                                                                     --------       ------         ------        -----       -----

Interest-earning assets
   Federal funds sold and interest earning deposits ............    $  16,069         $   -           $  -        $   -    $  16,069
   Investment securities .......................................        3,514         4,958         33,678            -       42,150
   Gross loans .................................................      111,823        20,095         94,009          834      226,761
                                                                    ---------     ---------      ---------    ---------    ---------

        Total interest earning assets ..........................      131,406        25,053        127,687          834      284,980
Interest bearing liabilities
   Interest bearing deposits
      Transaction accounts .....................................        3,224             -              -            -        3,224
      Savings and money market accounts ........................       83,109             -              -            -       83,109
      Time deposits over $100M .................................       13,815        48,569         13,826            -       76,210
      Other time deposits ......................................       10,707        64,767         15,691            -       91,165
                                                                    ---------     ---------      ---------    ---------    ---------
        Total interest bearing deposits ........................      110,855       113,336         29,517            -      253,708

   Subordinated debentures .....................................        8,247             -              -            -        8,247
                                                                    ---------     ---------      ---------    ---------    ---------
        Total interest bearing liabilities .....................    $ 119,102     $ 113,336      $  29,517        $   -    $ 261,955

Period interest sensitive gap ..................................    $  12,304     $ (88,283)
Cumulative interest sensitive gap ..............................    $  12,304     $ (75,979)

Gap ratio as a percentage of earning assets ....................          4.3%        (31.0)%
Cumulative gap ratio as a percentage of earning assets .........          4.3%        (26.7)%

Provision for Loan Losses

         The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, accounts for loan losses inherent in the Bank's loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance for loan losses is based on management's judgment as to the amount required to maintain an allowance adequate to provide for estimated inherent losses in the loan portfolio. The Bank provided $1,110 and $1,125 to the allowance during the years ended December 31, 2006 and 2005, respectively. The decrease in the provision for loan losses for 2006 versus 2005 was the result of a significant decrease in nonaccrual loans. The significant decrease in nonaccrual loans corresponds to the significant increase in charge-offs in 2006 which were anticipated in 2005. See "Allowance for Loan Losses" for further information about factors considered by management in setting the amount of the allowance.

Other Income

         In 2006, the Bank had other income of $759 compared to $580 in 2005. The increase was primarily the result of a gain of $119 on the sale of assets previously acquired by the bank in settlement of a loan. This increase is also attributable to a 25% increase in service charges on deposit accounts which directly correlates to the 21% increase in deposit accounts.

Other Expenses

         Salaries and employee benefits totaled $4,628 and $3,095 for 2006 and 2005, respectively. The increase was primarily due to the expansion of the commercial loan department and the addition of staff for the Anderson branch. At December 31, 2006, the bank had 66 full-time equivalent employees, compared to 54 at December 31, 2005. Data processing expenses grew 21% as a direct result of the increased number of accounts serviced and the new products offered.

Income Taxes

         During the years ended December 31, 2006 and 2005, the Bank recorded income tax expense of $1,761 and $1,155, respectively. The Bank accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes.

Investment Portfolio

         As of December 31, 2006, the Bank's investment portfolio, excluding investments required for membership in the FHLB, comprised approximately 14% of total assets. The following table summarizes the book value amounts of securities held by the Bank at December 31, 2006, 2005 and 2004. (Available-for-sale securities are carried at estimated fair value on the balance sheet. These fair values are disclosed in detail in Note 3 to the consolidated financial statements.) The Bank had no held-to-maturity or trading securities at December 31, 2006, 2005 or 2004.

Investment Securities Portfolio Composition

                                                                December 31, 2006      December 31, 2005         December 31, 2004
                                                                      Book                   Book                    Book
                                                                     Value                   Value                   Value
                                                                     -----                   -----                   -----
Government-sponsored enterprises ........................           $22,500                 $14,498                $ 7,496
State and Municipals ....................................             3,332                     463                     --
Mortgage-backed .........................................            16,023                  13,772                  8,924
                                                                    -------                 -------                -------
                                                                    $41,855                 $28,733                $16,420
                                                                    =======                 =======                =======

         Government-sponsored enterprises include FHLB bonds, Federal Home Loan Mortgage Corporation ("FHLMC") bonds, Federal National Mortgage Association
("FNMA") bonds and an FHLB structured note. The Bank also holds stock in the FHLB. This stock was recorded at a cost of $504 at December 31, 2006, and $798 at December 31, 2005, and has no quoted market value. However, redemption of this stock has historically been at par value. The decrease in stock held at December 31, 2006 corresponds to the repayment of FHLB advances during 2006.

         The following table presents maturities and weighted average yields of debt securities available for sale at December 31, 2006. All of the securities are stated at estimated fair value. The tax equivalent yields are based on the amortized cost of the investment securities and a 34% effective tax rate.

Investment Securities Portfolio Maturities and Yields

                                                            December 31, 2006
                                                            -----------------
                                                          Fair    Tax Equivalent
                                                          Value        Yield
                                                          -----        -----
Government-sponsored enterprises
Due within one year ..................................   $ 7,967       3.84%
Due from one to five years ...........................    12,474       4.98%
Due from five to ten years ...........................     2,028       5.80%
Due after ten years ..................................         -          -

State and municipals
Due within one year ..................................         -          -
Due from one to five years ...........................         -          -
Due from five to ten years ...........................         -          -
Due after ten years ..................................     3,339       5.81%

Mortgage backed
Due within one year ..................................         -          -
Due from one to five years ...........................     2,989       4.71%
Due from five to ten years ...........................     7,819       4.14%
Due after ten years ..................................     5,030       5.76%
                                                         ------
                                   Total .............   $41,646       4.78%
                                                         =======

Tax Exempt Investment Securities

         During 2006, due primarily to the opening of the Anderson branch, deposits have grown faster than loans resulting in excess funds available to invest in federal funds sold and additional investment securities. The Company has been investing in all categories of current investment securities and has made an effort to increase the municipal portfolio to take advantage of the tax savings associated with these investment securities. In 2006, the extent of recognition of exemption from taxation associated with these investment securities amounted to $23.

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals, industry or group of related individuals or industries, and there are no foreign loans. The amount of loans outstanding at December 31, 2006, 2005, 2004, 2003 and 2002 is shown in the following table according to type of loan:

                                 Types of Loans

                                                                                         December 31,
                                                                                         ------------
                                                             2006            2005            2004            2003            2002
                                                             ----            ----            ----            ----            ----
Commercial, financial and agricultural .............      $  35,783       $  41,915       $  33,644       $  30,500       $  45,122
Real estate - construction .........................         65,096          39,895          39,170          15,814          13,627
Real estate - mortgage .............................        120,673         110,694          96,984          94,391          44,840
Installment loans to individuals ...................          5,209           7,858           6,660           9,691           7,350
                                                          ---------       ---------       ---------       ---------       ---------
    Total loans ....................................        226,761         200,362         176,458         150,396         110,939
Less allowance for loan losses .....................         (2,423)         (3,050)         (2,293)         (2,345)         (1,395)
                                                          ---------       ---------       ---------       ---------       ---------
                                                          $ 224,338       $ 197,312       $ 174,165       $ 148,051       $ 109,544
                                                          =========       =========       =========       =========       =========

Credit Risk

         A certain degree of risk is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

Commercial, Financial and Agricultural  Loans

         Commercial, financial and agricultural loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, initial and continuing financial analysis of a borrower's financial information is required.

Real Estate -- construction Loans

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and nonfarm, nonresidential real estate. Generally, loan-to-cost ratios are limited to 80% and the Bank reviews the financial ability of the borrower to meet the guidelines of permanent financing prior to the advancement of the construction loan proceeds.

Real Estate -- mortgage Loans

         Loans secured by real estate mortgages (residential and commercial) comprised 53% of the Bank's loan portfolio at December 31, 2006 compared to 55% at December 31, 2005. The repayment of both residential and commercial real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

         Residential real estate loans, which make up $45,306 of the $120,673 at December 31, 2006, consist mainly of first and second mortgages on single-family homes, with some multifamily loans. Loan-to-value ratios ("LTV") for these instruments are generally limited to 80%. Occasionally loans with greater than 100% LTV will be originated to refinance previously unsecured consumer debt, on the assumption that it is better to have some collateral than none. The Bank does not require private mortgage insurance (PMI) on loans with greater than an 80% LTV. The Bank monitors key factors on loans, including LTV, with monthly reports reviewed by senior management. At December 31, 2006, the Bank had six loans in this category amounting to $1,080 in loans with LTV greater than 100%.

         The Bank offers a variety of fixed-rate residential real estate loan products. Generally, the residential loans that are kept in-house are fixed-rate balloons with maturities up to 5 years. The underwriting for these loans is performed in-house within an officer's lending authority. These loans are re-negotiated near the end of the term. Conventional, adjustable-rate-mortgage products can be originated by the Bank in the secondary market in the name of another financial institution. Because these loans are closed in the other bank's name, they are not recorded on the Bank's books. The Bank receives an origination fee for its role in the process.

         Nonfarm, nonresidential loans (i.e., commercial real estate mortgage loans) are secured by business and commercial properties with LTV generally limited to 80%. These loans consist of $75,367 of the $120,673 in real estate loans reported at December 31, 2006. At December 31, 2006, the Bank had five loans in this category amounting to $2,030 in loans with LTV greater than 100%.

Maturity and Interest Sensitivities of Loans to Changes in Interest Rates

         The following table sets forth the maturity distribution of the Company's commercial, financial and agricultural loans and real estate-construction loans at December 31, 2006, as well as the amount of fixed and variable rate loans due after one year.

                                                                                                   December 31, 2006
                                                                                                   -----------------
                                                                                   Due in One   Due After One    Due After
                                                                                      Year         Through         Five
                                                                                     Or Less      Five Years       Years      Total
                                                                                     -------      ----------       -----      -----

Commercial, financial and industrial ...........................................     $20,409       $ 8,165       $ 7,209     $35,783
Real estate - construction .....................................................      31,245        30,332         3,519      65,096

Total amount of above loans that are fixed rate and due after one year .........                                             $22,594

Total amount of above loans that are variable rate and due after one year ......                                             $26,631

Nonperforming Loans; Other Problem Assets

         Generally, when a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is discontinued. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses of the difference between book value and estimated fair value and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged-off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

         At December 31, 2006 and 2005, the Bank had $834 and $2,551, respectively, of nonaccrual loans. The decrease in 2006 was primarily attributable to the charge-offs of over $2,000 in previously non-accruing loans and the Bank's acquiring an asset in the settlement of a non-accrual loan of $149. Gross interest income that would have been recorded with respect to nonaccrual loans in 2006 and 2005 under the original terms of the loans was $318 and $96, respectively. No interest income on nonaccrual loans was included in net income for the years ended December 31, 2006 or 2005. At December 31, 2006 and 2005, there were no loans that were 90 days or more past due and still accruing interest, and no restructured loans.

         Included in the $2,551 of nonaccrual loans at December 31, 2005 were $1,660 in loans to one customer for which the Company specifically reserved $500 in anticipation of charge-offs. At the filing of the 2005 Annual Report on Form 10-K, the Company believed that the business was still a going concern with enough cash flow to service the debt or was saleable and would net enough proceeds to pay off the remainder of the loans. However, events occurred during 2006 that were not foreseeable at the filing of the 2005 report. These events included the business losing its biggest customer which accounted for approximately 65% of its sales. Based on these events, the Bank realized full collectibility was not probable, and charged-off $1,360 of these loans. At December 31, 2006, a balance of $216 remains on the Bank's books in nonaccrual status and is considered "impaired" in accordance with SFAS No. 114 (See Note 1 to the Consolidated Financial Statements). Management has not charged-off the remainder of the loans due to the fact that the fair value of the collateral involved meets or exceeds the present value of expected future cash flows.

Nonaccrual, Past Due and Restructured Loans

         Nonperforming assets are shown in the following table:

                                                                                        Year Ended December 31,
                                                                                        -----------------------
                                                                   2006           2005          2004           2003            2002
                                                                   ----           ----          ----           ----            ----
Accruing loans which are contractually past
due 90 days or more as to principal or
interest payments .......................................        $    -         $    -         $    -         $  393         $    -

Loans accounted for on a non-accrual basis:
   Commercial, financial and agricultural ...............           435            329              -             56              7
   Real estate - construction ...........................             -              -             10             16              -
   Real estate - mortgage ...............................           378          2,210          1,394          1,052            789
   Installment loans to individuals .....................            21             12             93            107             59
                                                                 ------         ------         ------         ------         ------

      Total non-accrual loans ...........................           834          2,551          1,497          1,231            855

Troubled debt restructurings ............................             -              -              -              -              -
                                                                 ------         ------         ------         ------         ------

      Total nonperforming loans .........................           834          2,551          1,497          1,624            855

Other nonperforming assets ..............................           149            630            881            411            243
                                                                 ------         ------         ------         ------         ------

      Total nonperforming assets ........................        $  983         $3,181         $2,378         $2,035         $1,098
                                                                 ======         ======         ======         ======         ======

Nonperforming assets to total assets ....................          0.33%          1.26%          1.14%          1.18%          0.78%

Percentage of nonperforming assets to
    total loans and other nonperforming
    assets ..............................................          0.43%          1.58%          1.34%          1.35%          0.99%

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans. Management monitors this list closely and maintains dialogue with the borrowers to determine if and when circumstances arise to either remove the loan from this list or set up a specific reserve for it. These are loans that are not included in nonaccrual loan listings, or loan listings that are past due 90 days or more and still accruing. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. At December 31, 2006, loans in the amount of $1,050 were determined by management to be potential problem loans. Management is unable to determine the potential impact of these loans at the present time.

Assets Acquired in Settlement of Loans

         At December 31, 2006 and 2005, the Bank had assets acquired in settlements of loans of approximately $149 and $630, respectively. For both years, those amounts represented 100% of real estate owned. One property was sold in 2006 and one property was acquired in 2006. The Company recognized a gain of $119 on the sale of the former property. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition, and written down periodically if the appraised value is deemed not to be realizable.

Allowance for Loan Losses

         The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount, which in management's opinion, is adequate to absorb probable losses in the existing portfolio. All loan losses are charged to the allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of credit risk within the loan portfolio, loss experience, review of problem assets, delinquency trends, and local and regional economic conditions. Management evaluates the carrying value of loans quarterly and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

         The  adequacy of the  allowance is analyzed on a quarterly  basis.  For purposes of this analysis, adequacy is defined as a level of resources appropriate to absorb probable losses inherent in the loan portfolio. The methodology employed for this analysis considers historical loan loss experience, the results of loan reviews, current economic conditions, and other qualitative and quantitative factors that warrant current consideration in determining an adequate allowance.

         The evaluation of the allowance is segregated into general allocations and specific allocations. For general allocations, the portfolio is segregated into risk-similar segments for which historical loss ratios are calculated and adjusted for identified trends or changes in current portfolio characteristics. Historical loss ratios are calculated by risk grade. The resulting percentages are then applied to the dollar amounts of the loans in each segment to arrive at each segment's probable loss levels.

         Certain nonperforming loans are individually assessed for impairment under SFAS 114, "Accounting by Creditors for Impairment of a Loan," and assigned specific allocations. Other identified high-risk loans or credit relationships based on internal risk ratings are also individually assessed and assigned specific allocations.

         The general allocation also includes a component for probable losses inherent in the portfolio, based on management's analysis that is not fully captured elsewhere in the allowance. This component serves to address the inherent estimation and imprecision risk in the methodology as well as address management's evaluation of various factors or conditions not otherwise directly measured in the evaluation of the general and specific allocations. Such factors or conditions may include evaluation of current general economic and business conditions; geographic, collateral or other concentrations; system, procedural, policy or underwriting changes; experience of lending staff; entry into new markets or new product offerings; and results from internal and external portfolio examinations.

         Assessing the adequacy of the allowance is a process that requires considerable judgment. Management's methodology and judgments are based on the information currently available and includes numerous assumptions about current events, which are believed reasonable, but which may or may not be valid. Thus, there can be no assurance that loan losses in future periods will not exceed the current allowance amount or that future increases in the allowance will not be required. No assurance can be given that management's ongoing evaluation of the loan portfolio in light of changing economic conditions and other relevant circumstances will not require significant future additions to the allowance, thus adversely affecting the operating results of the Company. Management believes that the current level of the allowance for loan losses is presently adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors.

         The allowance is also subject to examination and adequacy testing by regulatory agencies, whom may consider such factors as the methodology used to determine adequacy and the size of the allowance relative to that of peer institutions, and other adequacy tests. In addition, such regulatory agencies could require management to adjust the allowance based on information available to them at the time of their examination.

         The following table, "Summary of Loan Loss Experience," summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense through the provision for loan losses.

                         Summary of Loan Loss Experience

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                     2006         2005          2004          2003           2002
                                                                     ----         ----          ----          ----           ----
Total gross loans outstanding at end of period ...............   $ 226,761     $ 200,362     $ 176,458     $ 150,396     $ 110,939
Average amount of loans outstanding, gross ...................     215,673       183,576       162,044       130,448        99,820
                                                                 ---------     ---------     ---------     ---------     ---------
Balance of allowance for loan losses -
    At beginning of the period ...............................       3,050         2,293         2,345         1,395         1,176
                                                                 ---------     ---------     ---------     ---------     ---------
Charge offs:
    Commercial, financial and agricultural ...................        (787)         (123)         (135)          (90)          (25)
    Real estate -- construction ..............................           -             -             -           (82)            -
    Real estate -- mortgage ..................................      (1,375)         (347)         (466)         (120)         (529)
    Installment loans to individuals .........................         (17)          (13)         (475)          (97)          (54)
                                                                 ---------     ---------     ---------     ---------     ---------
           Total charge-offs .................................      (2,179)         (483)       (1,076)         (389)         (608)
                                                                 ---------     ---------     ---------     ---------     ---------

Recoveries of loans previously charged-off:
    Commercial, financial and agricultural ...................         342            25             -             -            16
    Real estate -- construction ..............................           -             -             -             -             -
    Real estate -- mortgage ..................................          54            76             1             -             6
    Installment loans to individuals .........................          46            14            23             -             -
                                                                 ---------     ---------     ---------     ---------     ---------
          Total recoveries ...................................         442           115            24             -            22
                                                                 ---------     ---------     ---------     ---------     ---------

           Net charge-offs ...................................      (1,737)         (368)       (1,052)         (389)         (586)

Additions to allowance for loan losses during period .........       1,110         1,125         1,000         1,339           805
                                                                 ---------     ---------     ---------     ---------     ---------

Balance of allowance for loan losses-ending of the period ....   $   2,423     $   3,050     $   2,293     $   2,345     $   1,395
                                                                 =========     =========     =========     =========     =========

Ratios
   Net charge-offs during period to average
       loans outstanding during period .......................        0.81%         0.20%         0.65%         0.30%         0.59%
    Allowance for loan losses to loans at end of period ......        1.07          1.52          1.30          1.56          1.26
    Net charge-offs to allowance for loan losses .............        71.7          12.1          45.9          16.6          42.0

Allocation of the Allowance for Loan Losses

         Below is an allocation of the allowance for loan losses at December 31, 2006 and 2005.

                                                                                                   December 31, 2006
                                                                                                   -----------------
        Balance at End of Period Applicable to:                                                        Percent of
                                                                                                       Allocated        Percent of
                                                                                                      Allowance to     loans in each
                                                                                 Allowance               Total          category to
                                                                                 Allocation            Allowance        total loans
                                                                                 ----------            ---------        -----------
Commercial, financial and agricultural ............................               $  884                   37%                16%
Real estate -- construction .......................................                  228                    9%                29%
Real estate -- mortgage ...........................................                  790                   33%                53%
Installment loans to individuals ..................................                   33                    1%                 2%
Unallocated .......................................................                  488                   20%                 -
                                                                                  ------               ------             ------
      Total .......................................................               $2,423                  100%               100%
                                                                                  ======               ======             ======

                                                                                                   December 31, 2005
                                                                                                   -----------------
        Balance at End of Period Applicable to:                                                        Percent of
                                                                                                       Allocated        Percent of
                                                                                                      Allowance to     loans in each
                                                                                 Allowance               Total          category to
                                                                                 Allocation            Allowance        total loans
                                                                                 ----------            ---------        -----------
Commercial, financial and agricultural ............................               $1,104                   36%                21%
Real estate -- construction .......................................                  100                    3%                20%
Real estate -- mortgage ...........................................                  624                   21%                55%
Installment loans to individuals ..................................                   26                    1%                 4%
Unallocated .......................................................                1,196                   39%                 -
                                                                                  ------               ------             ------
      Total .......................................................               $3,050                  100%               100%
                                                                                  ======               ======             ======

Deposits

         The amounts and composition of total deposits as of December 31, 2006 and 2005 were as follows:

                                                                                              December 31,
                                                                                              ------------
                                                                                  2005                              2006
                                                                                  ----                              ----
                                                                       Amount          Percent            Amount           Percent
                                                                       ------          -------            ------           -------
Noninterest bearing demand ...............................           $ 15,215            5.7%            $ 12,321            5.6%
Interest bearing demand ..................................              3,224            1.2                2,941            1.3
Money market accounts ....................................             82,538           30.7               50,905           23.0
Savings ..................................................                571            0.2                  751            0.3
Time certificates of deposit, less than $100,000 .........             91,165           33.9               80,064           36.1
Time certificates of deposit, $100,000 or more ...........             76,210           28.3               74,679           33.7
                                                                     --------          -----             --------          -----
                                                                     $268,923          100.0%            $221,661          100.0%
                                                                     ========          =====             ========          =====

At December 31, 2006 the scheduled maturities of time certificates of deposit of $100,000 or more are:

        Three months or less .......................................     $13,815
        Over three through six months ..............................      15,665
        Over six through twelve months .............................      32,904
        Over twelve months .........................................      13,826
                                                                         -------

                                                                         $76,210
                                                                         =======

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2006, 2005 and 2004. The dividend payout ratios for 2005 and 2004 have been restated to reflect the 10% stock dividend declared in July 2006.

                                                        December 31,
                                                        ------------
                                              2006          2005          2004
                                              ----          ----          ----

Return on average assets .............        1.16%         1.02%         0.68%
Return on average equity .............       18.16%        18.34%        13.57%
Dividend payout ratio ................        8.25%         9.64%        16.00%
Average equity to average
  assets ratio .......................        6.41%         5.55%         4.99%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loan originations and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). Asset liquidity is also provided from funds from maturing loans . However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being the ability to obtain deposits within the Bank's service area. Core deposits (total deposits less time deposits greater than $100,000 and less brokered deposits) provide a relatively stable funding base, and were equal to 59% of total assets at December 31, 2006. The Bank is a member of the FHLB of Atlanta and, as such, has the ability to borrow against the security of its investment portfolio and qualifying mortgage loans. The unused borrowing capacity currently available from the FHLB, which at December 31, 2006 was approximately $45,047, assumes that the Bank's $504 investment in FHLB stock will also be used as collateral. The Bank believes that it could obtain additional borrowing capacity from the FHLB by identifying additional qualifying collateral that could be pledged.

         The Company also has $9,400 available through lines of credit with other banks as an additional source of liquidity funding. Management believes that the Company's overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

Short-Term Borrowings

The short-term borrowings of the Company consist of Federal Home Loan Bank advances. Information on the balances outstanding for each period reported and interest rates are disclosed in the table below.

                                                                                               For the Years Ended
                                                                                               -------------------
                                                                          December 31, 2006     December 31, 2005  December 31, 2004
                                                                          -----------------     -----------------  -----------------
Outstanding at end of period ...........................................       $     -             $ 8,500             $13,500
Weighted average rate, end of period ...................................            -%                4.34%               3.67%
Maximum amount outstanding at any month end ............................       $ 8,500             $16,500             $15,500
Average amount outstanding during the period ...........................       $ 6,905             $11,392             $11,498
Weighted average rate, during the period ...............................          4.36%               4.03%               3.70%

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

         Commitments to extend credit are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specified period of time. At December 31, 2006, the Bank had issued commitments to extend credit of $71,053 through various types of lending. Commitments at variable rates of interest totaled $42,875 and commitments at fixed rates totaled $28,178. The commitments generally expire over one year. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity," the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

         In addition to commitments to extend credit, the Bank also issues standby letters of credit which are assurances to a third party that they will not suffer a loss if the Bank's customer fails to meet its contractual obligation to the third party. If these standby letters of credit are utilized, they become loans on the Bank's books. Standby letters of credit totaled $1,318 at December 31, 2006. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity, the Bank believes that it will have the necessary resources to meet these obligations should the need arise.

         Neither the Company nor its subsidiary is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings. Obligations under noncancelable operating lease agreements totaled approximately $333 at December 31, 2006. These obligations are payable over several years as shown in Note 10 to the Company's consolidated financial statements.

Capital Resources

         Shareholders' equity increased $3,342 during 2006. The increase in shareholders' equity is the result of $3,260 in earnings generated by the Company, an increase in accumulated other comprehensive income of $223, $12 in proceeds from the exercise of stock options and $110 in capital generated by the recognition of the expense of granting stock options, offset by dividends declared of $258. The unrealized losses on investment securities are not considered to be other than temporary because the Company has the ability and intent to hold the securities until such time as the value recovers or the securities mature.

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

         It is management's objective to maintain the capital levels such that the Bank will continue to be considered well capitalized. However, no assurance can be given that this objective will be achieved. The Company anticipates that it will maintain capital at levels that will allow the Company and the Bank to qualify as being adequately capitalized as defined by regulation, and as of December 31, 2006, the Company and the Bank exceed the capital levels that are required to be maintained.

         Company and Bank capital ratios at December 31, 2006 are presented in the following table, compared with the "well capitalized" and minimum ratios under the Federal Reserve and FDIC regulatory definitions and guidelines:

                                                                                                             To be well capitalized
                                                                                       For capital           under prompt corrective
                                                                                    adequacy purposes           action provisions
                                                                 Actual                  Minimum                     Minimum
                                                                 ------                  -------                     -------
                                                         Amount         Ratio      Amount         Ratio     Amount      Ratio
                                                         ------         -----      ------         -----     ------      -----
Company (consolidated):
As of December 31, 2006
Total capital (to risk weighted assets) ..........      $30,031         12.3%     $19,576         8.0%         N/A       N/A
Tier 1 capital (to risk weighted assets) .........       26,079         10.7        9,788         4.0          N/A       N/A
Tier 1 capital (to average assets) ...............       26,079          9.3       11,199         4.0          N/A       N/A

As of December 31, 2005
Total capital (to risk weighted assets) ..........      $18,374          8.8%     $16,787         8.0%         N/A       N/A
Tier 1 capital (to risk weighted assets) .........       15,747          7.5        8,393         4.0          N/A       N/A
Tier 1 capital (to average assets) ...............       15,747          6.7        9,416         4.0          N/A       N/A

Bank:
As of December 31, 2006
Total capital (to risk weighted assets) ..........      $27,623         11.3%     $19,555         8.0%     $24,443      10.0%
Tier 1 capital (to risk weighted assets) .........       25,200         10.3        9,777         4.0       14,666       6.0
Tier 1 capital (to average assets) ...............       25,200          8.5       11,812         4.0       14,765       5.0

As of December 31, 2005
Total capital (to risk weighted assets) ..........      $21,145         10.1%     $16,778         8.0%     $20,972      10.0%
Tier 1 capital (to risk weighted assets) .........       18,518          8.8        8,389         4.0       12,583       6.0
Tier 1 capital (to average assets) ...............       18,518          8.0        9,230         4.0       11,538       5.0

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

              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors
GrandSouth Bancorporation and Subsidiary
Greenville, South Carolina


         We have audited the accompanying consolidated balance sheets of GrandSouth Bancorporation and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GrandSouth Bancorporation and Subsidiary as of December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.


                                                s/Elliott Davis, LLC



Greenville, South Carolina
March 21, 2007

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                                                 DECEMBER 31,
                                                                                                                 ------------
                                                                                                           2006               2005
                                                                                                           ----               ----
                                                          ASSETS
Cash and due from banks ......................................................................         $   6,145          $   6,628
Federal funds sold ...........................................................................            13,659              6,312
                                                                                                       ---------          ---------

           Cash and cash equivalents .........................................................            19,804             12,940

Investment securities available for sale .....................................................            41,646             28,160
Other investments, at cost ...................................................................               504                798
Loans, net ...................................................................................           224,338            197,312
Premises and equipment, net ..................................................................             5,120              4,380
Bank owned life insurance ....................................................................             4,576              4,408
Assets acquired in settlement of loans .......................................................               149                630
Other assets .................................................................................             4,173              3,320
                                                                                                       ---------          ---------

           Total assets ......................................................................         $ 300,310          $ 251,948
                                                                                                       =========          =========

                                           LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
     Noninterest bearing .....................................................................         $  15,215          $  12,321
     Interest bearing ........................................................................           253,708            209,340
                                                                                                       ---------          ---------

           Total deposits ....................................................................           268,923            221,661

Federal Home Loan Bank advances ..............................................................                 -              8,500
Other borrowings .............................................................................                 -              3,900
Junior subordinated debentures ...............................................................             8,247                  -
Other liabilities ............................................................................             3,670              1,759
                                                                                                       ---------          ---------

           Total liabilities .................................................................           280,840            235,820
                                                                                                       ---------          ---------

COMMITMENTS AND CONTINGENCIES - Notes 10 and 14

SHAREHOLDERS' EQUITY
     Common stock, no par value, 20,000,000 shares authorized,
        3,373,846 and 3,065,726 shares issued and outstanding
        at December 31, 2006 and 2005 respectively ...........................................            19,054             14,340
     Retained earnings .......................................................................               554              2,149
     Accumulated other comprehensive loss ....................................................              (138)              (361)
                                                                                                       ---------          ---------

           Total shareholders' equity ........................................................            19,470             16,128
                                                                                                       ---------          ---------

           Total liabilities and shareholders' equity ........................................         $ 300,310          $ 251,948
                                                                                                       =========          =========


The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in thousands except per share data)

                                                                                               For the years ended December 31,
                                                                                               --------------------------------
                                                                                            2006             2005            2004
                                                                                            ----             ----            ----
INTEREST INCOME
   Loans and fees on loans ......................................................          $21,338          $14,917          $ 9,901
   Investment securities ........................................................            1,622              895              525
   Other ........................................................................              651              311               83
                                                                                           -------          -------          -------

        Total interest income ...................................................           23,611           16,123           10,509
                                                                                           -------          -------          -------

INTEREST EXPENSE
   Deposits .....................................................................           10,045            5,720            3,250
   Federal Home Loan Bank advances and other borrowings .........................              407              664              506
   Subordinated debentures ......................................................              389              116               79
                                                                                           -------          -------          -------

        Total interest expense ..................................................           10,841            6,500            3,835
                                                                                           -------          -------          -------

        Net interest income .....................................................           12,770            9,623            6,674

PROVISION FOR LOAN LOSSES .......................................................            1,110            1,125            1,000
                                                                                           -------          -------          -------

        Net interest income after provision for
           loan losses ..........................................................           11,660            8,498            5,674
                                                                                           -------          -------          -------

NONINTEREST INCOME
   Service fees on deposit accounts .............................................              388              311              266
   Gain on sale of investment securities available for sale .....................                -               18                -
   Gain on sale of assets acquired in the settlement of loans ...................              119                -                -
   Other ........................................................................              252              251              135
                                                                                           -------          -------          -------

        Total noninterest income ................................................              759              580              401
                                                                                           -------          -------          -------

NONINTEREST EXPENSES
   Salaries and employee benefits ...............................................            4,628            3,095            2,163
   Data processing ..............................................................              408              336              321
   Insurance ....................................................................              411              200               85
   Net occupancy and expenses of premises and equipment .........................              796              647              668
   Printing, postage and supplies ...............................................              222              140               97
   Professional services ........................................................              347              332              225
   Miscellaneous loan expense ...................................................              153              483              136
   Other operating ..............................................................              433              329              292
                                                                                           -------          -------          -------

        Total noninterest expenses ..............................................            7,398            5,562            3,987
                                                                                           -------          -------          -------

        Income before income taxes ..............................................            5,021            3,516            2,088

INCOME TAX PROVISION ............................................................            1,761            1,155              769
                                                                                           -------          -------          -------

        Net income ..............................................................          $ 3,260          $ 2,361          $ 1,319
                                                                                           =======          =======          =======

The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY

                  (Dollars in thousands except per share data)

                                                                                         For the years ended December 31,
                                                                                         --------------------------------
                                                                                 2006                 2005                2004
                                                                                 ----                 ----                ----
NET INCOME PER COMMON SHARE*
     Basic .......................................................        $          0.97        $         0.83        $        0.50
                                                                          ===============        ==============        =============

     Diluted .....................................................        $          0.89        $         0.69        $        0.39
                                                                          ===============        ==============        =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING*
     Basic .......................................................              3,372,065             2,840,528            2,620,593
                                                                          ===============        ==============        =============

     Diluted .....................................................              3,653,849             3,540,885            3,520,614
                                                                          ===============        ==============        =============

*Net income per common share and weighted average number of common shares outstanding for 2005 and 2004 have been restated to reflect the ten percent stock dividend declared in July 2006.

The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
              For the years ended December 31, 2006, 2005 and 2004
                    (Dollars in thousands except share data)

                                                                Common stock                          Accumulated
                                                                ------------                             other            Total
                                                                                         Retained      comprehensive   shareholders'
                                                            Shares         Amount        earnings      income (loss)      equity
                                                            ------         ------        --------      -------------      ------
Balance, December 31, 2003 ...........................     2,165,970     $    9,695        $     -     $      (54)    $    9,641
                                                                                                                      ----------
     Net income ......................................             -              -          1,319              -          1,319
     Other comprehensive income -
       Unrealized holding gain on
       investment securities (net of
       income tax expense of $5) .....................             -              -              -             11             11
                                                                                                                      ----------

     Comprehensive income ............................             -              -              -              -          1,330
     Cash in lieu of fractional shares ...............          (191)            (1)            (1)
     Cash dividend ($.08) per share ..................             -              -           (173)             -           (173)
     Stock dividend (10%) ............................       216,578          1,146         (1,146)             -              -
                                                          ----------     ----------     ----------     ----------     ----------

Balance, December 31, 2004 ...........................     2,382,357         10,840              -            (43)        10,797
                                                                                                                      ----------
     Net income ......................................             -              -          2,361              -          2,361
     Other comprehensive income -
       Unrealized holding losses on
       investment securities (net of
       income tax benefit of $180) ...................             -              -              -           (307)          (307)

     Less reclassification adjustment for
     gains included in net income (net of
     income tax expense of $7) .......................                                                        (11)           (11)
                                                                                                                      ----------
     Comprehensive income ............................             -              -              -              -          2,043
     Conversion of subordinated debentures into
     common stock ....................................       683,581          3,500              -              -          3,500
     Cash in lieu of fractional shares ...............          (212)             -             (2)             -             (2)
     Cash dividend ($.08) per share ..................             -              -           (210)             -           (210)
                                                          ----------     ----------     ----------     ----------     ----------

Balance, December 31, 2005 ...........................     3,065,726         14,340          2,149           (361)        16,128
                                                                                                                      ----------
     Net income ......................................             -              -          3,260              -          3,260
     Other comprehensive income -
       Unrealized holding gains on
       investment securities (net of
       income tax effect of $141) ....................             -              -              -            223            223
                                                                                                                      ----------

     Comprehensive income ............................             -              -              -              -          3,483
     Stock based compensation ........................             -            110              -              -            110
     Stock dividend (10%) ............................       306,573          4,592         (4,592)             -              -
     Cash in lieu of fractional shares ...............          (407)             -             (5)             -             (5)
     Exercise of stock options .......................         1,954             12              -              -             12
     Cash dividend ($.08) per share ..................             -              -           (258)             -           (258)
                                                          ----------     ----------     ----------     ----------     ----------

Balance, December 31, 2006 ...........................     3,373,846     $   19,054     $      554     $     (138)    $   19,470
                                                          ==========     ==========     ==========     ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                              For the years ended December 31,
                                                                                              --------------------------------
                                                                                           2006             2005              2004
                                                                                           ----             ----              ----
OPERATING ACTIVITIES
     Net income .................................................................        $  3,260         $  2,361         $  1,319
     Adjustments to reconcile net income to net cash
        provided by operating activities
        Deferred income tax expense (benefit) ...................................             273             (361)              55
        Provision for possible loan losses ......................................           1,110            1,125            1,000
        Depreciation of premises and equipment ..................................             388              329              385
        Net amortization (accretion) of investment securities
          available for sale ....................................................              (6)              19              114
        Gain on sale of investment securities available for sale ................               -              (18)               -
        Gain on sale of property and equipment ..................................             (14)              (1)              (4)
        (Gain) loss on sale of assets acquired in settlement of loans ...........            (119)               1               13
        Accretion of bank owned life insurance ..................................            (168)            (161)               -
        Stock based compensation ................................................             110                -                -
        Write-down of assets acquired in settlement of loans ....................              15              251               68
     Changes in operating assets and liabilities:
        Increase in other assets ................................................          (1,018)            (232)            (534)
        Increase in other liabilities ...........................................           1,903              185              233
                                                                                         --------         --------         --------

              Net cash provided by operating activities .........................           5,734            3,498            2,649
                                                                                         --------         --------         --------

INVESTING ACTIVITIES
     Origination of loans, net ..................................................         (28,300)         (24,582)         (28,271)
     Purchase of investment securities available for sale .......................         (21,338)         (16,046)         (11,027)
     Proceeds from principal paydowns on investment securities
           available for sale ...................................................           3,222            2,769            2,908
     Proceeds from sales of investment securities available for
           sale .................................................................               -              962            5,500
     Proceeds from maturity and calls of investment securities
           available for sale ...................................................           5,000                -                -
     Redemption (purchase) of Federal Home Loan Bank stock ......................             294              157             (375)
     Purchase of bank owned life insurance ......................................               -                -           (3,357)
     Increase in cash surrender value of life insurance .........................               -                -              (63)
     Investment in capital trust ................................................            (247)               -                -
     Proceeds from sale of assets acquired in settlement of loans ...............             749              309              606
     Cash equivalents acquired, net of payment for purchase
           acquisition ..........................................................               -             (737)               -
     Proceeds from sale of premises and equipment ...............................              37               22               16
     Purchase of premises and equipment .........................................          (1,151)          (1,101)            (132)
                                                                                         --------         --------         --------

              Net cash used for investing activities ............................         (41,734)         (38,247)         (34,195)
                                                                                         --------         --------         --------

FINANCING ACTIVITIES
      Increase in deposits, net .................................................          47,262           45,515           29,637
      Proceeds from Federal Home Loan Bank advances .............................               -           11,000            5,000
      Repayment of Federal Home Loan Bank advances ..............................          (8,500)         (16,000)          (3,100)
      Proceeds from issuance of junior subordinated debentures ..................           8,247                -                -
      Proceeds from other borrowings ............................................             100            3,900            2,500
      Repayment of other borrowings .............................................          (4,000)          (2,500)               -
      Proceeds from exercise of stock options ...................................              12                -                -
      Dividends paid ............................................................            (252)            (192)            (130)
      Cash paid in lieu of fractional shares ....................................              (5)              (2)              (1)
                                                                                         --------         --------         --------

              Net cash provided by financing activities .........................          42,864           41,721           33,906
                                                                                         --------         --------         --------

              Net  increase in cash and cash equivalents ........................           6,864            6,972            2,360


The accompanying notes are an integral part of these consolidated financial statements.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY

                             (Dollars in thousands)

                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                       2006             2005               2004
                                                                                       ----             ----               ----

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ................................           12,940             5,968           3,608
                                                                                    ----------       -----------       ---------
CASH AND CASH EQUIVALENTS, END OF YEAR ......................................       $   19,804       $    12,940       $   5,968
                                                                                    ==========       ===========       =========

SUPPLEMENTAL INFORMATION
      Cash paid for:
         Income taxes .......................................................       $    1,548       $     1,225       $     238
                                                                                    ==========       ===========       =========

         Interest ...........................................................       $   10,671       $     6,632       $   3,811
                                                                                    ==========       ===========       =========

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

    Change in unrealized gain (loss) on investment securities
    available for sale, before tax ..........................................       $      364              (505)      $      16
                                                                                    ==========       ===========       =========
    Loans charged-off, net of recoveries ....................................       $    1,737       $       368       $   1,052
                                                                                    ==========       ===========       =========
    Loans transferred to assets acquired in settlement of loans .............       $      164       $       310       $   1,157
                                                                                    ==========       ===========       =========
    Dividends declared, but unpaid ..........................................       $       67       $        61       $      43
                                                                                    ==========       ===========       =========
    Subordinated debentures converted into common stock .....................       $        -       $     3,500    $          -
                                                                                    ==========       ===========       =========
    Stock dividend ..........................................................       $    4,592                 -       $   1,146
                                                                                    ==========       ===========       =========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                     (Continued)

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         GrandSouth Bancorporation (the "Company") is a South Carolina corporation organized in 2000 for the purpose of being a holding company for GrandSouth Bank (the "Bank"). On October 2, 2000, pursuant to a Plan of Exchange approved by the shareholders, all of the outstanding shares of $2.50 par value common stock of the Bank were exchanged for shares of no par value common stock of the Company. The Company presently engages in no business other than that of owning the Bank, has no employees, and operates as one business segment. The Company is regulated by the Federal Reserve Board. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The GrandSouth Capital Trust 1 (see note 9) is an unconsolidated subsidiary.

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

   Reclassifications
     Certain prior year amounts have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported shareholders' equity, comprehensive income, or net income.

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

     In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, Management monitors exposure to credit risk that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

     loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Management has determined that there is no concentration of credit risk associated with its lending policies or practices.

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

   Loans and interest income on loans
     Loans are stated at the principal balance outstanding. The allowance for possible loan losses is deducted from total loans in the consolidated balance sheets. Interest income is recognized on an accrual basis over the term of the loan based on the principal amount outstanding.

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

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

   Allowance for loan losses
     The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to establish an adequate reserve to meet the present estimated loss characteristics of the current loan portfolio. Management's estimate is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, and prevailing and anticipated economic conditions. Loans that are determined to be uncollectible are charged against the allowance. Provision for loan losses and recoveries on loans previously charged off are added to the allowance.

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

   Premises and equipment
     Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of premises and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

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

   Goodwill
     Goodwill is included in other assets and is evaluated for impairment on at least an annual basis by comparing the fair value of its reporting units to their related carrying value. If the carrying value of a reporting unit exceeds its fair value, the Company determines whether the implied fair value of the goodwill, using a discounted cash flow analysis, exceeds the carrying value of the goodwill. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recorded in an amount equal to that excess. To date, the Company has not had to record any impairment of its goodwill.

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

   Net income per common share
     Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share." The treasury stock method is used to compute the effect of stock options and convertible subordinated debentures on the weighted average number of common shares outstanding for diluted earnings per share. On January 22, 2004, February 28, 2005 and July 19, 2006, the Company declared ten percent stock dividends. Per share and share amounts have been retroactively restated since the Company's 2005 Annual Report on Form 10-KSB to reflect the stock dividend declared in 2006. The 2005 stock dividend was reflected in the 2004 financial statements.

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

Stock-based compensation
     The Company has a stock-based employee compensation plan, which is further described in Note 16. Until January 1, 2006, the Company accounted for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost was reflected in net income prior to 2006, as all stock options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company adopted SFAS 123(R) on January 1, 2006. The following table illustrates the effect on net income and net income per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation in 2005 and 2004, and the actual expense recognized in 2006 under SFAS 123(R). Per share and weighted average shares outstanding have been restated to reflect the ten percent stock dividend declared on July 19, 2006. The February 28, 2005 stock dividend was reflected in the 2004 financial statements.

                                                                                                Years ended December 31,
                                                                                                ------------------------
                                                                                       2006               2005                2004
                                                                                       ----               ----                ----

Net income, as reported ..................................................           $ 3,260            $ 2,361           $   1,319
Add:  Stock-based compensation expense included in net
       income, net of tax effects ........................................                71                  -                   -
Deduct:  Total stock-based employee compensation
     expense determined under fair value based
     method for all awards, net of related tax effects
                                                                                         (71)              (124)                (54)
                                                                                     -------            -------           ---------

Pro forma net income - basic .............................................             3,260              2,237               1,265

Add: Interest savings, net of tax/weighted average
     incremental shares assumed on conversion of
     subordinated debentures .............................................                 -                 73                  50
                                                                                     -------            -------           ---------

Net income (2006) and pro forma net income (2005
    and 2004) - diluted ..................................................           $ 3,260            $ 2,310           $   1,315
                                                                                     =======            =======           =========

Net income per common share:
     Basic - as reported .................................................           $  0.97            $  0.83           $    0.50
                                                                                     =======            =======           =========
     Basic - pro forma (2005 and 2004) ...................................           $  0.97            $  0.79           $    0.48
                                                                                     =======            =======           =========


     Diluted - as reported ...............................................           $  0.89            $  0.69           $    0.39
                                                                                     =======            =======           =========
     Diluted - pro forma (2005 and 2004) .................................           $  0.89            $  0.65           $    0.37
                                                                                     =======            =======           =========

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

         The weighted average fair values of the options granted during the years ended December 31, 2006, 2005 and 2004 have been estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                                                                  December 31
                                                                                                  -----------
                                                                                  2006              2005            2004
                                                                                  ----              ----            ----
Assumptions:
   Dividend yield ......................................................           0.64%            0.89%            1.32%
   Weighted average risk-free interest rate ............................           5.04%            4.24%            5.00%
   Weighted average expected volatility ................................          31.14%           20.09%           15.25%
   Weighted average expected life in years .............................           8.00             8.00             8.00

Weighted average fair values ...........................................         $ 5.42           $ 2.79           $ 1.67

         As of December 31, 2006 the Company had 472,038 outstanding options to employees and directors. The table set forth below summarizes stock option activity for the Company's stock compensation plan for the period ended December 31, 2006. The number of shares outstanding, granted and exercised as well as the corresponding weighted average exercise prices have been retroactively restated to reflect all stock dividends since the date the options were granted.

                                                                   Stock Options
                                                                   -------------
                                                                            Weighted-Average
                                                                               Remaining
                                                         Weighted-Average      Contractual          Intrinsic
                                               Shares     Exercise Price      Life (Years)           Value*
                                               ------     --------------      ------------           ------
Outstanding at December 31, 2005 ..........    456,392        $ 5.24
Granted ...................................     19,800        $12.50                                $    248
Exercised .................................    (1,954)        $ 5.97                                $     33
Forfeited .................................    (2,200)        $ 8.41
                                               ------
Outstanding at December 31, 2006 ..........    472,038        $ 5.53             4.86               $  9,195
                                               =======

Exercisable at December 31, 2006 ..........    344,014        $ 4.15             3.48               $  7,173
                                               =======

*Intrinsic value is calculated in the aggregate for shares granted, outstanding and exercisable by taking the closing price of the Company's common stock as of December 31, 2006, as reported by the OTCBB ($25.00 in this case), less the weighted-average exercise price of the respective category of stock option. That result is then multiplied by the number of shares outstanding. Intrinsic value for shares exercised is the closing price of the stock as reported by the OTCBB on the date of exercise less the actual exercise price of the particular shares exercised. This difference is then multiplied by the number of shares exercised. This intrinsic value is calculated for each exercise during the year and totaled here for all exercises during the year.

         The table set forth below summarizes non-vested stock options as of December 31, 2006. The number of non-vested shares outstanding, granted and vested during the year and the weighted average fair values have been retroactively restated to reflect all stock dividends since the date the options were granted.

                                                                         Weighted- Average
                                                                             Grant Date           Total
                                                            Number           Fair Value         Fair Value
                                                            ------           ----------         ----------
Non-vested outstanding at December 31, 2005                161,733             $ 2.38
Granted                                                     19,800               5.42
Vested during the year                                     (51,309)              2.10             $  108
Forfeited during the year                                   (2,200)              2.56
                                                           -------
Non-vested outstanding at December 31, 2006                128,024               3.08
                                                           =======

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued


         The total fair value of options vested during 2005 and 2004 was $40 for each year. As of December 31, 2006, there was $405 total unrecognized compensation cost related to non-vested share-based compensation arrangements, which is expected to be recognized over a weighted average period of 3.92 years. The Company issues authorized but unissued shares to satisfy option exercises.

Recently issued accounting standards
   The following is a summary of recent authoritative pronouncements that may affect accounting, reporting, and disclosure of financial information by the
   Company:

           In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115." This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities,
    2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and
    5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS 157, "Fair Value Measurement." The Company is currently analyzing the fair value option provided under SFAS 159.

           In September 2006, the SEC issued Staff Accounting Bulleting No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial conditions.

           In September, 2006, The FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4 "Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements." EITF 06-4 requires employers to recognize a liability for future benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (plan) or Accounting Principles Board Opinion No. 12, "Omnibus Opinion - 1967" (individual contract) based on the substantive agreement(s) with the employee(s). If the agreement pays a death benefit, then the Company needs to accrue that death benefit. If the agreement requires the Company to keep the split dollar arrangement in force during the retirement period, then the Company has to accrue the cost of maintaining the policy based on the employee(s) actuarial life expectancy. These expenses should be recognized over the employment service period required to vest the benefit. EITF 06-4 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. Entities should recognize the effects of applying this EITF through either (a)

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES, Continued

    a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The Company is currently analyzing the effect of adoption of EITF 06-4 on its financial position, results of operations and cash flows.

           In September of 2006, the FASB issued SFAS 157, "Fair Value Measurements." This statement defines fair value, establishes a framework for measuring fair value in conformity with accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. This statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. This statement expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged. The Company does not expect the adoption of this statement to have a material effect on its financial statements or on its results of operations.

           In June of 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. When a position is taken in a tax return that reduces the amount of income taxes paid to a taxing authority, the enterprise realizes an immediate economic benefit. However, considerable time can elapse before the acceptability of that tax position is determined. FIN 48 requires the affirmative evaluation that it is more likely than not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in tax returns. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier application is encouraged. The Company is currently analyzing the effect of adoption of FIN 48 on its financial position, results of operations and cash flows.

           Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

           The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 2006 and 2005 these required reserves were met by vault cash.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 3 - INVESTMENT SECURITIES

         The amortized cost and fair value of investment securities available for sale are as follows:

                                                                                           December 31, 2006
                                                                                           -----------------
                                                                                            Gross unrealized
                                                                     Amortized              ----------------                 Fair
                                                                       Cost               Gains            Losses            Value
                                                                       ----               -----            ------            -----
Government-sponsored enterprises ...........................           $22,500           $    72           $   103           $22,469
State and municipals .......................................             3,332                23                16             3,339
Mortgage backed ............................................            16,023                79               264            15,838
                                                                       -------           -------           -------           -------

       Total investment securities .........................           $41,855           $   174           $   383           $41,646
                                                                       =======           =======           =======           =======

                                                                                           December 31, 2005
                                                                                           -----------------
                                                                                            Gross unrealized
                                                                     Amortized              ----------------                 Fair
                                                                       Cost               Gains            Losses            Value
                                                                       ----               -----            ------            -----

Government-sponsored enterprises ..........................           $14,498            $     -           $   209           $14,289
State and municipals ......................................               463                  -                 2               461
Mortgage backed ...........................................            13,772                  -               362            13,410
                                                                      -------           --------           -------           -------

       Total investment securities ........................           $28,733            $     -           $   573           $28,160
                                                                      =======           ========           =======           =======

           Government-sponsored enterprises include FHLB bonds, FHLMC bonds, FNMA bonds and an FHLB structured note.

           The amortized costs and fair values of securities available for sale at December 31, 2006, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized
                                                          Cost      Fair value
                                                          ----      ----------

Less than one year ...............................      $ 8,012        $ 7,967
One to five years ................................       15,511         15,463
Five to ten years ................................       10,022          9,847
After ten years ..................................        8,310          8,369
                                                        -------        -------

       Total investment securities ...............      $41,855        $41,646
                                                        =======        =======

         Investment securities with an aggregate amortized cost of $2,229 (fair value of $2,227) at December 31, 2006 and $1,499 (fair value of $1,465) at December 31, 2005 were pledged to collateralize public deposits and borrowings.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 3 - INVESTMENT SECURITIES, Continued

           The following table shows gross unrealized losses and fair value, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006.

                                                         Less than 12 Months          12 Months or More            Total
                                                         -------------------          -----------------            -----
                                                        Fair        Unrealized      Fair       Unrealized      Fair       Unrealized
                                                        Value         Losses        Value        Losses        Value        Losses
                                                        -----         ------        -----        ------        -----        ------
Government-sponsored enterprises ...............    $        -     $       -       $11,404       $   103       $11,404       $   103

State and municipals ...........................         1,946            16             -             -         1,946            16

Mortgage backed ................................           823             4         9,891           260        10,714           264
                                                       -------       -------       -------       -------       -------       -------

Total ..........................................       $ 2,769       $    20       $21,295       $   363       $24,064       $   383
                                                       =======       =======       =======       =======       =======       =======

           The following table shows gross unrealized losses and fair value, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005.

                                                         Less than 12 Months          12 Months or More            Total
                                                         -------------------          -----------------            -----
                                                        Fair        Unrealized     Fair        Unrealized       Fair      Unrealized
                                                        Value        Losses        Value         Losses         Value      Losses
                                                        -----        ------        -----         ------         -----      ------

Government-sponsored enterprises ...............       $ 6,926       $    75       $ 7,363       $   134       $14,289         209

State and municipals ...........................           461             2             -             -           461           2

Mortgage backed ................................         8,808           143         4,602           219        13,410         362
                                                       -------       -------       -------       -------       -------     -------

Total ..........................................       $16,195       $   220       $11,965           353       $28,160         573
                                                       =======       =======       =======       =======       =======     =======

         At December 31, 2006, twenty-four individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. All of the twenty-four securities have either a Standard & Poor's AAA or a Moody's Aaa credit rating as quoted by Bloomberg.

         The Bank, as a member institution of the FHLB, is required to own capital stock in the FHLB based generally upon the balance of investment securities pledged and FHLB borrowings. FHLB capital stock, with a cost of $504 and $798 at December 31, 2006 and 2005, respectively, is included in other investments in the consolidated balance sheets. The decrease in the Bank's investment in FHLB stock corresponds to the Bank's repayment of the FHLB advances previously outstanding. No ready market exists for the stock, and it has no quoted market value. However, redemption of the stock has historically been at par value.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 4 - LOANS

           The composition of net loans by major loan category is presented below:

                                                               December 31,
                                                               ------------
                                                           2006            2005
                                                           ----            ----

Commercial, financial and agricultural ...........       $ 35,783       $ 41,915
Real estate - construction .......................         65,096         39,895
Real estate - mortgage ...........................        120,673        110,694
Installment loans to individuals .................          5,209          7,858
                                                         --------       --------

Loans, gross .....................................        226,761        200,362
Less allowance for possible loan losses ..........          2,423          3,050
                                                         --------       --------

                                                         $224,338       $197,312
                                                         ========       ========

           At December  31, 2006 and 2005,  non-accrual  loans  totaled $834 and
$2,551, respectively. The gross interest income that would have been recorded under the original terms of the loans amounted to $318, $96, and $168, in 2006, 2005 and 2004, respectively. The Bank had no loans with payments past due ninety days or more and accruing interest at December 31, 2006 and 2005. Variable rate and fixed rate loans totaled $134,582 and $92,179, respectively, at December 31, 2006.

           The following is a summary of the activity within the allowance for possible loan losses for the periods presented:

                                                                                         For the years ended December 31,
                                                                                         --------------------------------
                                                                                   2006                2005                2004
                                                                                   ----                ----                ----

Balance, beginning of year ..........................................         $     3,050          $     2,293          $     2,345
Provision for possible loan losses ..................................               1,110                1,125                1,000
Loans charged against the allowance, net of recoveries ..............              (1,737)                (368)              (1,052)
                                                                              -----------          -----------          -----------

Balance, end of year ................................................         $     2,423          $     3,050          $     2,293
                                                                              ===========          ===========          ===========

         The following is a summary of impaired loans for the periods reported:

                                                               At December 31,
                                                               ---------------
                                                            2006           2005
                                                            ----           ----
Impaired loans:
     No valuation allowance required ...............        $  790        $  280
     Valuation allowance required ..................           358         2,160
                                                            ------        ------
Total impaired loans ...............................        $1,148        $2,440
                                                            ======        ======

Valuation allowance ................................        $  199        $  630
                                                            ======        ======


                                                For the years ended December 31,
                                                --------------------------------
                                                     2006      2005       2004
                                                     ----      ----       ----

Average recorded investment in impaired loans ....  $2,171    $3,388    $3,406
Interest income recognized on impaired loans .....      68       172       102

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 5 - PREMISES AND EQUIPMENT

         Components of premises and equipment included in the balance sheet are as follows:

                                                                December 31,
                                                                ------------
                                                           2006            2005
                                                           ----            ----

Land and land improvements .......................       $ 1,214        $ 1,104
Building and leasehold improvements ..............         3,728          2,752
Construction in process ..........................             -            335
Furniture and equipment ..........................         1,638          1,353
Vehicles .........................................           284            251
                                                         -------        -------

                                                           6,864          5,795
Accumulated depreciation .........................        (1,744)        (1,415)
                                                         -------        -------

        Total property and equipment .............       $ 5,120        $ 4,380
                                                         =======        =======

           Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $388, $329, and $385, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

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


NOTE 6 - DEPOSITS

           The following is a detail of deposit accounts:
                                                                December 31,
                                                                ------------
                                                               2006       2005
                                                               ----       ----

Noninterest bearing demand .............................    $ 15,215    $ 12,321
Interest bearing:
   Demand accounts .....................................       3,224       2,941
   Money market accounts ...............................      82,538      50,905
   Savings .............................................         571         751
                                                            --------    --------

                                                             101,548      66,918
                                                            --------    --------

   Time certificates of deposit, less than $100,000 ....      91,165      80,064
   Time certificates of deposit, $100,000 and over .....      76,210      74,679
                                                            --------    --------

                                                             167,375     154,743
                                                            --------    --------

     Total deposits ....................................    $268,923    $221,661
                                                            ========    ========

         Interest expense on time deposits greater than $100,000 was $3,294, $2,226, and $905, in 2006, 2005 and 2004, respectively. Brokered deposits as of December 31, 2006 amounted to $18,393.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 6 - DEPOSITS, Continued

         At December 31, 2006 the scheduled maturities of certificates of deposit are as follows:

               2007                                              $    125,239
               2008                                                    36,460
               2009                                                     2,176
               2010                                                     2,272
               2011 and thereafter                                      1,228

                                                                 -------------

                                                                 $    167,375
                                                                 =============


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

                                                                                         For the Years Ended
                                                                                         -------------------
                                                                   December 31, 2006      December 31, 2005    December 31, 2004
                                                                   -----------------      -----------------    -----------------
Outstanding at end of period .................................          $      -              $ 8,500             $13,500
Weighted average rate, end of period .........................                 -%                4.34%               3.67%
Maximum amount outstanding at
     any month end ...........................................            $ 8,500             $16,500             $15,500
Average amount outstanding during the period .................            $ 6,905             $11,392             $11,498
Weighted average rate, during the period .....................               4.36%               4.03%               3.70%

NOTE 8 - OTHER BORROWINGS

           At December 31, 2006 and 2005, the Company had outstanding $0 and $3,900, respectively, in other borrowings from an unrelated bank. The Company borrowed an additional $100 under a line of credit during the first quarter of 2006 to bring the line to $4,000 before paying it off on May 11, 2006, with proceeds from the Trust transaction described in note 9.

NOTE 9 - CAPITAL TRUST AND JUNIOR SUBORDINATED DEBENTURES

           On May 3, 2006, the Company sponsored the creation of a Delaware statutory trust, GrandSouth Capital Trust I (the "Trust"), and is the sole owner of the $247 in common securities issued by the Trust. On May 10, 2006, the Trust issued $8,000 in floating rate capital securities. The proceeds of this issuance, and the amount of the Company's investment in the common securities, were used to acquire $8,247 principal amount of the Company's floating rate junior subordinated debt securities due 2036 ("Debentures"). These securities, and the accrued interest thereon, now constitute the Trust's sole assets. The interest rate associated with the debt securities, and the distribution rate on the common securities of the Trust, is adjustable quarterly at 3 month LIBOR plus 185 basis points (7.22% at December 31, 2006). The Company may defer interest payments on the Debentures for up to twenty consecutive quarters, but not beyond the stated maturity date of the Debentures. In the event that such interest payments are deferred by the Company, the Trust may defer distributions on the capital and common securities. In such an event, the Company would be restricted in its ability to pay dividends on its common stock and perform under other obligations that are not senior to the Debentures.

         The Debentures are redeemable at par at the option of the Company, in whole or in part, on any interest payment date on or after June 23, 2011. Prior to that date, the Debentures are redeemable at par plus a premium of up to 4.40% of par upon the occurrence of certain events that would have a negative tax effect on the Trust or that would cause it to be required to be registered as an investment company under the Investment Company Act of 1940 or that would cause trust preferred securities not to be eligible to be treated as Tier 1 capital by the Federal Reserve. Upon repayment or redemption of the Debentures, the Trust will use the proceeds of the transaction to redeem an equivalent amount of capital securities and common securities. The Trust's obligations under the capital securities are unconditionally guaranteed by the Company. In accordance with FASB Interpretation No. 46(R), the Trust is not consolidated in the Company's financial statements.

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

         Future minimum lease payments under current operating leases are summarized as follows:

    For the year ended
         December 31,
         ------------

            2007                                 $    23
            2008                                      23
            2009                                      23
            2010                                      23
            2011                                      23
         Thereafter                                  218
                                                 -------
                                                 $   333
                                                 =======


NOTE 11 - UNUSED LINES OF CREDIT

           At December 31, 2006, the Bank had two unused lines of credit to purchase federal funds totaling $9,400 from unrelated banks. These lines of credit are available on a one to fourteen day basis for general corporate purposes of the Bank. The lenders reserve the right to withdraw the line at their option. The Bank had an additional line of credit with the FHLB to borrow up to fifteen percent of the Bank's total assets. At December 31, 2006, the Bank had unused available credit of $45,047 from the FHLB. The line of credit agreement requires the Bank to pledge investment securities or qualifying loans as collateral.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 12 - INCOME TAXES

           The following summary of the provision for income taxes includes tax deferrals, which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                               2006          2005           2004
                                               ----          ----           ----

Income taxes currently payable
   Federal .............................      $ 1,323      $ 1,400       $   649
   State ...............................          165          116            65
                                              -------      -------       -------

                                                1,488        1,516           714
Deferred tax provision (benefit) .......          273         (361)           55
                                              -------      -------       -------

       Income tax provision ............      $ 1,761      $ 1,155       $   769
                                              =======      =======       =======


The income tax effect of cumulative temporary differences at December 31, are as follows:
                                                            Deferred tax asset
                                                            ------------------
                                                          2006             2005
                                                          ----             ----

Allowance for possible loan losses ...............       $   412        $   699
Nonaccrual loan interest .........................            57             40
Unrealized net losses on investment
 securities available for sale ...................            71            212
Write down of assets acquired
 in settlement of loans ..........................             -             86
Deferred compensation ............................           108             88
Other ............................................            50              -
                                                         -------        -------

       Deferred tax asset ........................           698          1,125
                                                         -------        -------

Less:  valuation allowance .......................           (80)           (50)
                                                         -------        -------
                                                             618          1,075
                                                         =======        =======

Depreciation .....................................           191            234
                                                         -------        -------
                                                             191            234
                                                         -------        -------
       Net deferred tax asset ....................       $   427        $   841
                                                         =======        =======

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

         The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                                        2006                      2005                    2004
                                                                        ----                      ----                    ----
                                                              Amount           %        Amount          %         Amount         %
                                                              ------           -        ------          -         ------         -

Tax expense at statutory rate ..........................     $ 1,707          34      $ 1,196          34      $   710           34
Increase in taxes resulting from:
   State bank tax (net of federal benefit) .............         107           2           77           2           43            2
   Officers life insurance .............................         (57)         (1)         (55)         (1)           -            -
   Other ...............................................           4           -          (63)         (2)          16            1
                                                             -------          --      -------          --      -------           --

       Income tax provision ............................     $ 1,761          35      $ 1,155          33      $   769           37
                                                             =======          ==      =======          ==      =======           ==

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 13 - RELATED PARTY TRANSACTIONS

           Certain directors, executive officers and companies with which they are affiliated, are customers of and have banking transactions with the Bank in the ordinary course of business. These loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions. A summary of loan and commitment transactions with directors, including their affiliates and executive officers are as follows:

                                                          For the years ended
                                                          -------------------
                                                              December 31,
                                                              ------------
                                                         2006             2005
                                                         ----             ----
Balance, beginning of year ...................         $ 1,646          $ 2,071
New loans ....................................           1,924              202
Less loan payments ...........................            (624)            (627)
                                                       -------          -------

Balance, end of year .........................         $ 2,946          $ 1,646
                                                       =======          =======

         Deposits by directors and their related interests at December 31, 2006 and 2005 approximated $1,425 and $1,216, respectively.

         The Company leases land from a relative of a director, shareholder and executive officer of the Company (see Note 10). Lease expenses charged to operations under these agreements approximated $9 in 2006, $10 in 2005, and $40 in 2004.

         Of the $3,500 of debentures that were converted into common stock in 2005, $1,810 were converted into 353,511 shares of common stock held by related parties.


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

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2006 and 2005, unfunded commitments to extend credit were $71,053 and $45,968, respectively. Variable rate and fixed rate unfunded commitments to extend credit were $42,875 and $28,178, respectively, at December 31, 2006. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. At December 31, 2006 and 2005, there were outstanding letters of credit totaling $1,318 and $332, respectively.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 15 - EMPLOYEE BENEFIT PLAN

         The Bank sponsors the GrandSouth Bank Profit Sharing Section 401(k) Plan (the "Plan") for the benefit of all eligible employees. The Bank contributes seventy-five percent of the first four percent of the employee's compensation contributed to the Plan. Contributions made to the Plan in 2006, 2005, and 2004 amounted to $67, $56, and $40, respectively.

         In 2001, supplemental benefits were approved by the Board of Directors for certain executive officers of the Bank. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, certain funding is provided informally and indirectly by life insurance policies owned by the Bank. The Company recorded net expense related to these benefits of $61, $61, and $56 in 2006, 2005 and 2004, respectively.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 16 - STOCK OPTION PLAN

         During 1998, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 856,028 options (after the shareholders approved an amendment to increase the number of shares in the plan at the 2005 Annual meeting) at an option price per share not less than the fair market value on the date of grant. All options granted to officers and employees vest 20 percent each year for five years and expire 10 years from the grant date. The related compensation expense (see Note
1) is recognized over the vesting period. Information on options outstanding and exercisable at December 31, 2006 is disclosed in the table below.

                                               Options outstanding                           Options exercisable
                                               -------------------                           -------------------
                                                     Weighted
                                                      Average           Weighted                            Weighted
      Range of                                       Remaining          Average                             Average
      Exercise                     Number           Contractual         Exercise           Number           Exercise
       Prices                    Outstanding            Life             Price           Exercisable         Price
       ------                    -----------            ----             -----           -----------         -----

  $    3.25                       199,850               1.88           $   3.25           199,850           $   3.25
       3.58                        52,626               4.12               3.58            52,626               3.58
       5.01 - 5.18                 44,268               5.18               5.16            44,268               5.16
       6.08                        36,300               7.14               6.08            21,780               6.08
       7.73 - 8.64                 16,500               8.44               8.18             4,950               8.03
       9.14                       102,694               8.64               9.14            20,540               9.14
      12.27 - 13.62                19,800               9.35              12.50                 -                  -
                                  -------                                                 -------

                                  472,038               4.86               5.53           344,014               4.15
                                  =======                                                 =======

         A summary of the status of the plan and changes during the year is presented below:

                                                                        For the years ended December 31,
                                                                        --------------------------------
                                                           2006                        2005                   2004
                                                           ----                        ----                   ----
                                                                   Weighted                  Weighted              Weighted
                                                                   Average                    Average               Average
                                                                   Exercise                  Exercise              Exercise
                                                     Shares         Price       Shares        Price     Shares      Price
                                                     ------         -----       ------        -----     ------      -----

Outstanding at beginning of year ............      456,392      $    5.24      334,414     $  3.87      298,114     $ 3.50
Granted .....................................       19,800          12.50      121,978        8.99       36,300       6.08
Exercised ...................................       (1,954)          5.97            -           -            -          -
Forfeited or expired ........................       (2,200)          8.41            -           -            -          -
                                                   -------                     -------                  -------
Outstanding at end of year ..................      472,038           5.53      456,392        5.24      334,414       3.87
                                                   =======                     =======                  =======
Options exercisable at December 31, .........      344,014           4.15      275,197        3.56      248,283       3.43
Shares available for grant ..................      383,990                     399,771                  28,949


         All share and per share values have been retroactively restated for all stock dividends since the date the options were granted. The Company issues authorized but unissued shares to satisfy option exercises.

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)


NOTE 17 - COMMON STOCK AND NET INCOME PER COMMON SHARE

Following is a reconciliation of basic net income per share to diluted net income per share for the years ended December 31, 2006, 2005 and 2004.

                                                                                     Income              Shares           Per-share
                                                                                  (numerator)        (denominator)          amount
                                                                                  -----------        -------------          ------
For the year ended December 31, 2006
      Basic net income per common share
         Income available to common shareholders ...........................       $   3,260           3,372,065           $   0.97
         Effect of dilutive instruments:
            Stock options ..................................................               -             281,784                  -
                                                                                   ---------           ---------
      Diluted net income per common share
         Income available to common shareholders
            plus assumed exercises of stock options ........................       $   3,260           3,653,849           $   0.89
                                                                                   =========           =========

For the year ended December 31, 2005
      Basic net income per common share
         Income available to common shareholders ...........................       $   2,361           2,840,528           $   0.83
         Effect of dilutive instruments:
            Stock options ..................................................               -             168,001                  -
         Effect of convertible instruments:
            Interest savings/weighted average
                incremental shares assumed on
                conversion of subordinated debentures ......................              73             532,356                  -
                                                                                   ---------           ---------
      Diluted net income per common share
         Income available to common shareholders
            plus assumed exercises of stock options ........................       $   2,434           3,540,885           $   0.69
                                                                                   =========           =========

For the year ended December 31, 2004
      Basic net income per common share
         Income available to common shareholders ...........................       $   1,319           2,620,593           $   0.50
         Effect of dilutive instruments:
            Stock options ..................................................               -             147,495                  -
         Effect of convertible instruments:
            Interest savings/weighted average
                incremental shares assumed on
                conversion of subordinated debentures ......................              50             752,526                  -
                                                                                   ---------           ---------
      Diluted net income per common share
         Income available to common shareholders
            plus assumed exercises of stock options ........................       $   1,369           3,520,614           $   0.39
                                                                                   =========           =========

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 18 - RESTRICTIONS ON DIVIDENDS

         The ability of the Company to pay cash dividends is dependent upon its receiving cash in the form of dividends from the Bank. South Carolina banking regulations restrict the amount of cash dividends the Bank can pay to the Company. In the event that the interest payments on the junior subordinated debentures (see note 9) are deferred by the Company, the Company would be restricted in its ability to pay dividends on its common stock.


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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. The Company and Bank actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                             To be well capitalized
                                                                                        For capital          under prompt corrective
                                                                                     adequacy purposes           action provisions
                                                                    Actual                  Minimum                   Minimum
                                                                    ------                  -------                   -------
                                                             Amount        Ratio    Amount           Ratio     Amount         Ratio
                                                             ------        -----    ------           -----     ------         -----

Company (consolidated):
As of December 31, 2006
Total capital (to risk weighted assets) ...............     $30,031        12.3%   $19,576             8.0%       N/A           N/A
Tier 1 capital (to risk weighted assets) ..............      26,079        10.7      9,788             4.0        N/A           N/A
Tier 1 capital (to average assets) ....................      26,079         9.3     11,199             4.0        N/A           N/A

Bank:
As of December 31, 2006
Total capital (to risk weighted assets) ...............     $27,623        11.3%   $19,555             8.0%   $24,443          10.0%
Tier 1 capital (to risk weighted assets) ..............      25,200        10.3      9,777             4.0     14,666           6.0
Tier 1 capital (to average assets) ....................      25,200         8.5     11,812             4.0     14,765           5.0

Company (consolidated):
As of December 31, 2005
Total capital (to risk weighted assets) ...............     $18,374         8.8%   $16,787             8.0%        N/A          N/A
Tier 1 capital (to risk weighted assets) ..............      15,747         7.5      8,393             4.0         N/A          N/A
Tier 1 capital (to average assets) ....................      15,747         6.7      9,416             4.0         N/A          N/A

Bank:
As of December 31, 2005
Total capital (to risk weighted assets) ...............     $21,145        10.1%   $16,778             8.0%   $  20,972        10.0%
Tier 1 capital (to risk weighted assets) ..............      18,518         8.8      8,389             4.0       12,583         6.0
Tier 1 capital (to average assets) ....................      18,518         8.0      9,230             4.0       11,538         5.0

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

         The carrying amounts of the variable rate junior subordinated debentures are reasonable estimates of fair value because they reprice quarterly. The fair values of fixed rate advances from the FHLB are estimated using the discounted cash flow calculation that applies to the Company's current borrowing rate available from the FHLB. The fair values of other borrowings are estimated using currently offered market rates.

         The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts that could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses that would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

         The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                                                                2006                                  2005
                                                                                ----                                  ----
                                                                      Carrying           Fair             Carrying            Fair
                                                                        Amount           value             Amount             value
                                                                        ------           -----             ------             -----
Financial Assets:
   Cash and due from banks .................................          $  6,145          $  6,628          $  6,628          $  6,628
   Federal funds sold ......................................            13,659            13,659             6,312             6,312
   Investment securities available for sale ................            41,646            41,646            28,160            28,160
   Other investments, at cost ..............................               504               504               798               798
   Loans, gross ............................................           226,761           226,629           200,362           199,796

Financial Liabilities:
   Deposits ................................................           268,923           268,737           221,661           221,528
   Federal Home Loan Bank advances .........................                 -                 -             8,500             8,462
   Other borrowings ........................................                 -                 -             3,900             3,900
   Junior subordinated debentures ..........................             8,247             8,247                 -                 -

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 21 - PARENT COMPANY FINANCIAL INFORMATION

      Following is condensed financial information of GrandSouth Bancorporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                   2006                        2005
                                                                                                   ----                        ----
ASSETS
     Cash ......................................................................                   $   350                   $    64
     Investment in bank subsidiary .............................................                    25,799                    18,914
     Due from subsidiary .......................................................                       848                       737
     Investment in capital trust ...............................................                       247                         -
     Deferred tax asset ........................................................                       549                       374
                                                                                                   -------                   -------

                                                                                                   $27,793                   $20,089
                                                                                                   =======                   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
     Accrued expenses ..........................................................                   $    76                   $    61
     Note payable ..............................................................                         -                     3,900
     Junior subordinated debentures ............................................                     8,247                         -
     Shareholders' equity ......................................................                    19,470                    16,128
                                                                                                   -------                   -------
                                                                                                   $27,793                   $20,089
                                                                                                   =======                   =======

                         CONDENSED STATEMENTS OF INCOME

                                                                                                  For the years ended
                                                                                                  -------------------
                                                                                                      December 31,
                                                                                      2006                2005              2004
                                                                                      ----                ----              ----
REVENUES ...............................................................            $    12             $     -             $     -

EXPENSES
      Interest .........................................................                495                 320                 160
      Sundry ...........................................................                 76                  67                  40
                                                                                    -------             -------             -------

            Loss before equity in undistributed net
                income of bank subsidiary ..............................               (559)               (387)               (200)

EQUITY IN UNDISTRIBUTED NET INCOME
      OF BANK SUBSIDIARY ...............................................              3,631               2,606               1,445
                                                                                    -------             -------             -------

            Income before income taxes .................................              3,072               2,219               1,245

      Income tax benefit ...............................................                188                 142                  74
                                                                                    -------             -------             -------

            Net income .................................................            $ 3,260             $ 2,361             $ 1,319
                                                                                    =======             =======             =======

                    GRANDSOUTH BANCORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands except per share data)

NOTE 21 - PARENT COMPANY FINANCIAL INFORMATION, Continued

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                    For the years ended
                                                                                                        December 31,
                                                                                                        ------------
                                                                                            2006            2005              2004
                                                                                            ----            ----              ----

OPERATING ACTIVITIES
      Net income ................................................................         $ 3,260          $ 2,361          $ 1,319
      Adjustments to reconcile net income to net cash
         used for operating activities
         Deferred income taxes ..................................................            (175)            (132)             (75)
         Accrued expenses .......................................................              28               50               (7)
         Stock based compensation ...............................................             110                -                -
         Increase in due to (from) subsidiary ...................................            (111)            (841)              43
         Equity in undistributed net income of bank subsidiary ..................          (3,631)          (2,606)          (1,445)
                                                                                          -------          -------          -------

                Net cash used for operating activities ..........................            (519)          (1,168)            (165)
                                                                                          -------          -------          -------

INVESTING ACTIVITY
      Additional investment in bank subsidiary ..................................          (3,050)            (200)          (2,039)
      Investment in capital trust ...............................................            (247)               -                -
                                                                                          -------          -------          -------

      Net cash used in investing activities .....................................          (3,297)            (200)          (2,039)
                                                                                          -------          -------          -------

FINANCING ACTIVITIES
      Proceeds from issuance of junior subordinated debentures ..................           8,247                -                -
      Proceeds from note payable ................................................             100            1,400            2,500
      Repayment of note payable .................................................          (4,000)               -                -
      Payment of cash dividends .................................................            (252)            (192)            (130)
      Proceeds from exercise of stock options ...................................              12                -                -
      Cash paid in lieu of fractional shares ....................................              (5)              (2)              (1)
                                                                                          -------          -------          -------


                Net cash provided by financing activities .......................           4,102            1,206            2,369
                                                                                          -------          -------          -------

                Net increase (decrease) in cash .................................             286             (162)             165

CASH, BEGINNING OF YEAR .........................................................              64              226               61
                                                                                          -------          -------          -------

CASH, END OF YEAR ...............................................................         $   350          $    64          $   226
                                                                                          =======          =======          =======


SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

Dividends declared, but unpaid ..................................................         $    67          $    61          $    43
                                                                                          =======          =======          =======
Subordinated debentures converted into common stock .............................         $     -          $ 3,500          $     -
                                                                                          =======          =======          =======

Stock dividend ..................................................................         $ 4,592                -          $ 1,146
                                                                                          =======          =======          =======