Form 10-K, Exhibit 13
period 2008-12-31
GRANDSOUTH BANCORPORATION
filed 2009-03-31
CIK 1126961

EXHIBIT 13

                            GRANDSOUTH BANCORPORATON

                   Portions of Annual Report to Shareholders
                           Incorporated by Reference
                             into December 31, 2008
                                    Form 10-K

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

         All statements that are not historical facts are statements that could be "forward-looking statements." You can identify these forward-looking statements through the use of words such as "may," "will," "should," "could," "would," "expect," "anticipate," "assume, "indicate," "contemplate," "seek," "plan," "predict," "target," "potential," "believe," "intend," "estimate," "project," "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

         These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

          o    future economic and business conditions;
          o lack of sustained growth in the economies of the Company's market areas;
          o    government monetary and fiscal policies;
          o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
          o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
          o    credit risks;
          o    higher than anticipated levels of defaults on loans;
          o    perceptions by depositors about the safety of their deposits;
          o    capital adequacy;

          o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
          o    ability to weather the current economic downturn;
          o    loss of consumer or investor confidence;
          o    availability of liquidity sources;
          o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
          o changes in laws and regulations, including tax, banking and securities laws and regulations;
          o    changes in accounting policies, rules and practices;
          o changes in technology or products may be more difficult or costly, or less effective, than anticipated;
          o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence; and
          o other factors and information described in this report and in any of the other reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

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


            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         The Company's common stock trades over the counter and trades are reported on the OTC Bulletin Board (the "OTCBB") under the symbol "GRRB." Although trading in the Company's stock is limited (only 21,600 shares were reported to have traded in 2008), the following table shows the reported high and low bid prices of the Company's common stock reported by the OTCBB and the per share amounts of cash dividends paid for the periods shown. The sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                          Years ended December 31,
                                                                          ------------------------
                                                                     2008                                      2007
                                                                     ----                                      ----
                                                   Sales Prices              Cash                Sales Prices                 Cash
                                                   ------------            Dividends             ------------              Dividends
                                                 Low           High           Paid            Low             High            Paid
                                                 ---           ----           ----            ---             ----            ----

First Quarter ........................      $   10.00       $   11.00       $   0.02       $   16.75       $   19.05       $   0.02
Second Quarter .......................      $    9.00       $   10.75           0.02       $   12.00       $   17.00           0.02
Third Quarter ........................      $    5.00       $    9.75           0.02       $   11.02       $   12.20           0.02
Fourth Quarter .......................      $    4.05       $    8.00           0.02       $    9.50       $   12.00           0.02

         As of March 23, 2009, there were approximately 560 shareholders of the Company's common stock, excluding individual participants in security position listings.

         In each of 2008 and 2007, the Company paid cash dividends of $.08 per share. The dividend policy of the Company as well as the Bank is subject to the discretion of their respective Boards of Directors and depends upon a number of factors, including earnings, financial condition, cash needs and general business conditions, as well as applicable regulatory considerations. South Carolina banking regulations restrict the amount of cash dividends that can be paid to the Company by the Bank. Any of the banking subsidiary's dividends to the parent company which exceed in amount the amount of the subsidiary's current year-to-date earnings ($1,659 at December 31, 2008) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Furthermore, in the event that interest payments on the junior subordinated debentures are deferred by the Company, the Company would be restricted in its ability to pay dividends on its common stock. In January, 2009 the Company issued preferred stock to the US Treasury under the Capital Purchase Program. The terms of that preferred stock provide for various restrictions on the ability of the Company to pay or increase its dividends and to repurchase its common stock.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

         GrandSouth Bancorporation will furnish free of charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission upon written request to J. B. Garrett, Senior Vice President and Chief Financial Officer, GrandSouth Bancorporation, 381 Halton Road, Greenville, SC 29607.


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

         During the second half of 2008, severe economic and credit market disruptions caused by increasing foreclosure rates and valuation difficulties related to sub-prime and other problem mortgages led to significant losses in stock valuations and sharp and sudden decreases in the availability of credit for companies of all sizes. Interest rates associated with short-term US Treasury securities reached historically low levels as some investors preferred to entrust their funds to entities presumed riskless regardless of rate. The Federal Reserve pushed its target rate for federal funds lower, as well.

         In their efforts to mitigate the factors constraining the flow of credit and to restore confidence in the banking system, Congress enacted legislation and governmental agencies implemented programs designed to alleviate the fears of bank depositors (by temporarily increasing the limits on insured interest-bearing deposits to $250 per account owner and temporarily eliminating the cap on the amount of insured noninterest bearing demand deposits) and to provide guarantees for constant dollar money market mutual funds investors. The legislation and programs also made available additional capital for banks and other financial institutions in the form of direct preferred stock investments by the US Treasury, and through various other measures which continue to be added to and refined. In addition, the Federal Reserve expanded the types of assets eligible to be used as collateral for discount window borrowings and the types of entities that could use those services. Early in the fourth quarter of 2008, the Federal Reserve Bank began paying interest on bank's holdings of required reserves with the Federal Reserve and various programs were implemented to increase the availability of credit from the Federal Reserve by an expanded range of companies.

         The demise of several of the large investment houses and the closing or forced mergers of a few large and recognizable commercial banking companies caused depositors to become concerned about the ongoing viability of their own banks and made them more acutely aware of the FDIC insurance coverage of their deposits. Accordingly, in some cases, the Company's depositors, and those with funds on deposit at other financial institutions, took action to maximize the amount of funds covered by FDIC insurance. This resulted in funds flowing from one institution to another as customers decreased the amount of their funds held by any one institution to the insurance limit. Because there are several larger financial institutions in the Company's market areas which likely could have held significant amounts of such deposits, management believes that the Bank was a net recipient of such funds; i.e., the amount of such funds flowing to the Bank exceeded the amount that the Bank's customers moved to other banks. Because the depositors' primary concern was about the safety of principal, the Bank could compete for the funds without having to increase the rates it offered for deposits. However, management maintained the rates the Bank paid for deposits at levels competitive with other local institutions to enhance the likelihood that it could retain those accounts in the future and also increased the level of wholesale funding utilized. By participating in the Certificate of Deposit Account Registry Service ("CDARS") program, the Bank is able to offer to its depositors deposit insurance in excess of the $250 limit currently applicable to time deposits.

         To further address depositors' concerns about the safety of bank deposits and debt instruments, the FDIC, through its Temporary Liquidity Guarantee Program, provided financial institutions with options to accept unlimited insurance coverage for noninterest bearing transaction accounts (including certain low-interest NOW and IOLTA accounts, but excluding money market deposit accounts) through December 31, 2009 and, separately, the FDIC's guarantee of a portion of an institution's unsecured senior debt with a term of at least 31 days. The FDIC's guarantee of such debt lasts until the earlier of the maturity of the debt or June 30, 2012, provided the institution does not opt out of the program. If an institution participates in these optional programs, its deposit insurance assessments will increase more than if did not participate. The Company and the Bank opted out of the debt guarantee program but the Bank continues to participate in the expanded deposit insurance program.

         The U.S. Treasury's Capital Purchase Program ("CPP") was implemented to provide additional capital to healthy financial institutions. Under this program, the Treasury purchases preferred stock and, in some cases, receives warrants to purchase common stock. Under the terms of the sale, limits are imposed on the amounts of dividends that the recipients may pay to common stockholders and on certain other activities as well. The Company sold 9,450 shares of cumulative non-voting preferred stock under the CPP on January 9, 2009.

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


Financial Condition

         The major components of the Company's balance sheets are:

                                                        Years ended December 31,
                                                          2008           2007
                                                          ----           ----
                                                        (Dollars in thousands)
Total assets .......................................    $375,017      $345,124
Loans, net .........................................     297,523       259,786
Investments and federal funds sold .................      49,733        64,752
Cash and due from banks ............................      10,782         4,585
Total liabilities ..................................     350,661       322,657
Deposits ...........................................     310,885       305,639
Short-term borrowings ..............................           -         5,000
Long-term Federal Home Loan Bank advances ..........      29,000             -
Junior subordinated debt ...........................       8,247         8,247
Shareholders' equity ...............................      24,356        22,467

         As a result of recent events in the financial markets and the response of Congress and the regulators as discussed above, by the end of 2008 the Bank reduced its federal funds sold position.

         Due to the economic slowdown in the Company's market area, the Bank experienced a decrease in loan demand across all sectors of its loan portfolio during the third and fourth quarters of 2008. The decrease was especially pronounced in the demand for new construction and land development loans due to credit market disruptions and increased foreclosure rates. Consequently, loan growth during the last six months was only slightly more than half of the growth experienced in the first six months of the year. During the second half of 2008, the Bank experienced a significant increase in nonaccrual and other problem loans.

         The Bank experienced only modest growth in deposits during 2008. Brokered deposits totaled $40,346, or 13.0% of total deposits as of December 31, 2008 compared with $16,857, or 5.5% of total deposits, as of December 31, 2007. The FDIC is in the process of implementing changes to the calculation it uses in assessing insured banks' deposit insurance premiums to include a larger factor for banks that fund rapid asset growth by the use of brokered deposits. Consequently, it is likely that the Bank's deposit insurance expenses in future periods will be higher for funding sources such as brokered deposits relative to other more traditional deposit products. The Bank borrowed $29,000 from the Federal Home Loan Bank of Atlanta in the second quarter of 2008 to match the maturities and secure funding for loans originated.

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

Earnings Performance

         Net income for 2008 was $1,348, a decrease of $1,451, or 51.8%, from net income of $2,799 for 2007. Net interest income for 2008 was $636 less than for 2007. The 2008 provision for loan losses was $2,880, an increase of $1,835, or 175.6%, over the amount for 2007. Income tax expense for 2008 was $732, a decrease of $848 from the 2007 amount.

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

2008 Compared with 2007

         Net interest income for 2008 decreased by $636 from the 2007 amount. Interest income for 2008 decreased by $2,201 from the 2007 amount and interest expense decreased by $1,565. Decreases in market interest rates were primarily responsible for these decreases.

         The average yield on loans was 7.65% for 2008, a decrease of 188 basis points from the 2007 yield. Loans are the largest component of the Company's earning assets and, accordingly, the largest determinant of its interest income. Approximately 51% of the Company's loans are variable rate loans. Consequently, as interest rates fell during 2008, the rates associated with those variable rate loans were lowered as well. Fixed rate loans originated and renewed during 2008 were also subject to yield reductions. The significant increase in nonaccrual loans during 2008, and the accompanying effects on interest income of the reversal of previously recorded but uncollected income and the cessation of future accruals, also contributed to the decrease in interest income on loans. Interest income from federal funds sold and interest bearing accounts with other banks also were affected significantly by lower market rates.

         Interest expense on deposit accounts decreased for all categories of deposits except for NOW accounts. The Bank offers a high-yielding tiered-rate NOW deposit account which requires that the customer maintain only a relatively low balance in order to earn a higher rate of interest. The Bank uses these accounts both to attract deposit customers from other institutions and to increase sales of multiple products to its pre-existing customers.

         During 2008, the Company increased significantly its use of fixed rate long-term funds borrowed from the Federal Home Loan Bank of Atlanta. During the first six months of 2008, the Company received proceeds of $29,000 from such advances at an average interest rate of 3.62%. Maturities of the advances at their inception ranged from one to five years. The level of such long-term borrowings currently used is low relative to the Bank's history and to other banks in its peer group.


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

         The table, "Average Balances, Income and Expense, Yields and Rates", provides an analysis of the average amounts of the Company's assets and liabilities and the effective yields and rates on the categories of average interest earning assets and interest bearing liabilities for the years ended December 31, 2008, 2007 and 2006.

             Average Balances, Income and Expense, Yields and Rates

                                                                            Years ended December 31,
                                                                            ------------------------
                                                      2008                            2007                           2006
                                                      ----                            ----                           ----
                                          Average    Income/    Yields/  Average     Income/  Yields/    Average    Income/  Yields/
                                        Balances (1) Expense    Rates    Balances(1) Expense   Rates    Balances(1) Expense   Rates
                                        --------------------    -----    -------------------   -----    -------------------   -----
                                                                      (Dollars in thousands)
Assets
Federal funds sold and interest
    bearing accounts with other banks .  $ 11,665   $   217   1.86%      $ 10,672   $   583    5.46%     $ 13,144   $   651    4.95%
Investments and other securities (2) ..    55,165     2,799   5.07%        50,347     2,435    4.84%       36,451     1,622    4.45%
Loans(2)(3 (4) ........................   282,857    21,627   7.65%       250,024    23,826    9.53%      215,673    21,338    9.89%
                                         --------   -------              --------   -------              --------   -------
       Total interest earning assets ..   349,687    24,643   7.05%       311,043    26,844    8.63%      265,268    23,611    8.90%
Cash and due from banks ...............     4,233                           4,422                           4,087
Allowance for loan losses .............    (3,261)                         (2,765)                         (2,831)
Premises and equipment ................     4,863                           5,038                           4,938
Other assets ..........................     9,795                           8,629                           8,508
                                         --------                        --------                        -------
       Total assets ...................  $365,317                        $326,367                        $279,970
                                         ========                        ========                        =======

Liabilities and
 shareholders' equity
Interest bearing deposits
    NOW accounts ......................  $  7,236   $   168   2.32%      $  3,924   $    62    1.58%     $  2,934   $     8    0.27%
    Savings ...........................       581         1   0.17%           616         3    0.49%          656         3    0.46%
    Money market accounts .............   101,210     2,821   2.79%        92,373     3,940    4.27%       66,774     2,805    4.20%
    Time deposits .....................   182,663     8,137   4.45%       180,340     9,306    5.16%      160,594     7,229    4.50%
                                         --------   -------              --------   -------              --------   -------
       Total interest
         bearing deposits .............   291,690    11,127   3.81%       277,253    13,311    4.80%      230,958    10,045    4.35%
FHLB advances .........................    21,773       796   3.66%           169        10    5.92%        6,905       301    4.36%
Other borrowings ......................        17         -   0.00%             -         -    0.00%        1,401       106    7.57%
Junior subordinated debentures ........     8,247       432   5.24%         8,247       599    7.26%        5,267       389    7.39%
                                         --------   -------              --------   -------              --------   -------
       Total interest
         bearing liabilities ..........   321,727    12,355   3.84%       285,669    13,920    4.87%      244,531    10,841    4.43%
Noninterest bearing demand deposits ...    16,570                          15,970                          14,296
Other liabilities .....................     3,121                           3,746                           3,188
Shareholders' equity ..................    23,899                          20,982                          17,955
                                         --------                        --------                        -------
       Total liabilities and
       shareholders' equity ...........  $365,317                        $326,367                        $279,970
                                         ========                        ========                        =======
Interest rate spread (5) ..............                       3.21%                            3.76%                           4.47%
Net interest income and net yield
    on earning assets (6) .............             $12,288   3.51%                 $12,924    4.16%                $12,770    4.81%
Interest free funds supporting
    earning assets (7) ................  $ 27,960                        $ 25,374                        $ 20,737

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

             Volume and Rate Variance Analysis

                                                                2008 Compared with 2007                 2007 Compared with 2006
                                                                -----------------------                 -----------------------
                                                          Volume (1)     Rate (1)      Total      Volume (1)   Rate (1)      Total
                                                          ----------     --------      -----      ----------   --------      -----
                                                                                      (Dollars in thousands)
Federal funds sold and interest
      bearing accounts with other banks ...............     $    50     $  (416)     $  (366)     $  (130)     $    62      $   (68)
Investment securities .................................         240         124          364          662          151          813
Loans .................................................       2,882      (5,081)      (2,199)       3,296         (808)       2,488
                                                            -------     -------      -------      -------      -------      -------
                 Total interest income ................       3,172      (5,373)      (2,201)       3,828         (595)       3,233
                                                            -------     -------      -------      -------      -------      -------
Interest bearing deposits
      NOW accounts ....................................          68          38          106            4           50           54
      Savings accounts ................................           -          (2)          (2)           -            -            -
      Money market accounts ...........................         349      (1,468)      (1,119)       1,091           44        1,135
      Time deposits ...................................         119      (1,288)      (1,169)         948        1,129        2,077
FHLB advances .........................................         791          (5)         786         (389)          98         (291)
Other borrowings ......................................           -           -            -         (106)           -         (106)
Junior subordinated debentures ........................           -        (167)        (167)         216           (6)         210
                                                            -------     -------      -------      -------      -------      -------
                 Total interest expense ...............       1,327      (2,892)      (1,565)       1,764        1,315        3,079
                                                            -------     -------      -------      -------      -------      -------
                 Change in net interest income ........     $ 1,845     $(2,481)     $  (636)     $ 2,064      $(1,910)     $   154
                                                            =======     =======      =======      =======      =======      =======

-------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.

         Management currently expects that interest rates will be likely to remain mostly unchanged during the first half of 2009 due to the problems in the housing and credit markets and actions that may be taken by the Federal Reserve. During the second half of the year, the trend in interest rates could take widely divergent paths depending on developments in unemployment levels, changes in expectations about inflation and/or recession, oil prices, etc. While management has not presently identified any specific factors that it believes might cause market interest rates to increase or decrease rapidly in a short period of time, changes in interest rates that could significantly affect the Company, either positively or negatively, are possible. Management believes that net interest income should increase somewhat during 2009 as certificates of deposit mature and are repriced at the current lower rates offered.


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

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2008 by $79,749, resulting in a cumulative gap ratio of .71. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2008 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect.

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

               Interest Sensitivity Analysis

                                                                                        December 31, 2008
                                                                                        -----------------
                                                                 Within     Over 3 to 12      Over 12      Nonaccrual
                                                                3 Months       Months          Months        Loans           Total
                                                                --------       ------          ------        -----           -----
                                                                                  (Dollars in thousands)
Interest earning assets
     Interest bearing deposits due from banks ..........      $   8,453      $       -       $   2,000      $       -      $  10,453
     Federal funds sold ................................            429              -               -              -            429
     Securities ........................................              -            563          46,815              -         47,378
     Federal Home Loan Bank stock ......................          1,926              -               -              -          1,926
     Loans .............................................        164,602         23,646         106,888          6,497        301,633
                                                              ---------      ---------       ---------      ---------      ---------
             Total interest earning assets .............        175,410         24,209         155,703          6,497      $ 361,819
                                                              ---------      ---------       ---------      ---------      =========

Interest bearing liabilities
     Interest bearing deposits
         NOW accounts ..................................      $   9,124      $       -       $       -      $       -      $   9,124
         Savings and money market accounts .............         92,714              -               -              -         92,714
         Time deposits $100M and over ..................         13,684         36,472          10,662              -         60,818
         Other time deposits ...........................         33,835         80,292          18,771              -        132,898
                                                              ---------      ---------       ---------      ---------      ---------
             Total interest bearing deposits ...........        149,357        116,764          29,433              -        295,554
     Federal Home Loan Bank advances ...................          5,000              -          24,000              -         29,000
     Junior subordinated debentures ....................          8,247              -               -              -          8,247
                                                              ---------      ---------       ---------      ---------      ---------
             Total interest bearing liabilities ........        162,604        116,764          53,433              -      $ 332,801
                                                              ---------      ---------       ---------      ---------      =========

Interest sensitivity gap ...............................      $  12,806      $ (92,555)
Cumulative interest sensitivity gap ....................      $  12,806      $ (79,749)
Gap ratio ..............................................           1.08           0.21
Cumulative gap ratio ...................................           1.08           0.71


Provision for Loan Losses

         The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. The level of the allowance for loan losses is based on management's judgment of the amount sufficient to absorb losses inherent in the loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The provision for losses for 2008 was $2,880, an increase of $1,835 over the 2007 provision. This increase resulted from significantly higher amounts of net charge-offs and non-performing loans during 2008. The 2007 provision was $1,045, a decrease of $65 from the amount provided in 2006. This decrease resulted primarily from a reduction in the amount of net charge-offs from $1,737 in 2006 to $525 in 2007.

         See "Allowance for Loan Losses" and "Critical Accounting Policies" for further information about the methodology used and factors considered by management in determining the amount of the allowance for loan losses.

Noninterest  Income

         Noninterest income for 2008 totaled $754, an increase of $92 over the 2007 amount, primarily due to a $94 increase in service charges on deposit accounts. Also contributing to the increase were a $40 turnaround in gains and losses from sales of investment securities and a $40 gain on the sale of premises and equipment.

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


Noninterest Expenses

         Noninterest expenses for 2008 totaled $8,082, a decrease of $80 from the 2007 amount. Premises and equipment expenses for 2008 were $671, a decrease of $156 from the 2007 amount. Insurance costs fell by $87 as the Company increased the deductibles for some of its policies. Expenses for printing, postage and supplies decreased due to lower volumes of, and price reductions in, courier services for the Bank's automobile floor plan lending division. Professional fees for 2008 were $106 less than for 2007 due to the non-recurring nature of some of the services obtained in 2007.

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


Income Taxes

         Income tax expense for 2008 was $732, a decrease of $848 from the 2007 amount, due to lower net income before income taxes and a $220 increase in income from nontaxable investment securities. Income tax expense for 2007 decreased by $181 from the 2006 amount due to lower amounts of taxable income. Income from nontaxable investment securities increased by $285 over the 2006 amount. The effective tax rates were 35.2%, 36.1%, and 35.1% in 2008, 2007 and 2006, respectively. The effective tax rates decreased in 2008 primarily because of the increase in nontaxable investment income and increased in 2007 primarily due to increased nondeductible expenses, including share-based compensation recorded for incentive stock options granted.


Investment Portfolio

         As of December 31, 2008, the Bank's investment portfolio, excluding investments required for membership in the Federal Home Loan Bank of Atlanta, was approximately 13% of total assets. The following table summarizes the carrying value amounts of investments held as of December 31, 2008, 2007 and 2006. The Bank had no trading or held-to-maturity securities at any of the dates shown.

         During 2008, the Company did not invest significantly in any class of investment securities, as only $3,199 of investment securities were purchased. Maturities, calls, paydowns and sales of such instruments totaled $15,544 during the year. During 2007, the Bank significantly increased the amounts invested in state, county and municipal bonds and in mortgage-backed securities issued by government-sponsored enterprises as management sought to increase income production from these instruments.

                        Securities Portfolio Composition

                                                         December 31,
                                                         ------------
                                                 2008        2007          2006
                                                 ----        ----          ----
                                                    (Dollars in thousands)
Available-for-sale
Government-sponsored
     enterprises (GSEs) .................      $11,478      $19,544      $22,469
State, county and municipal .............       13,393       13,289        3,339
Mortgage-backed securities
    issued by GSEs ......................       22,507       26,734       15,838
                                               -------      -------      -------
        Total available-for-sale ........      $47,378      $59,567      $41,646
                                               =======      =======      =======

         The following table presents maturities and weighted average yields of securities at December 31, 2008. Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

                   Securities Portfolio Maturities and Yields

                                                                         December 31, 2008
                                                                         -----------------
                                                            After             After
                                                          One Year          Five Years
                                      Within              Through            Through                After
                                    One Year (1)       Five Years (1)       Ten Years (1)        Ten Years (1)          Total
                                    ------------       --------------       -------------        -------------          -----
                                    Amount   Yield     Amount    Yield     Amount     Yield     Amount     Yield     Amount   Yield
                                    ------   -----     ------    -----     ------     -----     ------     -----     ------   -----
                                                                      (Dollars in thousands)
Government-sponsored
     enterprises ................  $    -    0.00%    $ 7,144    5.66%    $ 4,334     5.53%    $     -     0.00%    $11,478    5.61%
State, county and municipal .....       -    0.00%          -    0.00%      1,174     3.93%     12,219     4.23%     13,393    4.20%
Mortgage-backed securities
     issued by GSEs .............     563    4.14%      3,609    4.00%      1,428     4.76%     16,907     5.74%     22,507    5.36%
          Total .................  $  563    4.14%    $10,753    5.10%    $ 6,936     5.10%    $29,126     5.11%    $47,378    5.09%


----------------------------
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.


         Government-sponsored enterprises ("GSEs") are agencies and corporations established by the U.S. Government, including, among others, the Federal Home Loan Banks, Federal National Mortgage Association ("FNMA") , and Federal Home Loan Mortgage Corporation ("FHLMC"). Debt securities issued by these enterprises are not obligations of the U.S. Government and are not backed by the full faith and credit of the U.S. Government or otherwise guaranteed by the U.S. Government. Late in 2008, FNMA and FHLMC were placed into conservatorship and their debt obligations were effectively assumed by the U.S. Government when the U.S. Treasury intervened to recapitalize those entities. Evidencing the relatively high-quality of the GSE issuers, however, their debt securities generally are eligible to be used as security for public deposits of the U.S. Treasury, government agencies and corporations and states and other political subdivisions. The Company believes that its investment in these securities at these levels is prudent, given the excellent credit ratings enjoyed by the GSEs. The mortgage-backed securities in the Company's portfolio are not backed by sub-prime mortgages.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2008, the Company realized gains of $16 on the disposition of available-for-sale investment securities. In 2007, the Company realized losses of $24 on such securities and no such activity occurred in 2006. No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2006 through 2008.

         As of December 31, 2008, the Company held debt obligations of individual GSEs as follows: Federal Home Loan Banks - $7,156; Federal Home Loan Mortgage Corporation - $8,996; and Federal National Mortgage Association - $17,833.

         As of December 31, 2008, the Company did not have any concentrations in debt securities that are payable from and secured by the same source of revenue or taxing authority of any state, county and municipal issuers in an amount equal to 10% or more of shareholders' equity.


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

         The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:

                           Loan Portfolio Composition

                                                                                           December 31,
                                                                                           ------------
                                                              2008            2007             2006           2005            2004
                                                              ----            ----             ----           ----            ----
                                                            (Dollars in thousands)

Commercial, financial and agricultural .............        $ 42,734        $ 44,640        $ 35,783        $ 41,915        $ 33,644
Real estate - construction .........................          75,537          84,458          65,096          39,895          39,170
Real estate - mortgage .............................         178,387         128,633         120,673         110,694          96,984
Consumer installment ...............................           4,975           4,998           5,209           7,858           6,660
                                                            --------        --------        --------        --------        --------
       Total loans .................................        $301,633        $262,729        $226,761        $200,362        $176,458
                                                            ========        ========        ========        ========        ========

                      Percentage Loan Portfolio Composition

                                                                                       December 31,
                                                                                       ------------
                                                             2008           2007           2006           2005           2004
                                                             ----           ----           ----           ----           ----

Commercial, financial and agricultural .............         14.2%          17.0%          15.8%          20.9%          19.1%
Real estate - construction .........................         25.0%          32.1%          28.7%          19.9%          22.2%
Real estate - mortgage .............................         59.1%          49.0%          53.2%          55.2%          55.0%
Consumer installment ...............................          1.7%           1.9%           2.3%           4.0%           3.7%
                                                            -----          -----          -----          -----          -----
       Total loans .................................        100.0%         100.0%         100.0%         100.0%         100.0%
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

         Commercial, financial and agricultural loans primarily represent loans to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by the customer's business, and the debt service capacity of a business can deteriorate due to downturns in national and local economic conditions. To control risk, management performs initial and continuing analyses of customers' financial information.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and nonfarm, nonresidential real estate. Generally, loan-to-cost ratios are limited to 80% and the Bank reviews the financial ability of the borrower to meet the guidelines of permanent financing prior to the advancement of construction loan proceeds. Due to the short-term nature of its funding sources, the Bank generally does not provide permanent financing for these properties. The Bank experienced significant growth in construction loans in 2007 and 2006. During 2008, the Company's exposure to construction loans decreased by $8,921. In light of recent developments in the housing and credit markets, management currently expects that the Company will maintain or decrease its amount of construction loans due to the lack of demand for housing in the local market.

         Loans secured by real estate mortgages comprised approximately 59%, 49% and 53% of the Company's loan portfolio at the end of 2008, 2007 and 2006, respectively. Real estate mortgage loans grew by $49,754 in 2008, by $7,960 during 2007 and by $9,979 during 2006. Residential real estate loans consist mainly of first and second mortgage loans on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%.

         The Bank offers a variety of fixed-rate residential real estate loan products. Loans retained in-house generally have repayment amounts based on either 15 or 30 year terms and include 5-year balloon-payment provisions. Underwriting for these loans is performed in-house within the limits of loan officers' lending authorities and the loans typically are renegotiated near the end of the balloon period. In addition, conventional, variable rate mortgage loans may be originated and closed by the Bank in the name of other financial institutions in exchange for an origination fee. Such loans are not funded by the Bank.

         Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. These loans made up $108,417 of the $178,387 in real estate mortgage loans as of December 31, 2008 and $78,095 of the $128,633 in real estate loans reported at December 31, 2007. At December 31, 2008 and 2007, the Bank had 10 loans totaling $5,001 and 5 loans totaling $1,349, respectively, in this category with initial loan-to-value ratios exceeding 100%.

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

         Real estate values in the Company's market areas, particularly residential real properties, have so far remained relatively steady and have not suffered the precipitous decreases seen in some areas, though there can no assurances that this stability will continue. However, there has been a trend toward a longer marketing period required to sell properties. As a result, real estate collateral has become a somewhat less reliable source of prompt repayment when a borrower defaults, but it remains, nevertheless, a valuable source.


Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's commercial, financial and agricultural loans and its real estate - construction loans, as of December 31, 2008, as well as the type of interest requirement on such loans.

                                                                                              December 31, 2008
                                                                                              -----------------
                                                                                 Due in       Due after
                                                                                One Year      One through    Due after
                                                                                or Less       Five Years      Five Years      Total
                                                                                -------       ----------      ----------      -----
                                                                                             (Dollars in thousands)

Commercial, financial and agricultural .................................        $26,616        $ 8,695        $ 7,423        $42,734
Real estate - construction .............................................         45,420         30,117              -         75,537

Above loans with fixed rate and due after one year .....................                                                     $19,434
                                                                                                                             =======
Above loans with variable rate and due after one year ..................                                                     $26,801
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

         The amount of interest income that would have been included in income in 2008, 2007 and 2006, if nonaccrual loans had performed in accordance with the loans' original terms was $405, $164 and $318, respectively. Interest income recorded on nonaccrual loans was $33, $34 and $68, respectively. As of December 31, 2008, loans that were 90 days or more past due and still accruing interest totaled $714 and there were no restructured loans. At December 31, 2007 and 2006, there were no loans that were 90 days or more past due and still accruing interest and there were no restructured loans.

         As of December 31, 2008, 2007 and 2006, the Bank had $6,497, $1,127 and
$834, respectively, of nonaccrual loans. The increase for 2008 was attributable primarily to the downturn in economic activity in the Company's market areas. In general, the economic slowdown in those areas was manifested through prolonged marketing periods for residential and commercial real estate and higher levels of unemployment in the manufacturing sector.

         Nonaccrual loans increased by $5.4 million from December 31, 2007 to December 31, 2008. The increase in nonaccrual loans included several large defaults involving customers within the Company's market area. Of the December 31, 2008 amount of nonaccrual loans, $2,160 represents one customer. The loans are well-secured by commercial property and the Bank expects to recover all, or substantially all, of the outstanding balance. Of the remaining amount as of December 31, 2008, $1,430 is secured by completed commercial buildings, $1,030 is secured by commercial land development projects, $705 is secured by residential land development properties, $547 is secured by completed 1-4 family residences, and $378 is secured by partially completed 1-4 family residential properties.

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

         Included in nonaccrual loans at December 31, 2005 were $1,660 in loans to one customer for which the Company specifically reserved $500 in anticipation of charge-offs. At the time of filing of the 2005 Annual Report on Form 10-K, the Company believed that the business remained a going concern with enough cash flows to service the debt, or was saleable for an amount sufficient to repay its debts. However, events occurred in 2006 that were not foreseeable and included the loss of the debtor's largest customer which accounted for approximately 65% of sales. Realizing that full collectibility was improbable, the Bank charged-off $1,360 in 2006.

      Nonaccrual and Past Due Loans; Assets Acquired in Settlement of Loans

                                                                                             December 31,
                                                                                             ------------
                                                                      2008          2007         2006           2005          2004
                                                                      ----          ----         ----           ----          ----
                                                                                         (Dollars in thousands)

Nonaccrual loans
      Commercial, financial and agricultural .................       $  248        $  266        $  435        $  329        $    -
      Real estate - construction .............................        3,824             -             -             -            10
      Real estate - mortgage .................................        2,413           833           378         2,210         1,394
      Installment loans to individuals .......................           12            28            21            12            93
                                                                     ------        ------        ------        ------        ------
          Total nonaccrual loans .............................        6,497         1,127           834         2,551         1,497
Accruing loans 90 days or more past due ......................          714             -             -             -             -
                                                                     ------        ------        ------        ------        ------
          Total nonperforming loans ..........................       $7,211        $1,127        $  834        $2,551        $1,497
                                                                     ======        ======        ======        ======        ======

Nonperforming loans as a percent of total loans ..............          2.4%          0.4%          0.4%          1.3%          0.8%

Assets acquired in settlement of loans .......................       $  674        $1,752        $  149        $  630        $  881
                                                                     ======        ======        ======        ======        ======


         As of December 31, 2008, impaired loans totaled $9,799. Of this amount, $6,497 was classified as nonaccrual loans. The Bank classifies a loan as impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

         As of December 31, 2008, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

         There were no restructured loans during any of the periods in the table above.


Potential Problem Loans

         Management has identified and maintains a list of potential problem loans that are not included in nonperforming loans (nonaccrual or loans past due 90 days or more and still accruing). Management monitors this list closely and maintains dialogue with the customers to determine if and when circumstances arise that warrant removal of the loan from this list or establishing a specific loan loss allowance for it. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. At December 31, 2008, loans in the amount of $3,300, or 1.0% of total loans, were determined by management to be potential problem loans. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. As of December 31, 2007, potential problem loans totaled $828, or ..3% of total loans.


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

                         Summary of Loan Loss Experience

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                         2008         2007         2006         2005         2004
                                                                         ----          ---         ----         ----         ----
                                                                                          (Dollars in thousands)

Total loans outstanding at end of period ..........................    $301,633     $262,729     $226,761     $200,362     $176,458
Average amount of loans outstanding ...............................     282,857      250,024      215,673      183,576      162,044

Balance of allowance for loan losses - beginning ..................    $  2,943     $  2,423     $  3,050     $  2,293     $  2,345
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial, financial and agricultural .......................       1,944          532          787          123          135
     Real estate -construction ....................................           5           90            -            -            -
     Real estate - mortgage .......................................         381          689        1,375          347          466
     Installment loans to individuals .............................          52           18           17           13          475
                                                                       --------     --------     --------     --------     --------
           Total charge-offs ......................................       2,382        1,329        2,179          483        1,076
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial, financial and agricultural .......................         657          382          342           25            -
     Real estate -construction ....................................           -            -            -            -            -
     Real estate - mortgage .......................................           6          419           54           76            1
     Installment loans to individuals .............................           6            3           46           14           23
                                                                       --------     --------     --------     --------     --------
           Total recoveries .......................................         669          804          442          115           24
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................       1,713          525        1,737          368        1,052
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................       2,880        1,045        1,110        1,125        1,000
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  4,110     $  2,943     $  2,423     $  3,050     $  2,293
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.61%        0.21%        0.81%        0.20%        0.65%
     Net charge-offs to loans at end of period ....................        0.57%        0.20%        0.77%        0.18%        0.60%
     Allowance for loan losses to average loans ...................        1.45%        1.18%        1.12%        1.66%        1.42%
     Allowance for loan losses to loans at end of period ..........        1.36%        1.12%        1.07%        1.52%        1.30%
     Net charge-offs to allowance for loan losses .................       41.68%       17.84%       71.69%       12.07%       45.88%
     Net charge-offs to provision for loan losses .................       59.48%       50.24%      156.49%       32.71%      105.20%

         The following tables show the allocation of the allowance for loan losses to various types of loans and the percentage of loans in each category for each of the last three years. For years prior to 2005, the Company did not allocate the allowance for loan losses to the various loan categories.

                     Allocation of Allowance for Loan Losses

                                                                                                  December 31,
                                                                                                  ------------
                                                                           2008              2007             2006             2005
                                                                           ----              ----             ----             ----
                                                                                           (Dollars in thousands)
Amount allocated to loan category
Commercial, financial and agricultural .........................           $  909           $1,255           $  884           $1,104
Real estate - construction .....................................            1,008              191              228              100
Real estate - mortgage .........................................            1,680              880              790              624
Installment loans to individuals ...............................                5               19               33               26
Unallocated ....................................................              508              598              488            1,196
                                                                           ------           ------           ------           ------
     Total .....................................................           $4,110           $2,943           $2,423           $3,050
                                                                           ======           ======           ======           ======

                                                                                             December 31,
                                                                                             ------------
                                                                        2008             2007             2006             2005
                                                                        ----             ----             ----             ----
Percentage of loans in category
Commercial, financial and agricultural .........................        14.2%            17.0%            15.8%            20.9%
Real estate - construction .....................................        25.0%            32.1%            28.7%            19.9%
Real estate - mortgage .........................................        59.1%            49.0%            53.2%            55.2%
Installment loans to individuals ...............................         1.7%             1.9%             2.3%             4.0%
                                                                       -----            -----            -----            -----
     Total .....................................................       100.0%           100.0%           100.0%           100.0%
                                                                       =====            =====            =====            =====


         Although the allowance has been allocated internally as indicated above, all amounts within the allowance are available for any and all loan losses incurred.


Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2008, 2007 and 2006, are summarized below:

                                Average Deposits

                                                                               Years Ended December 31,
                                                                               ------------------------
                                                          2008                         2007                          2006
                                                          ----                         ----                          ----
                                                   Average     Average        Average       Average        Average         Average
                                                   Balance      Cost          Balance        Cost          Balance          Cost
                                                   -------      ----          -------        ----          -------          ----
                                                                           (Dollars in thousands)

Noninterest-bearing demand                      $   16,570           -        $  15,970          -         $  14,296           -
NOW Accounts                                         7,236       2.32%            3,924      1.58%             2,934       0.27%
Savings                                                581       0.17%              616      0.49%               656       0.46%
Money market accounts                              101,210       2.79%           92,373      4.27%            66,774       4.20%
Time deposits                                      182,663       4.45%          180,340      5.16%           160,594       4.50%
                                                ----------                    ---------                    ---------
Total average deposits                          $  308,260                    $ 293,223                    $ 245,254
                                                ==========                    =========                    =========


         As of December 31, 2008, the Bank had $60,818 in time deposits of $100 or more. Approximately $13,684 mature within three months, $9,021 mature over three through six months, $27,451 mature over six through twelve months and $10,662 mature after one year. This level of large time deposits, as well as the growth in other deposits, is attributed to growth planned by management. The majority of time deposits $100 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. It is a common industry practice not to consider time deposits of $100 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity.

         As of December 31, 2008, time deposits included $40,346 obtained from deposit brokers compared with $16,857 at the end of 2007. The increase in brokered deposits is attributable to the Bank's decision to access funding at market rates that were significantly less than the local market during the second half of 2008. This difference was driven primarily by large institutions in the market offering above market rates. These institutions have since lowered rates or have been acquired.

Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                               Years Ended December 31,
                                               ------------------------
                                         2008              2007             2006
                                         ----              ----             ----

      Return on assets ...............    0.37%           0.86%            1.16%
      Return on equity ...............    5.64%          13.34%           18.16%
      Dividend payout ratio ..........   20.51%           9.64%            8.25%
      Equity to assets ratio .........    6.54%           6.43%            6.41%


Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loan originations and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets that are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). Asset liquidity is also provided from funds from maturing or redeemed securities available-for-sale, maturing loans and other scheduled loan repayments. However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Bank's service area. Core deposits (total deposits less time deposits of $100 and over and brokered deposits) provide a relatively stable funding base, and were equal to 56% and 64% of total assets as of December 31, 2008 and December 31, 2007, respectively.

         Because of the potentially volatile nature of its funding sources, the Bank maintains membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. During 2008, the Bank repaid $5,000 of short-term borrowings and obtained approximately $29,000 of long-term borrowings from the FHLB. As of December 31, 2008, the Bank is eligible to borrow up to an additional $43,078 from the FHLB. Such borrowings are secured by a lien on the Bank's investment in FHLB stock and all qualifying first mortgage residential loans and certain commercial real estate loans. Assets actually or potentially subject to this lien totaled approximately $96,512 as of December 31, 2008. In addition, the Bank has available an unused short-term line of credit to purchase up to $4,400 of federal funds from an unrelated correspondent institution. The line generally limits the period of time that any related borrowings may be outstanding and is cancelable at any time in the sole discretion of the lender.

         The Company's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to the Company. Any of the Bank's cash dividends in excess of the amount of the Bank's current year-to-date earnings of $1,659 are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted. The terms of the Company's preferred stock further limit its ability to pay or increase its dividends or repurchase its common stock. Those terms also establish limits on executive compensation and the Company's ability to engage in certain other transactions.

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

                                                                               December 31,
                                                                               ------------
                                                                  2008             2007             2006
                                                                  ----             ----             ----
                                                                         (Dollars in thousands)
Outstanding at end of period .................................   $   -          $ 5,000           $    -
Weighted average rate, end of period .........................    0.00%            4.40%            0.00%
Maximum amount outstanding at any month end ..................   $   -           $5,000           $8,500
Average amount outstanding during the period .................   $  17           $  169           $6,905
Weighted average rate during the period ......................    1.98%            5.92%            4.36%


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

         Commitments to extend credit are legally enforceable agreements to lend money to customers at predetermined interest rates for a specified period of time. At December 31, 2008, the Bank had issued commitments to extend credit of $66,748 through various types of lending. Commitments at variable rates of interest totaled $32,650 and commitments at fixed rates totaled $34,098. The commitments generally expire within one year. Past experience indicates that many of these commitments will expire unused. However, as described in "Liquidity," the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrower.

         In addition to commitments to extend credit, the Bank also issues standby letters of credit which are assurances to a third party that they will not suffer a loss if the Bank's customer fails to meet its contractual obligation to the third party. If these standby letters of credit are utilized, they become loans on the Bank's books. Standby letters of credit totaled $1,200 at December 31, 2008. Past experience indicates that many of these letters of credit will expire unused. Management believes the Bank's liquidity sources are sufficient to meet any funding requirements under these instruments.

         Neither the Company nor the Bank are involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or significantly affect earnings. Obligations under noncancelable operating lease agreements totaled approximately $287 as of December 31, 2008. These obligations are payable over several years as shown in Note 10 to the Company's consolidated financial statements.

Capital Resources

         Shareholders' equity increased by $1,889 during 2008. The increase in shareholders' equity is the result of $1,348 in earnings generated by the Company, an increase in accumulated other comprehensive income of $79, $624 in proceeds from the exercise of stock options and $116 in capital generated by the recognition of the expense of granting of stock options, offset by dividends declared of $278.

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

         It is management's intention to maintain the capital levels such that the Bank will continue to be considered well capitalized. However, no assurance can be given that this objective will be achieved. The Company anticipates that it will maintain capital at levels that will allow the Company and the Bank to qualify as being adequately capitalized as defined by the regulation, and as of December 31, 2008, the Company and the Bank exceed the minimum capital levels that are required to be maintained. There are no conditions or events that management believes would cause the Company's or the Bank's category to be other than that resulting from meeting the minimum ratio requirements.

         Company and Bank capital levels at December 31, 2008 are presented in the following table, compared with the "well capitalized" and minimum ratios under the Federal Reserve and FDIC regulatory definitions and guidelines.

                                                                                    Minimum for                    Minimum to be
                                                          Actual                  Capital Adequacy               Well Capitalized
                                                          ------                  ----------------               ----------------
                                                  Amount          Ratio         Amount          Ratio          Amount         Ratio
                                                  ------          -----         ------          -----          ------         -----
December 31, 2008                                                              (Dollars in thousands)
     Tier 1 Capital (to Average Assets)
         Company ..............................   $ 30,999          8.3%       $ 14,942         4.0%              NA            NA
         GrandSouth Bank ......................     30,112          8.1%         14,930         4.0%        $ 18,641          5.0%

     Tier 1 Capital (to Risk Weighted Assets)
         Company ..............................   $ 30,999         10.0%       $ 12,454         4.0%              NA            NA
         GrandSouth Bank ......................     30,112          9.7%         12,440         4.0%        $ 18,660          6.0%

     Total Capital (to Risk Weighted Assets)
         Company ..............................   $ 35,135         11.3%       $ 24,908         8.0%              NA            NA
         GrandSouth Bank ......................     34,002         10.9%         24,880         8.0%        $ 31,099         10.0%

December 31, 2007
     Tier 1 Capital (to Average Assets)
         Company ..............................   $ 28,850          8.4%       $ 13,750         4.0%              NA            NA
         GrandSouth Bank ......................     27,526          8.6%         12,869         4.0%        $ 16,087          5.0%

     Tier 1 Capital (to Risk Weighted Assets)
         Company ..............................   $ 28,850         10.1%       $ 11,414         4.0%              NA            NA
         GrandSouth Bank ......................     27,526          9.6%         11,432         4.0%        $ 17,148          6.0%

     Total Capital (to Risk Weighted Assets)
         Company ..............................   $ 32,489         11.4%       $ 22,828         8.0%              NA            NA
         GrandSouth Bank ......................     30,469         10.7%         22,864         8.0%        $ 28,580         10.0%

         On January 9, 2009, the Company sold 9,450 shares of preferred stock for $9,000 to the U. S. Treasury under the Treasury's Capital Purchase Program. This preferred stock constitutes Tier 1 capital for the purpose of calculating the Company's regulatory capital ratios. The terms of the preferred stock include, among other things, restrictions on the Company's ability to pay and increase the amounts of cash dividends.

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

Impact of Recent Accounting Changes

         In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141(R), "Business Combinations" ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or any gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January, 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end entity is required to record and disclose business combinations following the new accounting guidance beginning January 1, 2009. The Company will assess the effect of SFAS 141(R) if and when a future acquisition occurs.

         In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (formerly known as "minority interests"). As a result, diversity in practice exists. In some cases, minority interests are reported as a liability and in other cases it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent company's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income in the consolidated income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transaction if the parent retains its controlling financial interest. In addition, this statement requires that parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interest of the parent and its noncontrolling interests. SFAS 160 was effective for the Company on January 1, 2009 and had no effect on the Company's financial position, results of operations or cash flows.

         In February 2008, the FASB issued FASB Staff Position No. 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3"). This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The intent of this Staff Position is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. This Staff Position was effective for the Company on January 1, 2009 and had no material impact on the Company's financial position, results of operations or cash flows.

         In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 requires enhanced disclosure about an entity's derivative and hedging activities, thereby improving the transparency of financial reporting. It requires that the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation thereby conveying the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS was effective for the Company on January 1, 2009 and will result in additional disclosure if the Company enters into any material derivative or hedging activities.

         In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles ("GAAP") is the United States (the GAAP hierarchy). SFAS 162 was effective November 15, 2008. The FASB has stated that it does not expect that SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company's financial position, results of operations or cash flows.

         In May 2008, the FASB issued FASB Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). This Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent period. FSP APB 14-1 provides guidance for initial and subsequent measurement as well as derecognition provisions. The Staff Position was effective as of January 1, 2009 and had no material effect on the Company's financial position, results of operations or cash flows.

         In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are

Participating Securities" ("FSP EITF 03-6-1"). This Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company's financial position, results of operations, earnings per share or cash flows.

         FASB Staff Position SFAS 133-1 and FIN 45-4 "Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161" ("FSP SFAS 133-1 and FIN 45-4") was issued in September 2008 effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, the fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

         FSP SFAS 133-1 and FIN 45-4 also amends FASB Interpretation No. 45 ("FIN 45") to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, disclosure must also be made of how the groupings are determined and how the risks are managed.

         The Staff Position encourages that the amendments be provided in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

         FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or interim) beginning after November 15, 2008. The adoption of this Staff Position had no material effect on the Company's financial position, results of operations or cash flows.

         The Securities and Exchange Commission's Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarification about fair value accounting. The Press Release includes guidance on the use of management's internal assumptions and the use of "market" quotes. It also reiterates the factors in SEC Staff Accounting Bulletin Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

         On October 10, 2008, the FASB issued FSP SFAS 157-3 "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3"). This FSP clarifies the application of SFAS No. 157 "Fair Value Measurements" ) (see Note N) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP was effective upon issuance, including prior periods for which financial statements had not yet been issued.

         The Company considered guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than temporary impairment as of December 31, 2008 as discussed in Note 3.

         FSP  SFAS  140-4  and  FIN  46(R)-8  "Disclosures  by  Public  Entities
(Enterprises) about Transfers of Financial Assets and Interest in Variable Interest Entities" was issued in December 2008 to require public companies to disclose additional information about transfers of financial assets and any involvement with variable interest entities. The FSP also requires certain disclosures for public entities that are sponsors and servicers of qualifying special purpose entities. The FSP is effective for the first reporting period ending after December 15, 2008. Application of this FSP had no impact on the financial position of the Company.

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

Under the supervision and with the participation of management, including the Chief Executive Officer and the Chief Financial Officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting as of December 31, 2008 based on the criteria established in a report entitled "Internal Control - Integrated Framework" promulgated by the Committee of Sponsoring Organizations of the Treadway Commission and the interpretive guidance issued by the Securities and Exchange Commission in Release No. 34-55929. Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of December 31, 2008.

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

Report of Independent Registered Public Accounting Firm




The Shareholders and Board of Directors
    of GrandSouth Bancorporation

         We have audited the accompanying consolidated balance sheets of GrandSouth Bancorporation and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GrandSouth Bancorporation and Subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U. S. generally accepted accounting principles.

         We were not engaged to examine management's assertion about the effectiveness of GrandSouth Bancorporation and Subsidiary's internal control over financial reporting as of December 31, 2008 included in the accompanying Management's Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Greenville, South Carolina
March 30, 2009

GRANDSOUTH BANCORPORATION
Consolidated Balance Sheets

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                           2008               2007
                                                                                                           -----              ----
                                                                                                           (Dollars in thousands)
Assets
      Cash and due from banks ................................................................           $  2,329           $  4,287
      Interest bearing transaction accounts with other banks .................................              8,453                298
      Federal funds sold .....................................................................                429              4,420
                                                                                                         --------           --------
          Cash and cash equivalents ..........................................................             11,211              9,005
      Certificates of deposit with other banks ...............................................              2,000                  -
      Securities available-for-sale ..........................................................             47,378             59,567
      Other investments, at cost .............................................................              1,926                765
      Loans, net of allowance for loan losses of $4,110 for 2008 and
          $2,943 for 2007 ....................................................................            297,523            259,786
      Premises and equipment, net ............................................................              4,744              4,896
      Bank owned life insurance ..............................................................              4,944              4,753
      Assets acquired in settlement of loans .................................................                674              1,752
      Interest receivable ....................................................................              2,077              2,313
      Deferred income taxes ..................................................................              1,033                544
      Goodwill ...............................................................................                737                737
      Other assets ...........................................................................                770              1,006
                                                                                                         --------           --------
              Total assets ...................................................................           $375,017           $345,124
                                                                                                         ========           ========

Liabilities
      Deposits
          Noninterest bearing ................................................................           $ 15,331           $ 15,037
          Interest bearing ...................................................................            295,554            290,602
                                                                                                         --------           --------
              Total deposits .................................................................            310,885            305,639
      Short-term borrowings ..................................................................                  -              5,000
      Long-term Federal Home Loan Bank advances ..............................................             29,000                  -
      Junior subordinated debentures .........................................................              8,247              8,247
      Interest payable .......................................................................                639                754
      Other liabilities ......................................................................              1,890              3,017
                                                                                                         --------           --------
              Total liabilities ..............................................................            350,661            322,657
                                                                                                         --------           --------

Commitments and Contingencies - Notes 10 and 13

Shareholders' equity
      Preferred stock - no par value; 20,000,000 shares authorized;
          none issued and outstanding ........................................................                  -                  -
      Common stock - no par value; 20,000,000 shares authorized;
          issued and outstanding - 3,573,695 at December 31, 2008 and
          3,381,488 at December 31, 2007 .....................................................             19,940             19,200
      Retained earnings ......................................................................              4,153              3,083
      Accumulated other comprehensive income .................................................                263                184
                                                                                                         --------           --------
              Total shareholders' equity .....................................................             24,356             22,467
                                                                                                         --------           --------
              Total liabilities and shareholders' equity .....................................           $375,017           $345,124
                                                                                                         ========           ========

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Income

                                                                                                    Years ended December 31,
                                                                                                    ------------------------
                                                                                            2008             2007            2006
                                                                                            -----            -----           ----
                                                                                           (Dollars in thousands, except per share)

Interest income
      Interest and fees on loans .................................................        $ 21,627         $ 23,826         $ 21,338
      Investment securities
        Taxable ..................................................................           2,177            2,052            1,510
        Nontaxable ...............................................................             571              351               66
      Dividends ..................................................................              51               32               46
      Other, principally federal funds sold ......................................             217              583              651
                                                                                          --------         --------         --------
          Total interest income ..................................................          24,643           26,844           23,611
                                                                                          --------         --------         --------

Interest expense
      Deposits ...................................................................          11,127           13,311           10,045
      Short-term borrowings ......................................................               -               10              106
      Federal Home Loan Bank  advances ...........................................             796                -                -
      Junior subordinated debt ...................................................             432              599              690
                                                                                          --------         --------         --------
          Total interest expense .................................................          12,355           13,920           10,841
                                                                                          --------         --------         --------

Net interest income ..............................................................          12,288           12,924           12,770
Provision for loan losses ........................................................           2,880            1,045            1,110
                                                                                          --------         --------         --------
Net interest income after provision for loan losses ..............................           9,408           11,879           11,660
                                                                                          --------         --------         --------

Noninterest income
      Service charges on deposit accounts ........................................             513              419              388
      Gain (loss) on sale of investment securities ...............................              16              (24)               -
      Gain (loss) on sale of assets acquired in settlement of loans ..............             (77)               6              119
      Net gain on sale of premises and equipment .................................              40                -               14
      Increase in value of life insurance assets .................................             191              177              168
      Other ......................................................................              71               84               70
                                                                                          --------         --------         --------
          Total noninterest income ...............................................             754              662              759
                                                                                          --------         --------         --------

Noninterest expenses
      Salaries and employee benefits .............................................           5,094            4,956            4,628
      Premises and equipment .....................................................             671              827              796
      Data processing ............................................................             507              494              408
      Insurance ..................................................................             405              492              411
      Printing, postage and supplies .............................................             192              229              222
      Professional fees ..........................................................             467              573              347
      Miscellaneous loan expense .................................................             154              193              153
      Other operating ............................................................             592              398              433
                                                                                          --------         --------         --------
          Total noninterest expenses .............................................           8,082            8,162            7,398
                                                                                          --------         --------         --------

Income before income taxes .......................................................           2,080            4,379            5,021
Income tax expense ...............................................................             732            1,580            1,761
                                                                                          --------         --------         --------
Net income .......................................................................        $  1,348         $  2,799         $  3,260
                                                                                          ========         ========         ========

Per share*
      Net income, basic ..........................................................        $   0.39         $   0.83         $   0.97
      Net income, assuming dilution ..............................................            0.39             0.77             0.89

--------
* Per share amounts have been retroactively adjusted to reflect a 10% stock dividend declared July 19, 2006.

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income

                                                                     Common Stock
                                                                     ------------                       Accumulated
                                                            Number of                    Retained   Other Comprehensive
                                                             Shares          Amount      Earnings       Income (Loss)       Total
                                                             ------          ------      --------       -------------       -----
                                                                             (Dollars in thousands, except per share)

Balance, December 31, 2005 ...........................      3,065,726      $  14,340      $   2,149       $    (361)      $  16,128
                                                                                                                          ---------
Comprehensive income:
    Net income .......................................              -              -          3,260               -           3,260
                                                                                                                          ---------
    Unrealized holding gains and losses
    on available-for-sale securities
    arising during the period, net of
    income taxes of $141 .............................              -              -              -             223             223
                                                                                                                          ---------
    Total other comprehensive income .................              -              -              -               -             223
                                                                                                                          ---------
    Total comprehensive income .......................              -              -              -               -           3,483
                                                                                                                          ---------
Share-based compensation .............................              -            110              -               -             110
Exercise of stock options ............................          1,954             12              -               -              12
Issuance of 10% stock dividend, including
    cash payment for fractional shares ...............        306,166          4,592         (4,597)              -              (5)
Cash dividends declared, $.08 per share ..............              -              -           (258)              -            (258)
                                                            ---------      ---------      ---------       ---------       ---------
Balance, December 31, 2006 ...........................      3,373,846         19,054            554            (138)         19,470
Comprehensive income:
    Net income .......................................              -              -          2,799               -           2,799
                                                                                                                          ---------
    Unrealized holding gains and losses
    on available-for-sale securities
    arising during the period, net of
    income taxes of $157 .............................              -              -              -             306             306
    Add: Reclassification adjustment for
    securities losses included in net income,
    net of income taxes of $8 ........................              -              -              -              16              16
                                                                                                                          ---------
    Total other comprehensive income .................              -              -              -               -             322
                                                                                                                          ---------
    Total comprehensive income .......................              -              -              -               -           3,121
                                                                                                                          ---------
Share-based compensation .............................              -            121              -               -             121
Exercise of stock options ............................          7,642             25              -               -              25
Cash dividends declared, $.08 per share ..............              -              -           (270)              -            (270)
                                                            ---------      ---------      ---------       ---------       ---------
Balance, December 31, 2007 ...........................      3,381,488         19,200          3,083             184          22,467
Comprehensive income:
    Net income .......................................              -              -          1,348               -           1,348
                                                                                                                          ---------
    Unrealized holding gains and losses
    on available-for-sale securities
    arising during the period, net of
    income taxes of $46 ..............................              -              -              -              89              89
    Less: Reclassification adjustment for
    securities gains included in net income,
    net of income taxes of $6 ........................              -              -              -             (10)            (10)
                                                                                                                          ---------
    Total other comprehensive income .................              -              -              -               -              79
                                                                                                                          ---------
    Total comprehensive income .......................              -              -              -               -           1,427
                                                                                                                          ---------
Share-based compensation .............................              -            116              -               -             116
Exercise of stock options ............................        192,207            624              -               -             624
Cash dividends declared, $.08 per share ..............              -              -           (278)              -            (278)
                                                            ---------      ---------      ---------       ---------       ---------
Balance, December 31, 2008 ...........................      3,573,695      $  19,940      $   4,153       $     263       $  24,356
                                                            =========      =========      =========       =========       =========

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Cash Flows

                                                                                                      Years Ended December 31,
                                                                                                      ------------------------
                                                                                                2008           2007            2006
                                                                                                ----           ----            ----
                                                                                                     (Dollars in thousands)
Operating activities
      Net income ......................................................................      $  1,348       $  2,799       $  3,260
      Adjustments to reconcile net income to net
          cash provided by operating activities
              Provision for loan losses ...............................................         2,880          1,045          1,110
              Writedowns of assets acquired in settlement of loans ....................             -              -             15
              Depreciation ............................................................           327            380            388
              Deferred income tax expense (benefit) ...................................          (449)          (282)           273
              Net securities (accretion) and premium amortization .....................           (21)             2             (6)
              (Gain) loss on sale of available-for-sale securities ....................           (16)            24              -
              Gain on sale or other disposition of premises and equipment .............           (40)             -            (14)
              Loss (gain) on sale of assets acquired in settlement of loans ...........            77             (6)          (119)
              Increase in cash surrender value of bank owned life insurance ...........          (191)          (177)          (168)
              Decrease (increase) in interest receivable ..............................           236           (543)          (325)
              (Decrease) increase in interest payable .................................          (115)            69            170
              Decrease (increase) in prepaid expenses and other assets ................           158            231           (693)
              (Decrease) increase in accrued expenses and other liabilities ...........        (1,131)            32          1,733
              Share-based compensation expense ........................................           116            121            110
                                                                                             --------       --------       --------
                  Net cash provided by operating activities ...........................         3,179          3,695          5,734
                                                                                             --------       --------       --------
Investing activities
      Purchases of available-for-sale securities ......................................        (3,199)       (37,310)       (21,338)
      Maturities and calls of available-for-sale securities ...........................         9,000         14,015          5,000
      Paydowns of available-for-sale mortgage-backed securities .......................         5,530          3,386          3,222
      Proceeds from sale of available-for-sale securities .............................         1,014          2,449              -
      Purchases of other investments ..................................................        (1,161)          (261)             -
      Proceeds of redemptions of other investments ....................................             -              -            294
      Purchases of certificates of deposit with other banks ...........................        (2,000)             -              -
      Investment in capital trust .....................................................             -              -           (247)
      Net increase in loans made to customers .........................................       (42,252)       (38,580)       (28,300)
      Purchases of premises and equipment .............................................          (193)          (156)        (1,151)
      Proceeds from sale of premises and equipment ....................................            58              -             37
      Investments in assets acquired in settlement of loans ...........................            (4)             -              -
      Proceeds from sale of assets acquired in settlement of loans ....................         2,640            490            749
                                                                                             --------       --------       --------
                  Net cash used by investing activities ...............................       (30,567)       (55,967)       (41,734)
                                                                                             --------       --------       --------
Financing activities
      Net increase in deposits ........................................................         5,246         36,716         47,262
      Net (decrease) increase in short-term borrowings ................................        (5,000)         5,000              -
      Proceeds from Federal Home Loan Bank advances ...................................        29,000              -              -
      Repayment of Federal Home Loan Bank advances ....................................             -              -         (8,500)
      Proceeds from issuance of junior subordinated debentures ........................             -              -          8,247
      Proceeds from other borrowings ..................................................             -              -            100
      Repayment of other borrowings ...................................................             -              -         (4,000)
      Cash dividends paid .............................................................          (276)          (268)          (252)
      Payment of cash in lieu of fractional shares ....................................             -              -             (5)
      Exercise of stock options .......................................................           624             25             12
                                                                                             --------       --------       --------
                  Net cash provided by financing activities ...........................        29,594         41,473         42,864
                                                                                             --------       --------       --------
Increase (decrease) in cash and cash equivalents ......................................         2,206        (10,799)         6,864
Cash and cash equivalents, beginning ..................................................         9,005         19,804         12,940
                                                                                             --------       --------       --------
Cash and cash equivalents, ending .....................................................      $ 11,211       $  9,005       $ 19,804
                                                                                             ========       ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

GRANDSOUTH BANCORPORATION
Consolidated Statements of Cash Flows - continued

                                                                                                        Years Ended December 31,
                                                                                                        ------------------------
                                                                                                     2008         2007         2006
                                                                                                     ----         ----         ----
                                                                                                        (Dollars in thousands)
Supplemental  Disclosure  of Cash Flow  Information
Cash paid during the period for:
          Interest ..........................................................................      $12,470      $13,851      $10,671
          Income taxes ......................................................................        1,724        1,502        1,548
      Noncash investing and financing activities:
          Transfer of loans to assets acquired in settlement of loans .......................        1,635        2,087          164
          Dividends declared but unpaid .....................................................           71           69           67
          Other comprehensive income (loss), before income tax ..............................          119          487          364
          Stock dividend ....................................................................            -            -        4,592

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

Loans and interest income on loans - Loans are stated at the principal balance outstanding, increased or reduced by deferred net loan costs or fees. The allowance for loan losses is deducted from total loans in the consolidated balance sheets. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments. Interest income is recognized on an accrual basis over the term of the loan based on the principal amount outstanding.

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

 The Company has analyzed its filing positions in all open tax years in each of the federal and South Carolina income tax jurisdictions where it is required to file income tax returns and believes that those positions will more likely than not be sustained upon audit by the taxing authorities. The Company is no longer subject to examination by these taxing authorities for years before 2005. The Company anticipates that no audit adjustments by such authorities will result in a material adverse impact on the Company's financial condition, results of operations or cash flows. Therefore, no reserves for uncertain income tax adjustments have been recorded pursuant to FIN 48.

Advertising and public relations expense - The Company generally expenses advertising and promotion costs as they are incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailings are expensed in the period in which the direct mailings are sent.

Net income per share - Net income per share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share." The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share. On July 19, 2006, the Company declared a ten percent stock dividend.

Statement of cash flows - For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and cash equivalents." Cash and cash equivalents have an original maturity of three months or less.

Retirement plan - The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note 14. The Company does not sponsor any postretirement or postemployment benefits, except with respect to certain supplemental benefits that were provided to certain executive officers by the Board of Directors in 2001, as more fully described in Note 14.

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

Share-Based Compensation - The Company has a share-based employee compensation plan, which is described more fully in Note 15. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised
2004) ("SFAS 123(R)")" Share-Based Payment." Prior to adoption of SFAS 123(R), the Company accounted for this plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, prior to adoption of SFAS 123(R), no share-based employee compensation cost was reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

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


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain average cash reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or in an account maintained with the Federal Reserve Bank. The average amounts of the cash reserve balances required at December 31, 2008 and 2007 were approximately $384 and $287, respectively.


NOTE 3 - INVESTMENT SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                                    December 31,
                                                                                    ------------
                                                                  2008                                        2007
                                                                  ----                                        ----
                                                            Gross       Gross                           Gross     Gross
                                                          Unrealized  Unrealized Estimated           Unrealized Unrealized Estimated
                                               Amortized   Holding     Holding     Fair    Amortized    Holding   Holding     Fair
                                                  Cost      Gains       Losses     Value     Cost        Gains    Losses     Value
                                                  ----      -----       ------     -----     ----        -----    ------     -----
                                                                           (Dollars in thousands)
Available-for-sale
      Government-sponsored
          enterprises (GSEs) ...............    $11,251    $   227    $     -    $11,478    $19,250    $   296    $     2    $19,544
      State, county and
          municipal ........................     13,645         84        336     13,393     13,406         32        149     13,289
      Mortgage-backed
          securities
          issued by GSEs ...................     22,085        705        283     22,507     26,633        266        165     26,734
                                                -------    -------    -------    -------    -------    -------    -------    -------
             Total .........................    $46,981    $ 1,016    $   619    $47,378    $59,289    $   594    $   316    $59,567
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


                                                        December 31, 2008
                                                        -----------------
                                                        Available-for-sale
                                                        ------------------
                                                      Amortized      Estimated
                                                         Cost        Fair Value
                                                         ----        ----------
                                                        (Dollars in thousands)

Due within one year ............................      $   562         $   563
Due after one through five years ...............       10,576          10,753
Due after five through ten years ...............        6,796           6,936
Due after ten years ............................       29,047          29,126
                                                      -------         -------
                                                      $46,981         $47,378
                                                      =======         =======

The estimated fair values and gross unrealized losses of all of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2008 and 2007 which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

                                                                              December 31, 2008
                                                                              -----------------
                                                       Continuously in Unrealized Loss Position for a Period of
                                                       --------------------------------------------------------
                                                 Less than 12 Months             12 Months or more               Total
                                                 -------------------             -----------------               -----
                                                Estimated      Unrealized       Estimated     Unrealized    Estimated     Unrealized
                                                Fair Value        Loss          Fair Value      Loss        Fair Value       Loss
                                                ----------        ----          ----------      ----        ----------       ----
                                                                                (Dollars in thousands)
Available-for-sale
Government-sponsored
  enterprises (GSEs) .....................        $    -         $    -             $ -         $ -           $    -         $    -
State, county and
  municipal securities ...................         8,757            336               -           -            8,757            336
Mortgage-backed securities
  issued by GSEs .........................           578            283               -           -              578            283
                                                  ------         ------             ---         ---           ------         ------
                     Total ...............        $9,335         $  619             $ -         $ -           $9,335         $  619
                                                  ======         ======             ===         ===           ======         ======

                                                                              December 31, 2007
                                                                              -----------------
                                                       Continuously in Unrealized Loss Position for a Period of
                                                       --------------------------------------------------------
                                                 Less than 12 Months             12 Months or more               Total
                                                 -------------------             -----------------               -----
                                                Estimated      Unrealized       Estimated     Unrealized    Estimated     Unrealized
                                                Fair Value        Loss          Fair Value      Loss        Fair Value       Loss
                                                ----------        ----          ----------      ----        ----------       ----
                                                                                (Dollars in thousands)
Available-for-sale
Government-sponsored
  enterprises (GSEs) .....................        $     -        $     -        $   998        $     2        $   998        $     2
State, county and
  municipal securities ...................          6,955            117          1,634             32          8,589            149
Mortgage-backed securities
  issued by GSEs .........................          3,021             29          8,579            136         11,600            165
                                                  -------        -------        -------        -------        -------        -------
                     Total ...............        $ 9,976        $   146        $11,211        $   170        $21,187        $   316
                                                  =======        =======        =======        =======        =======        =======

At December 31, 2008, 22 securities had been continuously in an unrealized loss position for less than 12 months and no securities had been continuously in an unrealized loss position for 12 months or more. The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses resulted primarily from higher interest rates, there have been no downgrades below "investment grade" of the credit ratings of the issuers, and there have been no delinquencies of scheduled principal or interest payments by any of the issuers. The contractual terms of securities issued by government-sponsored enterprises do not permit the issuer to settle the securities at a price less than the face amount of the securities. Although the Company classifies its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity and believes that the Company has both the ability and the intent to hold those investments until a recovery of fair value, including until maturity. Also, there have been no significant adverse changes to a rating below investment grade of the credit ratings of any of the security issuers that would indicate that the Company will be unable to collect all principal and interest amounts according to contractual terms. Substantially all of the issuers of state, county and municipal securities held were rated at least "investment grade" as of December 31, 2008 and 2007.

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

During 2008, the Company sold available-for-sale securities with amortized cost of $998 for proceeds of $1,014, resulting in gross realized gains of $16. The income tax provision charged to expense related to this gain was $6. During 2007, the Company sold available-for-sale securities with amortized costs totaling $2,473 for proceeds of $2,449, resulting in gross realized losses of $24. The income tax provision credited to expense applicable to the net realized losses was $8. During 2006, the Company did not sell any available-for-sale securities. There were no transfers of available-for-sale securities to other categories in 2008, 2007 or 2006.

At December 31, 2008 and 2007, securities with a carrying value of $22,724 and $2,199, respectively, were pledged as collateral to secure Federal Home Loan Bank advances, public deposits and other purposes.


NOTE 4 - LOANS

Loans consisted of the following:

                                                              December 31,
                                                              ------------
                                                          2008           2007
                                                          ----           ----
                                                        (Dollars in thousands)

Commercial, financial and agricultural .........      $  42,734       $  44,640
Real estate- construction ......................         75,537          84,458
Real estate - mortgage .........................        178,387         128,633
Installment loans to individuals ...............          4,975           4,998
                                                      ---------       ---------
      Loans, gross .............................        301,633         262,729
Allowance for possible loan losses .............         (4,110)         (2,943)
                                                      ---------       ---------
      Loans - net ..............................      $ 297,523       $ 259,786
                                                      =========       =========


At December 31, 2008, approximately $60,726 of loans were pledged as collateral to secure amounts borrowed from the Federal Home Loan Bank of Atlanta.

At December 31, 2008 and 2007, nonaccrual loans totaled $6,497 and $1,127, respectively. The gross interest income that would have been recorded under the original terms of the nonaccrual loans was $405, $164 and $318 in 2008, 2007 and 2006, respectively. The average amounts of impaired loans were $6,920, $1,255 and $2,171 for 2008, 2007 and 2006, respectively. Interest income recognized on impaired loans was $33, $34 and $68 in 2008, 2007 and 2006, respectively. The Bank had loans with payments past due ninety days or more and accruing interest totaling $714 as of December 31, 2008 and no such loans as of December 31, 2007. Variable rate and fixed rate loans totaled $154,628 and $147,006, respectively, at December 31, 2008.

Following is a summary of the Company's impaired loans:

                                                                December 31,
                                                                ------------
                                                              2008         2007
                                                              ----         ----
                                                          (Dollars in thousands)
Impaired loans
     No valuation allowance required .....................    $3,912    $  184
     Valuation allowance required ........................     5,887       990
                                                              ------    ------
         Total impaired loans ............................    $9,799    $1,174
                                                              ======    ======

Allowance for loan losses on impaired loans at year end ..    $1,655    $  391
                                                              ======    ======

There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2008.

Transactions in the allowance for loan losses are summarized below:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                2008                   2007                  2006
                                                                               -----                   -----                 ----
                                                                                               (Dollars in thousands)

Balance at January 1 ..........................................               $ 2,943                $ 2,423                $ 3,050
Provision charged to expense ..................................                 2,880                  1,045                  1,110
Recoveries ....................................................                   669                    804                    442
Charge-offs ...................................................                (2,382)                (1,329)                (2,179)
                                                                              -------                -------                -------
Balance at December 31 ........................................               $ 4,110                $ 2,943                $ 2,423
                                                                              =======                =======                =======

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                               December 31,
                                                               ------------
                                                            2008            2007
                                                            ----            ----
                                                          (Dollars in thousands)

Land and land improvements .......................       $ 1,214        $ 1,214
Building and leasehold improvements ..............         3,774          3,743
Furniture and equipment ..........................         1,788          1,765
Vehicles .........................................           305            298
                                                         -------        -------
     Total .......................................         7,081          7,020
Accumulated depreciation .........................        (2,337)        (2,124)
                                                         -------        -------
     Premises and equipment, net .................       $ 4,744        $ 4,896
                                                         =======        =======

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $327, $380, and $388, respectively. Estimated useful lives and methods of depreciation for the principal items follow:

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

NOTE 6 - DEPOSITS

A summary of deposits follows:

                                                               December 31,
                                                               ------------
                                                             2008         2007
                                                             ----         ----
                                                          (Dollars in thousands)

Noninterest bearing demand ...........................     $ 15,331     $ 15,037
Interest bearing:
    Demand accounts ..................................        9,124        5,312
    Money market accounts ............................       92,106       99,496
    Savings ..........................................          608          607
                                                           --------     --------
                                                            117,169      120,452
Time certificates of deposit, less than $100 .........      132,898      101,671
Time certificates of deposit, $100 and over ..........       60,818       83,516
                                                           --------     --------
                                                            193,716      185,187
       Total deposits ................................     $310,885     $305,639
                                                           ========     ========

Interest expense on time deposits greater than $100 was $3,706, $4,182, and $3,294 in 2008, 2007 and 2006, respectively. Brokered deposits were $40,346 and $16,857 as of December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, $41 and $17, respectively, of overdrawn demand deposit balances were reclassified as loans.

At December 31, 2008, the scheduled maturities of time deposits are as follows:

                              Year                     Amount
                              ----                     ------
                                   (Dollars in thousands)

                               2009                   $ 164,031
                               2010                      19,082
                               2011                       6,733
                               2012                       2,417
                               2013                       1,452
                         Thereafter                           1
                                                              -
                   Total time deposits                $ 193,716
                                                      =========

NOTE 7 - SHORT-TERM BORROWINGS

The following table presents information about short-term FHLB advances for each of the years indicated.

                                                            Years Ended December 31,
                                                            ------------------------
                                                        2008           2007          2006
                                                        ----           ----          ----
                                                       (Dollars in thousands)
Outstanding at end of period .......................   $   -         $5,000        $    -
Weighted average rate, end of period ...............    0.00%          4.40%         0.00%
Maximum amount outstanding at any month end ........   $   -         $5,000        $8,500
Average amount outstanding during the period .......   $  17         $  169        $6,905
Weighted average rate during the period ............    1.98%          5.92%         4.36%

As of December 31, 2008, the banking subsidiary had an unused short-term credit accommodation available from an unrelated bank which allows the banking subsidiary to purchase up to $4,400 of federal funds. This line of credit is available generally on a one to fourteen day basis for general corporate purposes of the Bank and imposes various other conditions. The lender reserves the right to withdraw the line at its option.

NOTE 8 - LONG-TERM DEBT

The Company's long-term debt as of December 31, 2008 consisted of fixed rate notes issued to the Federal Home Loan Bank of Atlanta as follows:

                                                                                               December 31,
                                                                                               ------------
                                                                                          2008                 2007
                                                                                          ----                 ----
                                                                                          (Dollars in thousands)
Interest rate 3.31%, maturing 1/16/09 ...........................................     $  5,000                 $ -
Interest rate 3.342%, maturing 4/18/11 ..........................................        2,000                   -
Interest rate 3.555%, maturing 5/2/11 ...........................................        2,000                   -
Interest rate 4.09%, maturing 6/20/011 ..........................................        3,000                   -
Interest rate 3.64%, maturing 4/17/12 ...........................................        2,000                   -
Interest rate 3.79%, maturing 5/2/12 ............................................        3,000                   -
Interst rate 3.695%, maturing 5/16/12 ...........................................        3,000                   -
Interest rate 3.42% maturing 3/26/13 ............................................        5,000                   -
Interest rate 3.845%, maturing 4/17/13 ..........................................        2,000                   -
Interest rate 3.852%, maturing 5/16/13 ..........................................        2,000                   -
                                                                                      --------                 ---
               Total ............................................................     $ 29,000                 $ -
                                                                                      ========                 ===


At December 31, 2008, the Bank had unused credit availability of up to $43,078 under the FHLB's various credit programs, subject to pledging and other requirements. The amount of eligible collateral instruments available as of December 31, 2008 to secure any additional FHLB borrowings totaled approximately $67,512.


NOTE 9 - CAPITAL TRUST AND JUNIOR SUBORDINATED DEBENTURES

On May 3, 2006, the Company sponsored the creation of a Delaware statutory trust, GrandSouth Capital Trust I, (the "Trust") and is the sole owner of the $247 of common securities issued by the Trust. On May 10, 2006, the Trust issued $8,000 in floating rate capital securities. The proceeds of this issuance, and the amount of the Company's investment in the common securities, were used to acquire $8,247 principal amount of the Company's floating rate junior subordinated debt securities due in 2036 ("Debentures"). These securities, and the accrued interest thereon, now constitute the Trust's sole assets. The interest rate associated with the debt securities, and the distribution rate on the common securities of the Trust, is adjustable quarterly at 3 month LIBOR plus 185 basis points (aggregating 3.275% at December 31, 2008). The Company may defer interest payments on the Debentures for up to 20 consecutive quarters, but not beyond the stated maturity of the Debentures. In the event that such interest payments are deferred by the Company, the Trust may defer distributions on the capital and common securities. In such an event, the Company would be restricted in its ability to pay dividends on its common stock and perform under obligations that are not senior to the Debentures.

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

Junior subordinated debentures consisted of:

                                                                                                                 December 31,
                                                                                                                 ------------
                                                                                                           2008                2007
                                                                                                           ----                ----
                                                                                                           (Dollars in thousands)
Junior Subordinated Debt due to Unconsolidated Trust (1),
  dated May 10, 2006 maturing May 10, 2036,
  with variable interest rate based on 3-month LIBOR .....................................               $8,247               $8,247
                                                                                                         ------               ------
               Total .....................................................................               $8,247               $8,247
                                                                                                         ======               ======

---------------------------------------------
(1) Securities qualify as Tier 1 capital under the regulatory risk-based capital guidelines, subject to certain limitations.

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

The future minimum lease payments due under the current operating leases are as follows:

                                     Year                           Amount
                                     ----                           ------
                                             (Dollars in thousands)

                                     2009                            $  23
                                     2010                               23
                                     2011                               23
                                     2012                               23
                                     2013                               23
                                 Thereafter                            172
                                                                     -----
                                          Total                      $ 287
                                                                     =====

NOTE 11 - INCOME TAXES

The following summary of the provision for income taxes includes tax deferrals, which arise from temporary differences in the recognition of certain items of revenues and expense for tax and financial reporting purposes:

                                                    Years Ended December 31,
                                                    ------------------------
                                                 2008         2007         2006
                                                 ----         ----         ----
                                                       (Dollars in thousands)
Current
    Federal ..............................     $ 1,106      $ 1,717      $ 1,323
    State ................................          75          145          165
                                               -------      -------      -------
           Total current .................       1,181        1,862        1,488

Deferred
    Federal provision (benefit) ..........        (449)        (282)         273
                                               -------      -------      -------
           Total income tax expense ......     $   732      $ 1,580      $ 1,761
                                               =======      =======      =======

The income tax effects of cumulative temporary differences at December 31 are as follows:

                                                               December 31,
                                                               ------------
                                                            2008          2007
                                                            ----          ----
                                                          (Dollars in thousands)
Deferred tax assets
    Allowance for loan losses ......................      $   957       $   628
    Nonaccrual loan interest .......................          138            32
    State net operating loss carryforward ..........          137           113
    Deferred compensation ..........................          127           109
    Other ..........................................          194           147
                                                          -------       -------
           Gross deferred tax assets ...............        1,553         1,029
    Valuation allowance ............................         (137)         (113)
                                                          -------       -------
           Total ...................................        1,416           916
                                                          -------       -------

Deferred tax liabilities
    Unrealized net holding gains on
      available-for-sale securities ................          134            94
    Accelerated depreciation .......................          190           171
    Other ..........................................          139           107
                                                          -------       -------
           Gross deferred tax liabilities ..........          463           372
                                                          -------       -------
Net deferred income tax assets .....................      $   953       $   544
                                                          =======       =======

The valuation allowance is related to the Company's stand-alone state net operating loss carryforwards. The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2008, 2007 and 2006, $40 was charged, $165 was charged and $141 was charged, respectively, to other comprehensive income or loss. In 2008, 2007 and 2006, $449 was credited, $282 was credited and $273 was charged, respectively, to income tax expense.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate of 34% on income before income taxes as follows:

                                                    Years Ended December 31,
                                                    ------------------------
                                                 2008         2007          2006
                                                 ----         ----          ----
                                                     (Dollars in thousands)

Tax expense at statutory rate ...........     $   707      $ 1,489      $ 1,707
State income tax, net of federal
    income tax benefit ..................          49           96          107
Tax-exempt interest income ..............        (194)        (119)         (22)
Bank-owned life insurance increase ......         (65)         (60)         (57)
Other, net ..............................         235          174           26
                                              -------      -------      -------
           Total ........................     $   732      $ 1,580      $ 1,761
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

                                                            Years ended
                                                            December 31,
                                                            ------------
                                                         2008             2007
                                                         ----             ----
                                                         (Dollars in thousands)

Balance, beginning of year ...................         $ 2,427          $ 2,946
New loans ....................................           1,937              611
Less - loan payments .........................            (638)            (904)
Other ........................................               7             (226)
                                                       -------          -------
Balance, end of year .........................         $ 3,733          $ 2,427
                                                       =======          =======

Deposits of directors and their related interests at December 31, 2008 and 2007 approximated $2,352 and $2,140, respectively.

During the third quarter of 2007, the Company's Chief Executive Officer and Chairman of the Board purchased from the Bank a 100% participation in two nonaccrual loans of an unaffiliated borrower totaling $811. Interest of $33 was collected in connection with the sale of the participation interest. The Bank made no commitments nor entered into any other agreements that would make it contingently liable to repurchase the participated interest.

The Company leases land from a relative of a director, shareholder and executive officer of the Company (see Note 10). Lease expenses charged to operations under these arrangements totaled $23, $9 and $9 in 2008, 2007 and 2006, respectively.


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

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and statndby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2008 and 2007, unfunded commitments to extend credit were $66,748 and $76,874, respectively. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate. At December 31, 2008 and 2007, there were outstanding letters of credit totaling $1,200 and $897, respectively.


NOTE 14 - EMPLOYEE BENEFIT PLAN

The Bank sponsors the GrandSouth Bank Profit Sharing Section 401(k) Plan (the "Plan") for the benefit of all eligible employees. The Bank contributes seventy-five percent of the first four percent of the employee's compensation contributed to the Plan. Contributions made to the Plan in 2008, 2007 and 2006 were $125, $118 and $67, respectively.

In 2001, supplemental benefits were approved by the Board of Directors for certain executive officers of the Bank. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, certain funding is provided informally and indirectly by life insurance policies owned by the Bank. The Company recorded net (income) expense related to these benefits of $52, $4 and $61 in 2008, 2007 and 2006, respectively.


NOTE 15 - STOCK OPTION PLAN

During 1998, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The plan provided that the Board could grant options to purchase up to 856,028 shares of common stock (after the shareholders approved an amendment to increase the number of shares in the plan at the 2005 Annual Meeting) at an exercise price per share not less than the fair market value on the date of grant. All options granted to directors, officers and employees vest 20 percent each year for five years and expire 10 years from the grant date. The related compensation expense of the options is recognized over the vesting period. The Company measures the fair value of each option award on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for awards granted in 2008, 2007 and 2006, as indicated in the following table:

                                                        Years Ended December 31,
                                                        ------------------------
                                                       2008      2007       2006
                                                       ----      ----       ----
Assumptions:

Dividend yield ................................        0.74%     0.72%     0.64%
Weighted average risk-free interest rate ......        3.11%     4.55%     5.04%
Weighted average expected volatility ..........       26.61%    60.30%    31.14%
Weighted average expected life in years .......        6.50      6.00      8.00

Weighted average grant date fair value ........       $3.32     $6.35     $5.42

The Company determines the assumptions used in the Black-Scholes option-pricing model as follows: the dividend yield is based on the historical dividend yield of the Company's stock, adjusted to reflect the expected dividend yield over the expected life of the option, the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant; volatility is based on historical volatility adjusted to reflect the ways in which current information indicates that the future is reasonably expected to differ from the past; and the average life is based on historical behaviors of employees related to exercises, forfeitures and cancellations.

The following table summarizes the activity during 2008 related to stock options awarded by the Company:

                                                                                      Year Ended December 31, 2008
                                                                                      ----------------------------
                                                                                                       Weighted Average
                                                                                         Weighted         Remaining
                                                                                      Average Exercise  Contractual Life  Intrinsic
                                                                      Shares          Price Per Share        (Years)       Value
                                                                      ------          ---------------        -------       -----
                                                                             (Dollars in thousands, except per share)
Outstanding at beginning of year ........................             489,396             $    6.04
Granted .................................................               5,500                 10.75
Exercised ...............................................            (192,207)                 3.25
Forfeited or expired ....................................                   -                                                      -
                                                                     --------
Outstanding at end of year ..............................             302,689             $    7.90            5.40         $    116
                                                                     ========                                               ========

Options outstanding .....................................             302,689             $    7.90            5.40         $    116
  and expected to vest

Options exercisable at year-end .........................             211,374             $    6.73            4.66         $    116

The total intrinsic value of options exercised in 2008 and 2007 was $896 and $57, respectively.

As of December 31, 2008, total compensation costs of unvested options that have not yet been recognized were $240. Those compensation costs will be recognized over the remaining weighted average vesting period of 1.3 years.

Intrinsic value is calculated for shares granted, outstanding and exercisable by taking the closing price of the Company's common stock as of December 31, 2008, as reported by the OTCBB, and subtracting the exercise price of the each stock option grant. When the result is a positive number, the difference is multiplied by the number of options outstanding for each such grant and the total of those values is shown in the table.

Intrinsic value for shares exercised represents the closing price of the stock on the date of exercise as reported by the OTCBB less the actual exercise price of the options exercised multiplied by the number of options exercised. These intrinsic values are calculated for each exercise during the year and the resulting total is presented.

All share and per share values have been retroactively restated for all stock dividends since the date the options were granted. The Company issues authorized but unissued shares to satisfy option exercises. The stock option plan expired in 2008. Consequently, unexpired options granted under the Plan remain outstanding subject to their terms, but no more options may be granted under the Plan.


NOTE 16 - SHAREHOLDERS' EQUITY

Preferred Stock - On December 22, 2008, the Company's shareholders approved amendments of its Articles of Incorporation authorizing the issuance of up to 20,000,000 shares of preferred stock in one or more series. On January 9, 2009, the Company entered into and consummated a Letter Agreement ("Agreement") with the United States Department of the Treasury ("Treasury"). Pursuant to the Agreement, the Company issued 9,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series T, having a liquidation amount per share of $1,000 to the Treasury for proceeds of $9,000. Cumulative dividends are payable at a rate of 5% per year for each of the first five years and thereafter at a rate of 9% per year. The Company may not pay cash dividends on its common stock if the preferred dividends are in arrears. Until January 9, 2012, the Agreement generally restricts the Company's ability to redeem these preferred shares, to increase its common stock dividends, or to repurchase its common stock or other equity or capital securities. Furthermore, the terms of the Agreement could limit the amount, nature, and tax deductibility of compensation paid by the Company to its executive management. These shares generally have no voting rights.

Without the payment of any additional consideration, the Treasury also received and immediately exercised a warrant to purchase 450 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series W. The terms of this series of preferred stock are nearly identical to the terms of the Series T Preferred Stock, except that the Series W Preferred Stock pays cumulative dividends at a rate of 9% per year and may not be redeemed while share of the Series T Preferred Stock are outstanding.

Both Series T and Series W Preferred Stock are treated as components of Tier 1 capital for purposes of computing the Company's regulatory capital ratios.

Restrictions on Subsidiary Dividends, Loans or Advances - In addition to the restrictions specified under the heading "Preferred Stock," South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the subsidiary's current year-to-date earnings ($1,659 at December 31, 2008) are subject to the prior approval of the South Carolina Commissioner of Banking. Therefore, $28,820 of the Company's equity in the net assets of the Bank was restricted as of December 31, 2008. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are generally limited to 10% of the Bank's capital stock and surplus on a secured basis. Furthermore, in the event that interest payments on the junior subordinated debentures (see Note 9) are deferred by the Company, the Company would be restricted in its ability to pay dividends on its common stock. The terms of the Company's preferred stock also impose limits on its ability to pay dividends.

Stock Dividends - The Company's Board of Directors declared a 10% stock dividend on July 19, 2006. All per share information has been retroactively adjusted to give effect to the stock dividend.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2008 and 2007, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $263 and $184, respectively.

Earnings per Share - Net income per share, basic and net income per share, assuming dilution, were computed as follows:

                                                                                             Years Ended December 31,
                                                                                             ------------------------
                                                                                 2008                  2007                 2006
                                                                                 -----                 -----                ----
                                                                                 (Dollars in thousands, except per share amounts)
Net income per share, basic
  Numerator - net income ..........................................            $   1,348            $    2,799            $    3,260
                                                                               =========            ==========            ==========
  Denominator
    Weighted average common shares
      issued and outstanding ......................................            3,454,515             3,373,909             3,372,065
                                                                               =========            ==========            ==========

      Net income per share, basic .................................            $     .39            $      .83            $      .97
                                                                               =========            ==========            ==========


Net income per share, assuming dilution
  Numerator
    Net income ....................................................            $   1,348            $    2,799            $    3,260
                                                                               =========            ==========            ==========
  Denominator
    Weighted average common shares
      issued and outstanding ......................................            3,454,515             3,373,909             3,372,065
    Effect of dilutive stock options ..............................                    -               251,042               281,784
                                                                               ---------            ----------            ----------
               Total shares .......................................            3,454,515             3,624,951             3,653,849
                                                                               =========            ==========            ==========

      Net income per share, assuming dilution .....................            $     .39            $      .77            $      .89
                                                                               =========            ==========            ==========

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2008 and 2007, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2008, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. The Company's and Bank's actual capital amounts and ratios are also presented in the table.

                                                                                          Minimum for               Minimum to be
                                                                  Actual                Capital Adequacy          Well Capitalized
                                                                  ------                ----------------          ----------------
                                                            Amount         Ratio       Amount        Ratio       Amount       Ratio
                                                            ------         -----       ------        -----       ------       -----
December 31, 2008                                                                    (Dollars in thousands)
     Tier 1 Capital (to Average Assets)
        Company .......................................     $ 30,999        8.3%     $ 14,942         4.0%           NA          NA
        GrandSouth Bank ...............................       30,112        8.1%       14,930         4.0%     $ 18,641        5.0%

     Tier 1 Capital (to Risk Weighted Assets)
        Company .......................................     $ 30,999       10.0%     $ 12,454         4.0%           NA          NA
        GrandSouth Bank ...............................       30,112        9.7%       12,440         4.0%     $ 18,660        6.0%

     Total Capital (to Risk Weighted Assets)
        Company .......................................    $ 35,135        11.3%     $ 24,908         8.0%           NA          NA
        GrandSouth Bank ...............................       34,002       10.9%       24,880         8.0%     $ 31,099       10.0%

December 31, 2007
     Tier 1 Capital (to Average Assets)
        Company .......................................     $ 28,850        8.4%     $ 13,750         4.0%           NA          NA
        GrandSouth Bank ...............................       27,526        8.6%       12,869         4.0%     $ 16,087        5.0%

     Tier 1 Capital (to Risk Weighted Assets)
        Company .......................................     $ 28,850       10.1%     $ 11,414         4.0%           NA          NA
        GrandSouth Bank ...............................       27,526        9.6%       11,432         4.0%     $ 17,148        6.0%

     Total Capital (to Risk Weighted Assets)
        Company .......................................     $ 32,489       11.4%     $ 22,828         8.0%           NA          NA
        GrandSouth Bank ...............................       30,469       10.7%       22,864         8.0%     $ 28,580       10.0%

NOTE 17 - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 157, "Fair Value Measurements," which became effective for the Company on January 1, 2008 provides a consistent definition of fair value, establishes a framework for measuring fair value and expands the disclosures about fair value. In February 2008, the Financial Accounting Standards Board Staff issued FSP FAS 157-2 which deferred for one year the effective date of the application of SFAS No. 157 to nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, the Company has only partially applied SFAS No. 157. There are currently no major categories of assets or liabilities disclosed at fair value in the financial statements for which the Company has not applied the provisions of SFAS No. 157. It is expected that the initial application of the deferred provisions of SFAS No. 157 will not have a material effect on the Company's financial position, its result of operations or cash flows.

No cumulative effect adjustments were required upon initial application of SFAS No. 157. Available-for-sale securities continue to be measured at fair value with unrealized gains and losses, net of income taxes, recorded in other comprehensive income or (loss).

SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115," was effective for the Company on January 1, 2008. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value with changes in the unrealized gains and losses on those items included in earnings. The Company's decision about whether to elect the fair value option generally may be applied on an instrument-by-instrument basis, is irrevocable (unless a new election date occurs), and is applied to an entire instrument and not to only specific risks, specific cash flows or portions of that instrument. The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate the volatility of reported earnings caused by measuring related assets and liabilities without having to apply complex hedge accounting provisions. The Statement also provided for enhanced presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Generally, the option to value an asset or liability at fair value must be exercised at the date that the Company first recognizes the asset or liability. The Company has not elected to value any assets or liabilities at fair value pursuant to SFAS No. 159.

Under SFAS No. 157, fair value is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Fair value under this Standard may reflect actual transaction prices or may reflect the application of valuation techniques if the transaction was between related parties, the transaction occurred under duress, or other circumstances where the transaction price may not be indicative of the fair value of the particular asset or liability. When valuation techniques are used, the inputs may be either observable or unobservable. SFAS 157 establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation technique. Assets or liabilities may be measured at fair value on either a recurring basis or a non-recurring basis. SFAS No. 157 proscribes different disclosures requirements for those different measurement attributes.

When available, fair value is based upon quoted market prices in active markets for identical assets or liabilities (Level 1 inputs) or for similar assets and liabilities or upon inputs that are observable for the asset or liability, either directly or indirectly (Level 2 inputs). When neither Level 1 nor Level 2 inputs are available, the Company may use unobservable inputs which may be significant to the fair value measurement (Level 3). The lowest level of input that is significant to the fair value measurement determines an item's categorization within the fair value hierarchy.

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis in the Consolidated Balance Sheets, including the general classification of such instruments pursuant to the valuation hierarchy.

                                                     Fair Value Measurement at Reporting Date Using
                                                     ----------------------------------------------
                                                   Quoted Prices
                                                     in Active         Significant
                                                    Markets for           Other           Significant
                                                     Identical         Observable        Unobservable
                                                       Assets            Inputs             Inputs
Description                    December 31, 2008     (Level 1)         (Level 2)          (Level 3)
-----------                    -----------------     ----------        ----------         ---------
                                                        (Dollars in thousands)

Securities available-for-sale                         $      -           $ 47,378           $     -

Pricing for the Company's securities available-for-sale is obtained from an independent third-party that uses a process that may incorporate current prices, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, other reference items and industry and economic events that a market participant would be expected to use as inputs in valuing the securities. Not all of the inputs listed apply to each individual security at each measurement date. The independent third party assigns specific securities into an "asset class" for the purpose of assigning the applicable level of the fair value hierarchy used to value the securities. The methods used after adoption of SFAS No. 157 are consistent with the methods used previously.

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a non-recurring basis in the Consolidated Balance Sheets including the general classification of such instruments pursuant to the valuation hierarchy.

                                                     Fair Value Measurement at Reporting Date Using
                                                     ----------------------------------------------
                                                   Quoted Prices
                                                     in Active         Significant
                                                    Markets for           Other           Significant
                                                     Identical         Observable        Unobservable
                                                       Assets            Inputs             Inputs
Description                    December 31, 2008     (Level 1)         (Level 2)          (Level 3)
-----------                    -----------------     ----------        ----------         ---------
                                                        (Dollars in thousands)
Collateral-dependent impaired loans                   $      -           $ 9,799           $      -

Fair values of collateral dependent impaired loans are estimated based on recent appraisals of the underlying properties or other information derived from market sources.

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

The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

For cash and due from banks and federal funds sold, the carrying amount approximates fair value because these instruments generally mature in 90 days or less. The carrying amounts of interest receivable and interest payable approximate their fair values.

The fair value of certificates of deposit with other banks are estimated using discounted cash flow analyses, using interest rates currently offered for instruments with the same remaining maturity.

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

The fair values of the Company's short-term borrowings, approximate their carrying amounts.

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

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                                 December 31,
                                                                                                 ------------
                                                                                       2008                        2007
                                                                                       ----                        ----
                                                                               Carrying     Estimated      Carrying     Estimated
                                                                                Amount      Fair Value      Amount      Fair Value
                                                                               of Assets     of Assets     of Assets     of Assets
                                                                             (Liabilities) (Liabilities) (Liabilities) (Liabilities)
                                                                             ------------- ------------- ------------- -------------
                                                                                            (Dollars in thousands)
Financial Assets:
  Cash and due from banks ..............................................       $  2,329       $  2,329       $  4,287       $  4,287
  Interest bearing transaction accounts with other banks ...............          8,453          8,453            298            298
  Federal funds sold ...................................................            429            429          4,420          4,420
  Certificates of deposit with other banks .............................          2,000          2,104              -              -
  Securities available-for-sale ........................................         47,378         47,378         59,567         59,567
  Other investments ....................................................          1,926          1,926            765            765
  Loans, net ...........................................................        297,523        297,872        259,786        259,911
  Interest receivable ..................................................          2,077          2,077          2,313          2,313

Financial Liabilities:
  Deposits .............................................................        310,885        313,445        305,639        306,514
  Short-term borrowings ................................................              -              -          5,000          5,000
  Long-term debt .......................................................         37,247         38,661          8,247          8,247
  Interest payable .....................................................            639            639            754            754

                                                                       Notional        Estimated           Notional        Estimated
                                                                        Amount         Fair Value           Amount        Fair Value
                                                                        ------         ----------           ------        ----------
Off-balance-sheet commitments
  Loan commitments .....................................              $66,748              $ -              $76,874              $ -
  Standby letters of credit ............................                1,200                -                  897                -

NOTE 18 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Impact of Recent Accounting Changes

In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141(R), "Business Combinations" ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or any gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January, 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end entity is required to record and disclose business combinations following the new accounting guidance beginning January 1, 2009. The Company will assess the effect of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (formerly known as "minority interests"). As a result, diversity in practice exists. In some cases, minority interests are reported as a liability and in other cases it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent company's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income in the consolidated income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transaction if the parent retains its controlling financial interest. In addition, this statement requires that parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interest of the parent and its noncontrolling interests. SFAS 160 was effective for the Company on January 1, 2009 and had no effect on the Company's financial position, results of operations or cash flows.

In February 2008, the FASB issued FASB Staff Position No. 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3"). This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The intent of this Staff Position is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. This Staff Position was effective for the Company on January 1, 2009 and had no material impact on the Company's financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 requires enhanced disclosure about an entity's derivative and hedging activities, thereby improving the transparency of financial reporting. It requires that the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation thereby conveying the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS was effective for the Company on January 1, 2009 and will result in additional disclosure if the Company enters into any material derivative or hedging activities.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles ("GAAP") is the United States (the GAAP hierarchy). SFAS 162 was effective November 15, 2008. The FASB has stated that it does not expect that SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company's financial position, results of operations or cash flows.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). This Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent period. FSP APB 14-1 provides guidance for initial and subsequent measurement as well as derecognition provisions. The Staff Position was effective as of January 1, 2009 and had no material effect on the Company's financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" ("FSP EITF 03-6-1"). This Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company's financial position, results of operations, earnings per share or cash flows.

FASB Staff Position SFAS 133-1 and FIN 45-4 "Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161" ("FSP SFAS 133-1 and FIN 45-4") was issued in September 2008 effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, the fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

FSP SFAS 133-1 and FIN 45-4 also amends FASB Interpretation No. 45 ("FIN 45") to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, disclosure must also be made of how the groupings are determined and how the risks are managed.

The Staff Position encourages that the amendments be provided in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or interim) beginning after November 15, 2008. The adoption of this Staff Position had no material effect on the Company's financial position, results of operations or cash flows.

The Securities and Exchange Commission's Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarification about fair value accounting. The Press Release includes guidance on the use of management's internal assumptions and the use of "market" quotes. It also reiterates the factors in SEC Staff
Accounting Bulletin Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FSP SFAS 157-3 "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3"). This FSP clarifies the application of SFAS No. 157 "Fair Value Measurements" ) (see Note N) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP was effective upon issuance, including prior periods for which financial statements had not yet been issued.

The Company considered guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than temporary impairment as of December 31, 2008 as discussed in Note 3.

FSP SFAS 140-4 and FIN 46(R)-8 "Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interest in Variable Interest Entities" was issued in December 2008 to require public companies to disclose additional information about transfers of financial assets and any involvement with variable interest entities. The FSP also requires certain disclosures for public entities that are sponsors and servicers of qualifying special purpose entities. The FSP is effective for the first reporting period ending after December 15, 2008. Application of this FSP had no impact on the financial position of the Company.

NOTE 19 - GRANDSOUTH BANCORPORATION (PARENT COMPANY ONLY)

                                                                December 31,
                                                                ------------
                                                              2008        2007
                                                              ----        ----
                                                          (Dollars in thousands)
Condensed Balance Sheets
     Assets
        Cash .............................................    $   319    $   343
        Investment in banking subsidiary .................     31,112     28,447
        Due from subsidiary ..............................         41        968
        Investment in capital trust ......................        247        247
        Deferred tax asset ...............................        962        787
                                                              -------    -------
           Total assets ..................................    $32,681    $30,792
                                                              =======    =======
     Liabilities
        Other liabilities ................................    $    78    $    78
        Junior subordinated debt .........................      8,247      8,247
     Shareholders' equity ................................     24,356     22,467
                                                              -------    -------
           Total liabilities and shareholders' equity ....    $32,681    $30,792
                                                              =======    =======

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                           2008              2007            2006
                                                                                           ----              ----            ----
                                                                                                   (Dollars in thousands)
Condensed Statements of Income
       Income
            Dividends received from banking subsidiary ..........................         $   516          $   900          $     -
            Other income ........................................................              13               18               12
                                                                                          -------          -------          -------
                 Total income ...................................................             529              918               12
                                                                                          -------          -------          -------
       Expenses
            Interest expense ....................................................             432              599              495
            Other expenses ......................................................              67               84               76
                                                                                          -------          -------          -------
                 Total expenses .................................................             499              683              571
                                                                                          -------          -------          -------
       Income before income taxes and equity in
            undistributed earnings of banking subsidiary ........................              30              235             (559)
       Income tax benefit .......................................................            (175)            (238)            (188)
       Equity in undistributed earnings of banking subsidiary ...................           1,143            2,326            3,631
                                                                                          -------          -------          -------
       Net income ...............................................................         $ 1,348          $ 2,799          $ 3,260
                                                                                          =======          =======          =======

                                                                                                    Years Ended December 31,
                                                                                                    ------------------------
                                                                                             2008            2007             2006
                                                                                             ----            ----             ----
                                                                                                  (Dollars in thousands)
Condensed Statements of Cash Flows
     Operating activities
        Net income .................................................................        $ 1,348         $ 2,799         $ 3,260
           Adjustments to reconcile net income to net
              cash provided (used) by operating activities
                 Deferred income taxes .............................................           (175)           (238)           (175)
                 Other liabilities .................................................             (2)              -              28
                 Share-based compensation ..........................................              -             121             110
                 Decrease (increase) in due from subsidiary ........................              -            (120)           (111)
                 Equity in undistributed net income of
                 banking subsidiary ................................................         (1,143)         (2,326)         (3,631)
                                                                                            -------         -------         -------
                   Net cash provided provided by (used for)
                      operating activities .........................................             28             236            (519)
                                                                                            -------         -------         -------
     Investing activities
        Investment in banking subsidiary ...........................................           (400)              -          (3,050)
        Investment in capital trust ................................................              -               -            (247)
                                                                                            -------         -------         -------
                   Net cash used for investing activities ..........................           (400)              -          (3,297)
                                                                                            -------         -------         -------
     Financing activities
        Proceeds of issuance of junior subordinated debentures .....................              -               -           8,247
        Proceeds from other borrowings .............................................              -               -             100
        Repayments of other borrowings .............................................              -               -          (4,000)
        Exercise of stock options ..................................................            624              25              12
        Cash dividends paid ........................................................           (276)           (268)           (252)
        Cash paid in lieu of fractional shares .....................................              -               -              (5)
                                                                                            -------         -------         -------
                   Net cash (used for) provided by financing activities ............            348            (243)          4,102
                                                                                            -------         -------         -------
     (Decrease) increase in cash and cash equivalents ..............................            (24)             (7)            286
     Cash and cash equivalents, beginning ..........................................            343             350              64
                                                                                            -------         -------         -------
     Cash and cash equivalents, ending .............................................        $   319         $   343         $   350
                                                                                            =======         =======         =======


Supplemental Schedule of Non-Cash Investing and Financing Activities
Dividends declared but unpaid ......................................................        $    71         $    69         $    67
                                                                                            =======         =======         =======
Stock dividend .....................................................................        $     -         $     -         $ 4,592
                                                                                            =======         =======         =======
Noncash transfers from due from subsidiary to
     investment in subsidiary bank .................................................        $ 1,043         $     -         $     -
                                                                                            =======         =======         =======
Other comprehensive income of subsidiary bank,
     after income taxes ............................................................        $    79         $   332         $   223
                                                                                            =======         =======         =======